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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Abbott Laboratories
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6400 U.S.A.

On the Cover: FreeStyle Libre System

Lana and Ali Nadji-Tehrani, Frankfurt, Germany

    Both Lana and her father, Ali, rely on Abbott's FreeStyle Libre flash glucose-monitoring system to measure, track and analyze their glucose levels.

Abbott Laboratories      1

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

YOUR VOTE IS IMPORTANT

Please sign and promptly return your proxy
in the enclosed envelope, or vote your
shares by telephone or using the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 28, 2017

The Annual Meeting of the Shareholders of Abbott Laboratories will be held at Abbott's headquarters, 100 Abbott Park Road, at the intersection of Route 137 and Waukegan Road, Lake County, Illinois, on Friday, April 28, 2017, at 9:00 a.m. for the following purposes:

  •
  To elect 11 directors to hold office until the next Annual Meeting or until their successors are elected (Item 1 on the proxy card),

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  To ratify the appointment of Ernst & Young LLP as auditors of Abbott for 2017 (Item 2 on the proxy card),

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  To vote on an advisory vote on the approval of executive compensation (Item 3 on proxy card),

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  To vote on an advisory vote on the approval of the frequency of shareholder votes on executive compensation (Item 4 on proxy card),

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  To approve the adoption of the Abbott Laboratories 2017 Incentive Stock Program (Item 5 on the proxy card),

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  To approve the adoption of the Abbott Laboratories 2017 Employee Stock Purchase Plan for Non-U.S. Employees (Item 6 on the proxy card), and

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  To transact such other business as may properly come before the meeting, including consideration of a shareholder proposal, if presented at the meeting (Item 7 on the proxy card).

The Board of Directors recommends that you vote FOR Items 1, 2, 3, 5, and 6.

The Board of Directors recommends with respect to Item 4 that you vote FOR an ANNUAL (1 YEAR) shareholder advisory vote.

The Board of Directors recommends that you vote AGAINST Item 7.

The close of business on March 1, 2017, has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting.

Abbott's 2017 Proxy Statement and 2016 Annual Report to Shareholders are available at www.abbott.com/proxy.

If you are a registered shareholder, you may access your proxy card by either:

  •
  Going to the following website: www.investorvote.com/abt, entering the information requested on your computer screen and then following the simple instructions, or

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  Calling (in the United States, U.S. territories, and Canada) toll-free 1-800-652-VOTE (8683) on a touch-tone telephone, and following the simple instructions provided by the recorded message.

  Admission to the meeting will be by admission card only. If you plan to attend, please complete and return the reservation form on the back cover, and an admission card will be sent to you. Due to space limitations, reservation forms must be received before April 21, 2017. Each admission card, along with photo identification, admits one person. A shareholder may request two admission cards, but a guest must be accompanied by a shareholder.

By order of the Board of Directors.

Hubert L. Allen
 Secretary

March 17, 2017

2      Abbott Laboratories

PROXY SUMMARY

This summary contains highlights about Abbott and the upcoming 2017 Annual Meeting of Shareholders. This summary does not contain all of the information that you should consider in advance of the meeting, and we encourage you to read the entire proxy statement carefully before voting.

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders. The meeting will be held on April 28, 2017, at Abbott's headquarters, 100 Abbott Park Road, at the intersection of Route 137 and Waukegan Road, Lake County, Illinois. This proxy statement and the accompanying proxy card are being mailed to shareholders on or about March 17, 2017.

A YEAR OF STRONG PERFORMANCE AND STRATEGIC SHAPING

In 2016, Abbott achieved its expected financial commitments and operational goals and also continued to shape the company for balance, breadth, and sustainable leadership to ensure Abbott is in the right businesses that provide the best opportunities for future growth.

OPERATIONAL HIGHLIGHTS

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  Named executive officers overachieved their goals related to earnings per share, net income, return on assets, and free cash flow, while achieving their goals related to sales at 99.8% or greater.

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  Raised the dividend by approximately 7%, marking Abbott's 93rd consecutive year of dividends paid and the 45th straight year the dividend has been increased.

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  Returned approximately $2.1 billion to Abbott shareholders through dividends and share repurchases.

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  Re-invested more than $1.1 billion in Abbott through internal capital spending.

CONTINUED TO STRATEGICALLY SHAPE ABBOTT FOR LONG-TERM GROWTH

Over the last several years, Abbott continued to take important strategic steps to shape the company for long-term growth. With the separation of AbbVie in 2013, Abbott created a new, better-balanced Abbott with leading positions in attractive areas of healthcare that are aligned with important global trends. In 2014 and 2015, Abbott made important internal investments across its businesses in new product development and manufacturing and supply chain infrastructure to strengthen our local presence in some of the fastest growing healthcare markets in the world, such as India and China. Abbott also reshaped and significantly strengthened its branded generics pharmaceuticals business with the acquisitions of CFR Pharmaceuticals in Latin America and Veropharm in Russia, while also divesting its developed markets pharmaceuticals business. These actions created a leading branded generics business with significant scale and focus in some of the fastest growing geographies, including India, Latin America, and Russia. 2016 represented another significant year of shaping with the announced acquisition of St. Jude Medical, Inc. On Jan. 4, 2017, Abbott completed the acquisition, establishing Abbott as a leader in the broad medical device arena and providing expanded opportunities for future growth.

Abbott Laboratories      3

A LEADING GLOBAL HEALTHCARE COMPANY

Abbott operates a diverse and balanced portfolio of businesses which are all leaders in large, attractive markets and aligned with favorable, long-term healthcare trends. The strategic actions we've taken over the last several years have created leading positions in the areas of healthcare where we compete.

MEDICAL DEVICES

Leading positions in cardiovascular, neuromodulation, and diabetes care.  In cardiovascular devices, Abbott competes in nearly every area of the $30 billion market and holds No. 1 or 2 positions across several large areas, including coronary stents, cardiac rhythm management, atrial fibrillation, and heart failure.

DIAGNOSTICS

Global leader in in vitro diagnostics, offering a broad portfolio spanning immunoassay, clinical chemistry, hematology, blood screening, molecular and point of care diagnostics for use in hospitals, reference labs, physician offices, critical care emergency departments, and remote settings.

NUTRITION

Broad and balanced portfolio of science-based products addressing the unique nutrition needs for people of all ages. Abbott is the worldwide leader in the Adult market and maintains leadership positions in the Pediatric market across several geographies, including the No. 1 position in the United States.

ESTABLISHED PHARMACEUTICALS

High-quality, branded generic pharmaceuticals business that is focused on emerging geographies, with significant scale and leading positions in India, Russia, and Latin America.

PEER GROUP

Our investors compare us to other global multinational companies, not necessarily in healthcare. These companies share similar characteristics that are aligned with our investment identity of diversified growth and returns to shareholders. In selecting our peer group for performance and compensation benchmarking, we considered:

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  Globally diverse manufacturing-driven organizations with significant international operations

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  Consumer-facing organizations

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  Similar financial and operating measures, including market capitalization, revenue, and number of employees

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  Similar return of cash profiles, including dividends and share repurchases

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  Similar geographic mix of revenues and profits

3M Company	E. I. du Pont	Johnson & Johnson	Procter & Gamble
Baxter International	Eaton	Kimberly-Clark	Thermo Fisher Scientific
Caterpillar	Emerson Electric	McDonald's	United Technologies
Coca-Cola	Honeywell International	Medtronic
Danaher	Illinois Tool Works	Novartis

4      Abbott Laboratories

EXECUTIVE COMPENSATION HIGHLIGHTS

In 2016, we received 94% shareholder support for our annual advisory vote on "Say on Pay" demonstrating strong support for our approach to executive compensation. We continue to evolve our compensation program based upon feedback we receive during our ongoing shareholder outreach, as well as continual review of market practices. The following program changes and pay decisions demonstrate the direct alignment between the interests of our executive officers and shareholders.

RECENT EXECUTIVE COMPENSATION PROGRAM CHANGES

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Increased the ROE target for vesting of performance shares granted in 2016 (after a similar increase for shares granted in 2015)

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Increased director share ownership guidelines

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Revised annual cash incentive plan goals and scoring methodology

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Implemented a one-year minimum vesting period for long-term incentive (LTI) grants

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Introduced new long-term incentive measures to reflect sustained performance over a three-year period

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Increased disclosure related to payouts for both annual and long-term incentives

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Implemented a hedging policy and a pledging policy

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Implemented a strengthened recoupment policy

HIGHLIGHTS OF 2016 PAY DECISIONS
• Paid bonuses, on average, at 92% of target despite overachievement of goals related to EPS, net income, cash flow, and return on assets targets and 99.8% achievement on sales target (see page 38)

•

Granted 2017 LTI awards that were targeted at the 25th percentile, consistent with lower relative total shareholder returns. Executive officers were awarded an average of 22% less LTI in 2017 than in 2016, with the CEO's LTI award also declining 22%

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

The compensation program for our executive officers includes key features that align the interests of our executive officers with our business strategies and goals, as well as the interests of our shareholders. The program does not include features that could misalign these interests.

What We Do	What We Don't Do

Use multiple performance hurdles to determine long-term incentive awards (Relative total shareholder return (TSR), Individual Performance, and ROE target)	No tax gross-ups under our executive officer pay program
Benchmark peers with investment profile, operating characteristics, and employment and business markets similar to Abbott	No guaranteed bonuses
Align annual incentive payouts to drivers of shareholder value (growth, EPS, etc.)	No employment contracts
Provide change in control benefits under double-trigger circumstances only	No change in control agreement for the Chief Executive Officer
Forfeiture for misconduct provision in equity grants and recoup compensation when warranted	No highly leveraged incentive plans that encourage excessive risk taking
Require significant share ownership for officers and directors	No immediate vesting of stock options or restricted stock
Apply pledging policy for Abbott shares	No hedging of Abbott shares
Cap incentive award payments	No discounted stock options

Abbott Laboratories      5

EXECUTIVE OFFICER COMPENSATION DECISIONS BASED ON 2016 PERFORMANCE

Compensation for executive officers is determined by the Compensation Committee based on Company performance relative to our peer group, executive officer performance relative to goals, and compensation levels relative to our peer group. Despite the significant positive impact of the closing of the St. Jude Medical acquisition on our stock price (moving Abbott's relative TSR to the top of our peer group at the time the Compensation Committee awarded bonuses and made LTI awards in 2017) and the critical importance of the transaction on our long-term strategy, the pay decisions outlined below did not reflect the impact of the acquisition, as it closed after the end of 2016. Compensation decisions based on 2016 performance were made in February 2017 as follows:

  •
  Base salary increases averaged 1.3%. The CEO did not receive an increase; his base salary was last adjusted in 2010.

  •
  Annual incentive payouts were tied to 2016 operating performance—results were aligned with our goals and the payouts reflect that. Average bonus payouts were 92% of target despite overachievement of goals related to EPS, net income, cash flow, and return on assets targets and 99.8% achievement of the sales goal. Individual payouts were aligned with performance and ranged from 10% to 122% of target.

  •
  Long-term incentive awards are tied to longer-term returns to shareholders—results were low relative to peers and the awards reflect that. The value of 2017 LTI awards was targeted at the 25th percentile of our peer group, consistent with lower relative total shareholder returns through 2016. Individual awards were aligned with individual performance and ranged from the 5th to the 51st percentile. On average, the value of 2017 LTI grants that were awarded to executive officers was 22% less than the value of the 2016 grants, with the CEO receiving 22% less as well. If we had granted at the 50th percentile instead of the 25th, the grant guidelines would have been approximately $2 million higher for the CEO and $650,000 higher for each of the other NEOs.

The impact of these pay decisions on our CEO's compensation is shown in the table below:

CEO Pay Comparison for Performance Years 2015 and 2016

Pay Component	2016 Pay Based on 2015 Performance	2017 Pay Based on 2016 Performance	Difference

Base Salary	$1,900,000	$1,900,000	No Change (unchanged since 2010)

Annual Incentive	$3,300,000	$3,200,000	–$100,000 (3% decrease)

Long-Term Incentives	$10,499,287 (50th percentile)	$8,199,521 (25th percentile)	–$2,299,766 (22% decrease)

Total	$15,699,287	$13,299,521	–$2,399,766 (15% decrease)

It is important to note that the amounts shown in the Summary Compensation Table (page 44) reflect the annual bonus for 2016 performance, but the LTI awards shown are for 2015 performance. Due to the significantly different LTI amounts granted in 2017 (using the 25th percentile guidelines) vs. 2016 (using the 50th percentile guidelines), we have disclosed the 2017 grant in this proxy to aid shareholders in their understanding of our approach to compensation which definitively aligns our LTI grant guidelines with relative TSR (as outlined on page 35).

6      Abbott Laboratories

GOVERNANCE HIGHLIGHTS

BOARD OF DIRECTORS

The Board of Directors regularly monitors best practices in governance and adopts measures that it determines are in the best interest of Abbott and its shareholders. Highlights of our governance practices include:

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  10 of the 11 directors nominated for election are independent

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  All directors elected annually by majority vote

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  Independent lead director since 2005

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  No former employees serve as directors

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  Executive sessions of independent directors at each regularly scheduled Board meeting

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  95% average attendance of all directors at Board and committee meetings in 2016

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  Annual succession planning for management

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  Annual Board and Board committee self-assessment

The independent directors nominated for election bring diverse and relevant skills, experience, and perspectives.

CEO EXPERIENCE	GLOBAL PERSPECTIVE	FINANCIAL ACUMEN	WOMEN OR MINORITIES	ACADEMIC LEADERS

AVERAGE TENURE	AVERAGE AGE

SHAREHOLDER INTERESTS

We actively engage with our shareholders throughout the year to understand and consider issues that matter most to them. During 2016, we conducted outreach with a cross-section of shareholders representing more than 40% of our outstanding shares. We received positive feedback on the following practices:

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  Annual "Say on Pay" advisory vote to approve executive compensation

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  Proxy Access

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  Public Policy Committee oversees corporate political contributions, legal and regulatory compliance, and healthcare compliance

  •
  No shareholder rights plan or "poison pill"

Abbott Laboratories      7

DIRECTOR NOMINEES

The Board of Directors recommends a vote FOR the election of each of the following nominees for director. All nominees are currently serving as directors, additional information about each director's background and experience can be found beginning on page 13.

Name	Principal Occupation	Age	Director Since	Committee Memberships

Robert J. Alpern, M.D.	Professor and Dean, Yale School of Medicine	66	2008	• Nominations & Governance • Public Policy

Roxanne S. Austin	President and CEO, Austin Investment Advisors	56	2000	• Audit (Chair) • Compensation • Executive

Sally E. Blount, Ph.D.	Professor and Dean, J.L. Kellogg Graduate School of Management	55	2011	• Nominations & Governance • Public Policy

Edward M. Liddy	Retired Chairman and CEO, The Allstate Corporation	71	2010	• Audit • Compensation

Nancy McKinstry	CEO and Chairman, Wolters Kluwer N.V.	58	2011	• Audit • Public Policy

Phebe N. Novakovic	Chairman and CEO, General Dynamics Corporation	59	2010	• Nominations & Governance • Public Policy (Chair) • Executive

William A. Osborn	Retired Chairman and CEO, Northern Trust Company	69	2008	• Compensation • Nominations & Governance (Chair) • Executive

Samuel C. Scott III	Retired Chairman, President, and CEO, Corn Products International, Inc.	72	2007	• Audit • Compensation

Daniel J. Starks*	Retired Chairman, President and CEO, St. Jude Medical, Inc.	62	2017

Glenn F. Tilton	Retired Chairman of the Midwest, JPMorgan Chase & Co.	68	2007	• Audit • Public Policy

Miles D. White	Chairman and CEO, Abbott Laboratories	62	1998	• Executive (Chair)

*
Mr. Starks joined the Board of Directors in February 2017.

8      Abbott Laboratories

SUSTAINABILITY

As an innovative, responsible, and sustainable business, Abbott strives to foster economic, environmental, and social well-being everywhere we operate, in everything we do, and in partnership with others.

Product Excellence—Committed to offering products and services consistent with the highest standards of quality and safety.

Improving Access—Dedicated to creating technologies and products that meet local needs around the world, as well as informing and empowering people to make well-informed choices about healthcare.

Safeguarding the Environment—We've set 2020 goals to significantly reduce our environmental impacts in the areas of carbon dioxide emissions, total water intake and total generated waste.

Our sustainability progress and efforts are recognized by 3rd party organizations.

Dow Jones Sustainability Index Industry Group Leader for the 4th consecutive year	Currently one of only two U.S.-based companies recognized as a global industry group leader on the Dow Jones Sustainability Index

Ranked No. 1 for Social Responsibility in the Medical Products and Equipment sector on the Fortune Most Admired Companies list each of the past four years	Ranked as one of the global 100 Best Corporate Citizens by Corporate Responsibility Magazine for eight consecutive years

To learn more about Abbott's sustainability efforts, please visit www.abbott.com/citizenship.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Item	Matter	Board Recommendation	Page Reference (for more information)

Item 1	Election of 11 Directors	FOR All Nominees	13

Item 2	Ratification of Ernst & Young LLP as Auditors	FOR	61

Item 3	Say on Pay—An Advisory Vote on the Approval of Executive Compensation	FOR	63

Item 4	Say When on Pay—An Advisory Vote on the Approval of the Frequency of Shareholder Votes on Executive Compensation	FOR Annual (1 Year) Shareholder Advisory Vote	65

Item 5	Approval of the Abbott Laboratories 2017 Incentive Stock Program	FOR	66

Item 6	Approval of the Abbott Laboratories 2017 Employee Stock Purchase Plan for Non-U.S. Employees	FOR	74

Item 7	Shareholder Proposal on Independent Board Chairman	AGAINST	80

Abbott Laboratories      9

INFORMATION ABOUT THE ANNUAL MEETING

WHO CAN VOTE

Shareholders of record at the close of business on March 1, 2017 will be entitled to notice of and to vote at the Annual Meeting. As of January 31, 2017, Abbott had 1,727,997,596 outstanding common shares, which are Abbott's only outstanding voting securities. All shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters.

NOTICE AND ACCESS

In accordance with the Securities and Exchange Commission's "Notice and Access" rules, Abbott mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to certain shareholders in mid-March of 2017. The Notice describes the matters to be considered at the Annual Meeting and how the shareholders can access the proxy materials online. It also provides instructions on how those shareholders can vote their shares. If you received the Notice, you will not receive a print version of the proxy materials, unless you request one. If you would like to receive a print version of the proxy materials, free of charge, please follow the instructions on the Notice.

CUMULATIVE VOTING

Cumulative voting allows a shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees, as the shareholder desires. Shareholders may not cumulate their votes against a nominee. If shares are voted cumulatively and there are more nominees than there are director vacancies, nominees who receive the greatest number of votes will be elected. If you wish to cumulate your votes, you must sign and mail in your proxy card or attend the Annual Meeting.

VOTING BY PROXY

All of Abbott's shareholders may vote by mail or at the Annual Meeting. Abbott's By-Laws provide that a shareholder may authorize no more than two persons as proxies to attend and vote at the meeting. Most of Abbott's shareholders may also vote their shares by telephone or the Internet. If you vote by telephone or the Internet, you do not need to return your proxy card. The instructions for voting can be found with your proxy card or on the Notice.

REVOKING A PROXY

You may revoke your proxy by voting in person at the Annual Meeting or, at any time prior to the meeting:

  •
  by delivering a written notice to the Secretary of Abbott,

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  by delivering an authorized proxy with a later date, or

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  by voting by telephone or the Internet after you have given your proxy.

DISCRETIONARY VOTING AUTHORITY

Unless authority is withheld in accordance with the instructions on the proxy, the persons named in the proxy will vote the shares covered by proxies they receive to elect the 11 nominees named in Item 1 on the proxy card. Should a nominee become unavailable to serve, the shares will be voted for a substitute designated by the Board of Directors, or for fewer than 11 nominees if, in the judgment of the proxy holders, such action is necessary or desirable. The persons named in the proxy may also decide to vote shares cumulatively in their sole discretion so that one or more of the nominees may receive fewer votes than the other nominees (or no votes at all), although they have no present intention of doing so. The proxy holders may not cast your vote for any nominee from whom you have withheld authority to vote.

Where a shareholder has specified a choice for or against the ratification of the appointment of Ernst & Young LLP as auditors, the advisory vote on the approval of executive compensation, the advisory vote on the frequency of shareholder votes on executive compensation, the approval of the Abbott Laboratories 2017 Incentive Stock Program, the approval of the Abbott Laboratories Laboratories 2017 Employee Stock Purchase Plan for Non-U.S. Employees,

10      Abbott Laboratories

or the approval of a shareholder proposal, or where the shareholder has abstained on these matters, the shares represented by the proxy will be voted (or not voted) as specified. Where no choice has been specified, the proxy will be voted FOR the ratification of Ernst & Young LLP as auditors, FOR the approval of executive compensation, FOR an annual (1 year) shareholder advisory vote on executive compensation, FOR the approval of the Abbott Laboratories 2017 Incentive Stock Program, FOR the approval of the Abbott Laboratories 2017 Employee Stock Purchase Plan for Non-U.S. Employees, and AGAINST the shareholder proposal.

The Board of Directors is not aware of any other issue which may properly be brought before the meeting. If other matters are properly brought before the meeting, the accompanying proxy will be voted in accordance with the judgment of the proxy holders.

QUORUM AND VOTE REQUIRED TO APPROVE EACH ITEM ON THE PROXY

A majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, constitutes a quorum for consideration of that matter at the meeting. The affirmative vote of a majority of the shares represented at the meeting and entitled to vote on a matter shall be the act of the shareholders with respect to that matter.

EFFECT OF WITHHOLD VOTES, BROKER NON-VOTES, AND ABSTENTIONS

Shares represented by proxies which are present and entitled to vote on a matter but which have elected to withhold authority to vote for one or more directors or to abstain from voting on another matter will have the effect of votes against those directors or that matter. A proxy submitted by an institution, such as a broker or bank that holds shares for the account of a beneficial owner, may indicate that all or a portion of the shares represented by that proxy are not being voted with respect to a particular matter. This could occur, for example, when the broker or bank is not permitted to vote those shares in the absence of instructions from the beneficial owner of the shares. These "non-voted shares" will be considered shares not present and, therefore, not entitled to vote on those matters, although these shares may be considered present and entitled to vote for other purposes. Brokers and banks have discretionary authority to vote shares in absence of instructions on matters the New York Stock Exchange considers "routine", such as the ratification of the appointment of the auditors. They do not have discretionary authority to vote shares in absence of instructions on "non-routine" matters. The election of directors and the advisory vote on the approval of executive compensation are "non-routine" matters. Non-voted shares will not affect the determination of the outcome of the vote on any matter to be decided at the meeting.

INSPECTORS OF ELECTION

The inspectors of election and the tabulators of all proxies, ballots, and voting tabulations that identify shareholders are independent and are not Abbott employees.

COST OF SOLICITING PROXIES

Abbott will bear the cost of making solicitations from its shareholders and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. Proxies may be solicited by mail, telephone, Internet, or in person by directors, officers, or employees of Abbott and its subsidiaries.

Abbott has retained Georgeson LLC to aid in the solicitation of proxies at an estimated cost of $19,500 plus reimbursement for reasonable out-of-pocket expenses.

ABBOTT LABORATORIES STOCK RETIREMENT PLAN

Participants in the Abbott Laboratories Stock Retirement Plan will receive voting instructions for their shares held in the Abbott Laboratories Stock Retirement Trust. The Stock Retirement Trust is administered by both a trustee and an Investment Committee. The trustee of the Trust is The Northern Trust Company. The members of the Investment Committee are Stephen R. Fussell, Karen M. Peterson, and Brian P. Wentworth, employees of Abbott. The voting power with respect to the shares is held by and shared between the Investment Committee and the participants. The Investment Committee must solicit voting instructions from the participants and follow the voting instructions it receives. The Investment Committee may use its own discretion with respect to those shares for which no voting instructions are received.

Abbott Laboratories      11

CONFIDENTIAL VOTING

It is Abbott's policy that all proxies, ballots, and voting tabulations that reveal how a particular shareholder has voted be kept confidential and not be disclosed, except:

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  where disclosure may be required by law or regulation,

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  where disclosure may be necessary in order for Abbott to assert or defend claims,

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  where a shareholder provides comments with a proxy,

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  where a shareholder expressly requests disclosure,

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  to allow the inspectors of election to certify the results of a vote, or

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  in other limited circumstances, such as a contested election or proxy solicitation not approved and recommended by the Board of Directors.

HOUSEHOLDING OF PROXY MATERIALS

Shareholders sharing an address may receive only one copy of the proxy materials or the Notice of Internet Availability of Proxy Materials, unless their broker, bank, or other intermediary has received contrary instructions from any shareholder at that address. This is known as "householding." Shareholders wishing to discontinue householding and receive separate copies of the proxy materials or the Notice of Internet Availability of Proxy Materials should notify their broker, bank, or other intermediary.

12      Abbott Laboratories

NOMINEES FOR ELECTION AS DIRECTORS

ROBERT J. ALPERN, M.D. Director since 2008 Age 66 Ensign Professor of Medicine, Professor of Internal Medicine, and Dean of Yale School of Medicine, New Haven, Connecticut

Dr. Alpern has served as the Ensign Professor of Medicine, Professor of Internal Medicine, and Dean of Yale School of Medicine since June 2004. From July 1998 to June 2004, Dr. Alpern was the Dean of The University of Texas Southwestern Medical Center. Dr. Alpern also serves as a Director of AbbVie Inc. and as a Director on the Board of Yale—New Haven Hospital.

As the Ensign Professor of Medicine, Professor of Internal Medicine, and Dean of Yale School of Medicine, Dean of The University of Texas Southwestern Medical Center, and as a Director on the Board of Yale—New Haven Hospital, Dr. Alpern contributes valuable insights to the Board through his medical and scientific expertise and his knowledge of the health care environment and the scientific nature of Abbott's key research and development initiatives.

ROXANNE S. AUSTIN Director since 2000 Age 56 President and Chief Executive Officer, Austin Investment Advisors, Newport Coast, California (Private Investment and Consulting Firm)

Ms. Austin is President and Chief Executive Officer of Austin Investment Advisors, a private investment and consulting firm, a position she has held since 2004. From July 2009 through July 2010, Ms. Austin also served as the President and Chief Executive Officer of Move Networks, Inc., a provider of Internet television services. Ms. Austin served as President and Chief Operating Officer of DIRECTV, Inc. Ms. Austin also previously served as Executive Vice President and Chief Financial Officer of Hughes Electronics Corporation and as a partner of Deloitte & Touche LLP. Ms. Austin served on the Board of Directors of Telefonaktiebolaget LM Ericsson from 2008 to 2016. Ms. Austin currently serves on the Board of Directors of AbbVie Inc., Target Corporation, and Teledyne Technologies, Inc.

Through her extensive management and operating roles, including her financial roles, Ms. Austin contributes significant oversight and leadership experience, including financial expertise and knowledge of financial statements, corporate finance and accounting matters.

Abbott Laboratories      13

SALLY E. BLOUNT, PH.D.
Director since 2011 Age 55
Dean of the J.L. Kellogg Graduate School of Management and the Michael L. Nemmers Professor of Management and Organizations at Northwestern University, Evanston, Illinois

Ms. Blount has served as Dean of the J.L. Kellogg Graduate School of Management and the Michael L. Nemmers Professor of Management and Organizations at Northwestern University since July 2010. From 2004 to 2010, she served as the Vice Dean and Dean of the undergraduate college of New York University's Leonard N. Stern School of Business. Ms. Blount joined the faculty of New York University's Leonard N. Stern School of Business in 2001 and was the Abraham L. Gitlow Professor of Management and Organizations. Prior to joining NYU in 2001, Ms. Blount held academic posts at the University of Chicago's Graduate School of Business from 1992 to 2001.

As Dean of the J.L. Kellogg Graduate School of Management at Northwestern University and as the Vice Dean and Dean of the undergraduate college of New York University's Leonard N. Stern School of Business, Ms. Blount provides Abbott's Board with expertise on business organization, governance and business management matters.

EDWARD M. LIDDY Director since 2010 Age 71 Retired Chairman & CEO, The Allstate Corporation, Northbrook, Illinois (Insurance Company)

Mr. Liddy served as a partner in the private equity investment firm Clayton, Dubilier & Rice, LLC from January 2010 to December 2015. At the request of the Secretary of the U.S. Department of Treasury, Mr. Liddy served as Interim Chairman and Chief Executive Officer of American International Group, Inc., a global insurance and financial services holding company, from September 2008 until August 2009. From January 1999 to April 2008, Mr. Liddy served as Chairman of the Board of the Allstate Corporation. He served as Chief Executive Officer of Allstate from January 1999 to December 2006, President from January 1995 to May 2005, and Chief Operating Officer from August 1994 to January 1999. Mr. Liddy currently serves on the Board of Directors of AbbVie Inc., 3M Company, and The Boeing Company.

Through his executive leadership at Allstate and American International Group, and his board service at several Fortune 100 companies across a broad range of industries, Mr. Liddy provides valuable insights on corporate strategy, risk management, corporate governance and many other issues facing large, global enterprises. Additionally, as a former chief financial officer, audit committee chair at Goldman Sachs and 3M Company, and partner at Clayton, Dubilier & Rice, LLC, Mr. Liddy provides significant knowledge and understanding of corporate finance, capital markets, financial reports and accounting matters.

14      Abbott Laboratories

NANCY MCKINSTRY
Director since 2011 Age 58
Chief Executive Officer and Chairman of the Executive Board of Wolters
Kluwer N.V., Alphen aan den Rijn, the Netherlands (Global Information,
Software, and Services Provider)

Ms. McKinstry has been the Chief Executive Officer and Chairman of the Executive Board of Wolters Kluwer N.V. since September 2003 and a member of its Executive Board since June 2001. Ms. McKinstry also serves on the Board of Accenture, the Board of Overseers of Columbia Business School, and the Board of Directors of Russell Reynolds Associates. Ms. McKinstry is also a member of the European Round Table of Industrialists. Ms. McKinstry served on the Board of Directors of Telefonieaktiebolaget LM Ericsson (LM Ericsson Telephone Company) from 2004 to 2012.

As the Chief Executive Officer and Chairman of the Executive Board of Wolters Kluwer N.V., Ms. McKinstry contributes global perspectives and management experience, including an understanding of key issues facing a multinational business such as Abbott's.

PHEBE N. NOVAKOVIC
Director since 2010 Age 59
Chairman and Chief Executive Officer, General Dynamics Corporation, Falls
Church, Virginia (Worldwide Defense, Aerospace, and Other Technology
Products Manufacturer)

Ms. Novakovic has been Chairman and Chief Executive Officer of General Dynamics Corporation since January 1, 2013. Previously, she served as President and Chief Operating Officer from May 2012 to December 2012 and as Executive Vice President, Marine Systems of General Dynamics from May 2010 to May 2012. From May 2005 to April 2010, Ms. Novakovic served as its Senior Vice President—Planning and Development. She was elected Vice President of General Dynamics in October 2002 after joining the company in May 2001. Previously, Ms. Novakovic was Special Assistant to the Secretary and Deputy Secretary of Defense, and had been a Deputy Associate Director of the Office of Management and Budget.

As a member of the Board of Directors and Chief Executive Officer of General Dynamics Corporation, Ms. Novakovic has strong management experience with a major public company, including significant marketing, operational and manufacturing experience, and contributes valuable insights into finance and capital markets. Her tenure with the Office of Management and Budget and as Special Assistant to the Secretary and Deputy Secretary of Defense enables her to provide government perspective and experience in a highly regulated industry.

Abbott Laboratories      15

WILLIAM A. OSBORN
Director since 2008 Age 69
Retired Chairman and Chief Executive Officer of Northern Trust Corporation
(A Multibank Holding Company) and The Northern Trust Company, Chicago,
Illinois (Banking Services Company)

Mr. Osborn was Chairman of Northern Trust Corporation from 1995 through 2009 and served as its Chief Executive Officer from 1995 through 2007. Mr. Osborn currently serves as a Director of Caterpillar Inc. and General Dynamics Corporation. He is Chairman of the Board of Trustees of Northwestern University. Mr. Osborn served on the Board of Directors of Nicor, Inc. from 1999 to 2006 and on the Board of Directors of Tribune Company from 2001 to 2012.

As the Chairman and Chief Executive Officer of Northern Trust Corporation and The Northern Trust Company, Mr. Osborn acquired broad experience in successfully overseeing complex global businesses operating in highly regulated industries.

SAMUEL C. SCOTT III Director since 2007 Age 72 Retired Chairman, President and Chief Executive Officer of Corn Products International, Inc., Westchester, Illinois (A Corn Refining Company)

Mr. Scott retired as Chairman, President and Chief Executive Officer of Corn Products International in 2009. He served as Chairman, President, and Chief Executive Officer from February 2001 until he retired in May of 2009. He was President and Chief Operating Officer from January 1998 until February 2001. He was President of the Corn Refining Division of CPC International from 1995 through 1997, when CPC International spun off Corn Products International as a separate corporation. Mr. Scott currently serves on the Board of Directors of Bank of New York Mellon Corporation and Motorola Solutions, Inc.

As the Chairman, President and Chief Executive Officer of Corn Products International, Mr. Scott acquired valuable business, leadership and management experience, including critical insights into matters relevant to a major public company and experience in finance and capital markets matters.

16      Abbott Laboratories

DANIEL J. STARKS Director since 2017 Age 62 Retired Chairman, President and Chief Executive Officer of St. Jude Medical, Inc., St. Paul, Minnesota (A Medical Device Manufacturer)

Mr. Starks served as the Chairman, President and Chief Executive Officer of St. Jude Medical, Inc., from 2004 until his retirement in January 2016, after which he served as its Executive Chairman of the Board until January 2017, when Abbott completed the acquisition of St. Jude Medical, Inc. Mr. Starks also served as President and Chief Operating Officer of St. Jude Medical, Inc. from 2001 to 2004 and as its President and CEO, Cardiac Rhythm Management Business from 1997 to 2001.

Having served as St. Jude Medical's Executive Chairman and its Chairman, President and Chief Executive Officer, and having joined St. Jude Medical in 1996, Mr. Starks contributes not only comprehensive and critical knowledge of St. Jude Medical's operations, but also extensive business and management experience operating a global public company in a highly regulated industry.

GLENN F. TILTON Director since 2007 Age 68 Retired Chairman of the Midwest, JPMorgan Chase & Co., Chicago, Illinois (Banking and Financial Services Company)

Mr. Tilton served as Chairman of the Midwest for JPMorgan Chase & Co. and a member of its companywide Executive Committee from June 2011 to June 2014. From October 2010 to December 2012, Mr. Tilton also served as the Non-Executive Chairman of the Board of United Continental Holdings, Inc. From September 2002 to October 2010, he served as Chairman, President and Chief Executive Officer of UAL Corporation, a holding company, and Chairman and Chief Executive Officer of United Air Lines, Inc., an air transportation company and wholly owned subsidiary of UAL Corporation. Mr. Tilton is also a Director of AbbVie Inc. and Phillips 66. Mr. Tilton also served on the Board of Directors of Lincoln National Corporation from 2002 to 2007, of TXU Corporation from 2005 to 2007, of Corning Incorporated from 2010 to 2012, and of United Continental Holdings, Inc. from 2001 to 2013.

Having previously served as Chairman of the Midwest for JPMorgan Chase & Co., Non-Executive Chairman of the Board of United Continental Holdings, Inc., Chairman, President, and Chief Executive Officer of UAL Corporation and United Air Lines, Vice Chairman of Chevron Texaco, and as Interim Chairman of Dynegy, Inc., Mr. Tilton acquired strong management experience overseeing complex multinational businesses operating in highly regulated industries, as well as expertise in finance and capital markets matters.

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MILES D. WHITE Director since 1998 Age 62 Chairman of the Board and Chief Executive Officer, Abbott Laboratories

Mr. White has served as Abbott's Chairman of the Board and Chief Executive Officer since 1999. He served as an Executive Vice President of Abbott from 1998 to 1999. He joined Abbott in 1984. He currently serves as a Director of Caterpillar Inc. and McDonald's Corporation.

Serving as Abbott's Chairman of the Board and Chief Executive Officer since 1999 and having joined Abbott in 1984, Mr. White contributes not only his valuable business, management and leadership experience, but also his extensive knowledge of the Company and its global operations, as well as key insights into strategic, management and operation matters, ensuring the appropriate level of oversight and responsibility is applied to all Board decisions.

18      Abbott Laboratories

THE BOARD OF DIRECTORS AND ITS COMMITTEES

THE BOARD OF DIRECTORS

The Board of Directors held 11 meetings in 2016. The average attendance of all directors at Board and committee meetings in 2016 was ninety-five percent and each director attended at least seventy-five percent of the total number of Board meetings and meetings of the committees on which he or she served. Abbott encourages its Board members to attend the annual shareholders meeting. Last year, all of Abbott's directors attended the annual shareholders meeting.

The Board has determined that each of the following directors is independent in accordance with the New York Stock Exchange listing standards: R. J. Alpern, R. S. Austin, S. E. Blount, W. J. Farrell, E. M. Liddy, N. McKinstry, P. N. Novakovic, W. A. Osborn, S. C. Scott III, D. J. Starks, and G. F. Tilton. To determine independence, the Board applied the categorical standards attached as Exhibit A to this proxy statement. The Board also considered whether a director has any other material relationships with Abbott or its subsidiaries and concluded that none of these directors had a relationship that impaired the director's independence. This included consideration of the fact that some of the directors are officers or serve on boards of companies or entities to which Abbott sold products or made contributions or from which Abbott purchased products and services during the year. In making its determination, the Board relied on both information provided by the directors and information developed internally by Abbott.

The Board has risk oversight responsibility for Abbott and administers this responsibility both directly and with assistance from its committees.

LEADERSHIP STRUCTURE

The Board has determined that the current leadership structure, in which the offices of Chairman and Chief Executive Officer are held by one individual and an independent director acts as lead director, ensures the appropriate level of oversight, independence, and responsibility is applied to all Board decisions, including risk oversight, and is in the best interests of Abbott and its shareholders.

Chairman/Chief Executive Officer

  •
  Coherent leadership and direction for the Board and executive management

  •
  Clear accountability and a single focus for the chain of command to execute our strategic initiatives and business plans

  •
  CEO's extensive industry expertise, leadership experience, and familiarity with our business

  •
  By leading management and chairing the Board, we benefit from our CEO's strategic and operational insights, enabling a focused vision encompassing the full range, from long-term strategic direction to day-to-day execution

Lead Independent Director

  •
  Currently, the Chairman of the Nominations and Governance Committee acts as the lead director

  •
  Chosen by and from the independent members of the Board of Directors, and serves as the liaison between the Chairman of the Board and the independent directors

  •
  Facilitates communication with the Board and presides over regularly conducted executive sessions of the independent directors or sessions where the Chairman of the Board is not present

  •
  Reviews and approves matters, such as agenda items, schedule sufficiency, and, where appropriate, information provided to other Board members

  •
  Has the authority to call meetings of the independent directors and, if requested by major shareholders, ensures that he or she is available for consultation and direct communication

  •
  The lead director, and each of the other directors, communicates regularly with the Chairman and Chief Executive Officer regarding appropriate agenda topics and other Board related matters

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DIRECTOR SELECTION

The Nominations and Governance Committee assists the Board of Directors in identifying individuals qualified to become Board members and recommends to the Board the nominees for election as directors at the next annual meeting of shareholders. The process used by the Nominations and Governance Committee to identify a nominee to serve as a member of the Board of Directors depends on the qualities being sought. From time to time, Abbott engages an executive search firm to assist the Committee in identifying individuals qualified to be Board members.

Abbott's outline of directorship qualifications, which as part of Abbott's corporate governance guidelines, is available in the corporate governance section of Abbott's investor relations website (www.abbottinvestor.com). These qualifications describe specific characteristics that the Nominations and Governance Committee and the Board take into consideration when selecting nominees for the Board, such as: strong management experience and senior level experience in medicine, hospital administration, medical and scientific research and development, finance, international business, government, and academic administration. An individual nominee is not required to satisfy all the characteristics listed in the outline of directorship qualifications and there is no requirement that all such characteristics be represented on the Board.

In addition, Board members should have backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve Abbott's governance and strategic needs. Board candidates will be considered on the basis of a range of criteria, including broad-based business knowledge and relationships, prominence, and excellent reputations in their primary fields of endeavor, as well as a global business perspective and commitment to good corporate citizenship. Directors should have demonstrated experience and ability that is relevant to the Board of Directors' oversight role with respect to Abbott's business and affairs. Each director's biography includes the particular experience and qualifications that led the Board to conclude that the director should serve on the Board. The directors' biographies are on pages 13 through 18.

A description of the procedure for the recommendation and nomination of directors, including by proxy access, is on page 86.

BOARD DIVERSITY AND COMPOSITION

In the process of identifying nominees to serve as a member of the Board of Directors, the Nominations and Governance Committee considers the Board's diversity of relevant experience, areas of expertise, ethnicity, gender, and geography and assesses the effectiveness of the process in achieving that diversity. Fifty percent of the independent directors nominated for election are women or minorities.

The process used to identify and select nominees has resulted in an experienced, diverse, and well-rounded Board of Directors that possesses the skills and perspectives necessary for its oversight role. All of Abbott's directors exhibit:

• Global business perspective • Knowledge of corporate governance requirements and practices	• Successful track record • High integrity	• Innovative thinking • Commitment to good corporate citizenship

20      Abbott Laboratories

The following table details some of the attributes, skills, and experience represented on Abbott's Board of Directors.

Abbott Business Characteristic	Board Attributes, Skills, and Experience

A Broad and Diverse Company with Different Healthcare Businesses	• Senior Leadership Experience with Diverse Business Models • Financial Literacy

A Multinational Company	• Experience as a Director or Senior Officer of a Multinational Corporation • Global Perspective

A Consumer-facing Company	• Academic and Senior Management Leadership Consumer Product Experience • Senior Leadership Experience with Diverse Business Models

Financial Expertise and Risk Management	• Financial Literacy • Public Company Financial Experience

Regulated Industry	• Senior Leadership Experience in Regulated Industries • Senior Level Government Experience

Corporate Governance	• Senior Leadership Experience • Financial Literacy • Experience with Diverse Business Models

Other Abbott Independent Director Metrics

The independent directors nominated for election bring diverse and relevant skills, experience, and perspectives.

CEO EXPERIENCE	GLOBAL PERSPECTIVE	FINANCIAL ACUMEN	WOMEN OR MINORITIES	ACADEMIC LEADERS

AVERAGE TENURE	AVERAGE AGE

Abbott Laboratories      21

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has five committees established in Abbott's By-Laws: Audit Committee, Compensation Committee, Nominations and Governance Committee, Public Policy Committee, and Executive Committee. Each of the members of the Audit Committee, Compensation Committee, Nominations and Governance Committee, and Public Policy Committee is independent.

Current Members	Audit*	Compensation	Nominations and Governance	Public Policy	Executive

R. J. Alpern
R. S. Austin
S. E. Blount
W. J. Farrell
E. M. Liddy
N. McKinstry
P. N. Novakovic
W. A. Osborn
S. C. Scott III
D. J. Starks**
G. F. Tilton
M. D. White
Total Meetings Held in 2016	7	3	4	4	0

*
Each of the committee members is financially literate, as is required of audit committee members by the New York Stock Exchange. The Board of Directors has determined that Roxanne S. Austin, the Audit Committee's Chair, is an "audit committee financial expert."

**
Mr. Starks joined the Board of Directors in February 2017.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility with respect to Abbott's accounting and financial reporting practices and the audit process; the quality and integrity of Abbott's financial statements; the independent auditors' qualifications, independence, and performance; the performance of Abbott's internal audit function and internal auditors; and certain areas of legal and regulatory compliance. The Committee is governed by a written charter. A copy of the report of the Audit Committee is on page 62.

Compensation Committee

The Compensation Committee assists the Board of Directors in carrying out the Board's responsibilities relating to the compensation of Abbott's executive officers and directors. The Committee is governed by a written charter. The Compensation Committee annually reviews the compensation paid to the members of the Board and gives its recommendations to the full Board regarding both the amount of director compensation that should be paid and the allocation of that compensation between equity-based awards and cash. In recommending director compensation, the Compensation Committee takes comparable director fees into account and reviews any arrangement that could be viewed as indirect director compensation.

This Committee also reviews, approves, and administers the incentive compensation plans in which any executive officer of Abbott participates and all of Abbott's equity-based plans. It may delegate the responsibility to administer and make grants under these plans to management, except to the extent that such delegation would be inconsistent

22      Abbott Laboratories

with applicable law or regulation or with the listing rules of the New York Stock Exchange. The processes and procedures used for the consideration and determination of executive compensation are described in the section of the proxy captioned, "Compensation Discussion and Analysis."

The Compensation Committee has the sole authority, under its charter, to select, retain, and/or terminate independent compensation advisors. The Committee engaged Meridian as its compensation consultant for 2016. Meridian performs no other work for Abbott. The Committee engages compensation consultants to provide counsel and advice on executive and non-employee director compensation matters. The consultant and its principal report directly to the Chair of the Committee. The principal meets regularly and as needed with the Committee in executive sessions, has direct access to the Chair during and between meetings, and performs no other services for Abbott or its senior executives. The Committee determines what variables it will instruct the consultant to consider, and they include: peer groups against which performance and pay should be examined, financial metrics to be used to assess Abbott's relative performance, competitive long-term incentive practices in the marketplace, and compensation levels relative to market practice. The Committee negotiates and approves any fees paid to the consultant for these services. Based on its evaluation of Meridian's independence in accordance with the New York Stock Exchange listing standards and information provided by Meridian, the Committee determined that the work performed by Meridian does not present any conflicts of interest. A copy of the Compensation Committee report is on page 41.

Nominations and Governance Committee

The Nominations and Governance Committee assists the Board of Directors in identifying individuals qualified to become Board members and recommends to the Board the nominees for election as directors at the next annual meeting of shareholders; recommends to the Board the people to be elected as executive officers of Abbott; develops and recommends to the Board the corporate governance guidelines applicable to Abbott; and serves in an advisory capacity to the Board and the Chairman of the Board on matters of organization, management succession plans, major changes in the organizational structure of Abbott, and the conduct of Board activities. The Committee is governed by a written charter. The process used by this Committee to identify a nominee to serve as a member of the Board of Directors depends on the qualities being sought. From time to time, Abbott engages an executive search firm to assist the Committee in identifying individuals qualified to be Board members. The process used by the Committee to identify nominees is described on page 20 in the section captioned, "Director Selection."

Public Policy Committee

The Public Policy Committee assists the Board of Directors in fulfilling its oversight responsibility with respect to Abbott's public policy, certain areas of legal and regulatory compliance, and governmental affairs and healthcare compliance issues that affect Abbott. The Committee is governed by a written charter.

Executive Committee

The Executive Committee may exercise all the authority of the Board in the management of Abbott, except for matters expressly reserved by law for Board action.

COMMUNICATING WITH THE BOARD OF DIRECTORS

Interested parties may communicate with the Board of Directors by writing a letter to the Chairman of the Board, to the Chairman of the Nominations and Governance Committee, who acts as the lead director at the meetings of the independent directors, or to the independent directors c/o Abbott Laboratories, 100 Abbott Park Road, D-364, AP6D, Abbott Park, Illinois 60064-6400, Attention: Corporate Secretary. The General Counsel and Corporate Secretary regularly forwards to the addressee all letters other than mass mailings, advertisements, and other materials not relevant to Abbott's business. In addition, directors regularly receive a log of all correspondence received by the Company that is addressed to a member of the Board and may request any correspondence on that log.

CORPORATE GOVERNANCE MATERIALS

Abbott's corporate governance guidelines, outline of directorship qualifications, director independence standards, code of business conduct, and the charters of Abbott's Audit Committee, Compensation Committee, Nominations and Governance Committee, and Public Policy Committee are all available in the corporate governance section of Abbott's investor relations website (www.abbottinvestor.com).

Abbott Laboratories      23

2016 DIRECTOR COMPENSATION

Our CEO is not compensated for serving on the Board or Board committees. Abbott's remaining directors, who are all non-employee directors, are compensated for their service under the Abbott Laboratories Non-Employee Directors' Fee Plan and the Abbott Laboratories 2009 Incentive Stock Program.

The following table sets forth a summary of the non-employee directors' 2016 compensation. Mr. Starks joined the Board in 2017 and did not receive any director compensation from Abbott in 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

R. J. Alpern	$126,000	$149,985	$0	$24,870	$25,000	$325,855
R. S. Austin	148,667	149,985	0	0	0	298,652
S. E. Blount	126,000	149,985	0	5,240	25,000	306,225
W. J. Farrell	143,333	149,985	0	47,388	0	340,706
E. M. Liddy	132,000	149,985	0	0	0	281,985
N. McKinstry	132,000	149,985	0	0	25,000	306,985
P. N. Novakovic	140,000	149,985	0	0	0	289,985
W. A. Osborn	150,000	149,985	0	0	0	299,985
S. C. Scott III	132,000	149,985	0	0	25,000	306,985
G. F. Tilton	132,000	149,985	0	0	25,000	306,985

(1)
Under the Abbott Laboratories Non-Employee Directors' Fee Plan, non-employee directors earn $10,500 for each month of service as a director. Audit Committee members, other than the Audit Committee chair, receive $500 for each month of service on the Audit Committee. Prior to May 1, 2016, a chairman of a Board committee (other than the Audit Committee) received $1,000 for each month of service as chairman of a board committee and the chairman of the Audit Committee received $1,500 for each month of service as chairman of that committee. Effective as of May 1, 2016, the monthly fees for Board committee chairmen became: $2,083.33 for the Audit Committee chairman, $1,666.66 for the Compensation Committee chairman, $1,250.00 for the Public Policy Committee chairman, and $1,250.00 for the chairman of any other Board committee. In addition, the lead director earns $2,500 for each month of such service and does not receive a fee for service as Nominations and Governance Committee chairman. Fees earned under the Abbott Laboratories Non-Employee Directors' Fee Plan are paid in cash to the director, paid in the form of vested non-qualified stock options (based on an independent appraisal of their fair value), deferred (as a non-funded obligation of Abbott), or paid currently into an individual grantor trust established by the director. The distribution of deferred fees and amounts held in a director's grantor trust generally commences when the director reaches age 65, or upon retirement from the Board of Directors, if later. The director may elect to have deferred fees and fees deposited in trust credited to either a guaranteed interest account or to a stock equivalent account that earns the same return as if the fees were invested in Abbott stock. If necessary, Abbott contributes funds to a director's trust so that as of year-end the stock equivalent account balance (net of taxes) is not less than seventy-five percent of the market value of the related common stock at year-end.

(2)
The amounts reported in this column represent the aggregate grant date fair value of the awards in accordance with Financial Accounting Standards Board ASC Topic 718. Abbott determines the grant date fair value of stock unit awards by multiplying the number of restricted stock units granted by the average of the high and low market prices of an Abbott common share on the date of grant. In addition to the fees described in footnote 1, each non-employee director elected to the Board of Directors at the annual shareholders meeting receives vested restricted stock units having a value of $150,000 (rounded down) under the Abbott Laboratories 2009 Incentive Stock Program. In 2016, this was 3,799 units. The non-employee directors receive cash payments equal to the dividends paid on the shares covered by the units at the same rate as other shareholders. Upon termination, retirement from the Board, death, or a change in control of Abbott, a non-employee director will receive one share of common stock for each restricted stock unit outstanding under the Incentive Stock Program. The following

24      Abbott Laboratories

  Abbott restricted stock units were outstanding as of December 31, 2016: R. J. Alpern, 21,783; R. S. Austin, 29,446; S. E. Blount, 15,043; W. J. Farrell, 27,557; E. M. Liddy, 17,210; N. McKinstry, 15,043; P. N. Novakovic, 17,210; W. A. Osborn, 23,700; S. C. Scott III, 25,430; and G. F. Tilton, 25,430.

(3)
The following options were outstanding as of December 31, 2016: N. McKinstry, 6,280; and P. N. Novakovic, 58,484.

(4)
The totals in this column include reportable interest credited under Abbott Laboratories Non-Employee Directors' Fee Plan during the year.

(5)
Charitable contributions made by Abbott's non-employee directors are eligible for a matching contribution (up to $25,000 annually). The amounts reported in this column include charitable matching grant contributions, as follows: R. J. Alpern, $25,000; S. E. Blount, $25,000; N. McKinstry, $25,000; S. C. Scott III, $25,000; and G. F. Tilton, $25,000.

Abbott Laboratories      25

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The table below reflects the number of Abbott common shares beneficially owned as of January 31, 2017, (other than Mr. Starks for whom the date is February 16, 2017) by each director, the Chief Executive Officer, the Chief Financial Officer, and the three other most highly paid executive officers (the "named officers"), and by all directors and executive officers of Abbott as a group. It also reflects the number of stock equivalent units held by non-employee directors under the Abbott Laboratories Non-Employee Directors' Fee Plan and restricted stock units held by non-employee directors and executive officers.

Name	Shares Beneficially Owned(1)(2)	Stock Options Exercisable Within 60 Days of January 31, 2017(3)	Stock Equivalent Units

R. J. Alpern	21,783	0	5,908
R. S. Austin	36,290	0	0
B. J. Blaser	145,062	670,017	0
S. E. Blount	20,143	0	0
W. J. Farrell	28,557	0	0
T. C. Freyman	556,845	1,367,802	0
E. M. Liddy	18,345	0	20,113
N. McKinstry	15,043	6,280	0
P. N. Novakovic	17,710	58,484	0
W. A. Osborn	47,700	0	26,963
S. C. Scott III	31,430	0	6,750
D. J. Starks	6,459,761	504,544	0
G. F. Tilton	32,780	0	28,351
M. J. Warmuth	82,287	700,691	0
M. D. White	3,159,604	4,479,130	0
B. B. Yoor	51,735	169,643	0
All directors and executive officers as a group(4)(5)	13,167,231	12,364,469	88,085

(1)
This column includes shares held in the officers' accounts in the Abbott Laboratories Stock Retirement Trust as follows: M. D. White, 30,667; T. C. Freyman 1,144; B. B. Yoor, 2,118; and all executive officers as a group, 52,963. Each officer has shared voting power and sole investment power with respect to the shares held in his or her account.

(2)
This column includes restricted stock units held by the non-employee directors and payable in stock upon their retirement from the Board as follows: R. J. Alpern, 21,783; R. S. Austin, 29,446; S. E. Blount, 15,043; W. J. Farrell, 27,557; E. M. Liddy, 17,210; N. McKinstry, 15,043; P. N. Novakovic, 17,210; W. A. Osborn, 23,700; S. C. Scott III, 25,430; G. F. Tilton, 25,430; and all directors as a group, 217,852. This column also includes 58,399 restricted stock units held by D. J. Starks that are payable in stock on July 4, 2017.

(3)
This column includes restricted stock units held by officers that will be payable in stock within 60 days of January 31, 2017, as follows: M. J. Warmuth, 26,367; and all executive officers as a group, 51,403.

(4)
Certain executive officers of Abbott are fiduciaries of several employee benefit trusts maintained by Abbott. As such, they have shared voting and/or investment power with respect to the common shares held by those trusts. The table does not include the shares held by the trusts. As of January 31, 2017, these trusts owned a total of 33,715,984 approximately (2%) of the outstanding shares of Abbott.

None of the directors, named officers, or executive officers has pledged shares.

(5)
Excluding the shared voting and/or investment power over the shares held by the trusts described in footnote 4, the directors and executive officers as a group together own beneficially less than one percent of the outstanding shares of Abbott.

26      Abbott Laboratories

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis (CD&A) describes Abbott's executive compensation program in 2016. While the Summary Compensation Table on page 44 provides the required disclosures for this proxy statement, we will also discuss the LTI grant made in February 2017, since that grant was based on 2016 performance. The LTI grant disclosed in the Summary Compensation Table was made in February 2016 and was based on 2015 performance.

In particular, this CD&A explains how the Compensation Committee (the Committee) and Board of Directors made its compensation decisions for the Company's executives, including the five named officers: Miles D. White, Chairman of the Board and Chief Executive Officer; Thomas C. Freyman, Executive Vice President, Finance and Administration; Brian B. Yoor, Executive Vice President, Finance and Chief Financial Officer; Brian J. Blaser, Executive Vice President, Diagnostic Products; and Michael J. Warmuth, Executive Vice President, Established Pharmaceuticals. Mr. Freyman has retired.

The CD&A also describes the pay philosophy the Committee has established for the Company's executive officers, the process the Committee utilizes to examine performance in the context of executive pay decisions, the performance goals and results for each named officer, and recent updates to our compensation program.

2016 PERFORMANCE

In 2016, Abbott achieved its financial commitments and operational goals and continued to shape the company for balance, breadth, and sustainable leadership to ensure we are in the right businesses that provide the best opportunities for future growth.

Abbott achieved the financial commitments and operational goals set forth at the beginning of the year:

  •
  Named executive officers overacheived their goals related to EPS, net income, return on assets, and free cash flow, while achieving their goals related to sales at 99.8% or greater.

  •
  Raised the dividend by nearly 7%, marking Abbott's 93rd consecutive year of dividends paid and the 45th straight year the dividend has been increased.

  •
  Returned approximately $2.1 billion to Abbott shareholders through dividends and share repurchases.

  •
  Re-invested more than $1.1 billion in Abbott through internal capital spending.

Abbott also initiated two major strategic decisions in 2016 to shape the company for maximum competitiveness with the divestment of Abbott Medical Optics and the acquisition of St. Jude Medical, which caps an almost 20-year process through which we have deliberately built one of the world's premier cardiac care businesses, as well as broad-based medical device leadership.

Despite the strong operational results and important strategic actions in 2016, Abbott's returns to shareholders on a 1-, 3- and 5-year basis were in the lower quartile relative to our peers. Consistent with Abbott's philosophy to align compensation with performance, these relatively lower total shareholder returns resulted in significantly below market long-term incentive grants for 2017.

Abbott Laboratories      27

PAY DECISIONS BASED ON 2016 PERFORMANCE

In February 2017, our Compensation Committee made pay decisions for our executive officers based on the design of our programs and our performance in 2016. Despite the significant positive impact of the closing of the St. Jude Medical acquisition on our stock price (moving Abbott's relative TSR to the top of our peer group at the time the Compensation Committee awarded bonuses and made LTI awards in 2017) and the critical importance of the transaction on our long-term strategy, the pay decisions outlined below did not reflect the impact of the acquisition, as it closed after the end of 2016. The results of those pay decisions were as follows:

  •
  Base salary increases averaged 1.3%. The CEO did not receive an increase; his base salary was last adjusted in 2010.

  •
  Average bonus payouts were 92% of target despite overachievement of goals related to EPS, net income, cash flow, and return on assets targets and 99.8% achievement of the sales target. Individual payouts were aligned with individual performance and ranged from 10% to 122% of target.

  •
  The value of 2017 LTI awards was targeted at the 25th percentile of our peer group, consistent with lower relative total shareholder returns through 2016. Individual awards were aligned with individual performance and ranged from the 5th to the 51st percentile. On average, the value of 2017 LTI grants that were awarded to executive officers was 22% less than the value of the 2016 grants, with the CEO receiving 22% less as well. If we had granted at the 50th percentile instead of the 25th, the grant guidelines would have been approximately $2 million higher for the CEO and $650,000 higher for each of the other NEOs.

It is important to note that the amounts shown in the Summary Compensation Table (page 44) reflect the annual bonus for 2016 performance, but the LTI awards shown are for 2015 performance. Due to the significantly different LTI amounts granted in 2017 (using the 25th percentile guidelines) vs. 2016 (using the 50th percentile guidelines), we have disclosed the 2017 grant in this proxy to aid shareholders in their understanding of our approach to compensation which definitively aligns our LTI grant guidelines with relative TSR (as outlined on page 35).

28      Abbott Laboratories

COMPENSATION PHILOSOPHY AND COMPONENTS OF PAY

Abbott and its Compensation Committee have designed a compensation program to attract and retain executives whose talent and contributions support and advance the profitable growth of the Company and growth in shareholder value. The program is designed to be:

  •
  Competitive: While we target competitive total compensation, actual payouts vary based upon Company and individual performance. The Compensation Committee sets LTI awards based on relative Company performance. Each year, we look at LTI market percentiles between the 10th and the 90th to determine appropriate award levels. Actual pay reflects actual performance relative to peers.

  •
  Aligned to our shareholders' interests: Almost two-thirds of our pay is equity-based, directly tying a significant portion of executive compensation to shareholder returns.

  •
  Performance-based: Other than base salary, which is the smallest component of our executives' compensation, all remaining components of Total Direct Compensation (i.e., annual cash incentive, performance-based restricted stock awards, and stock options) are aligned with Company and/or division performance.

  •
  Balanced: Short- and long-term objectives focus our executives on actions that create value today while building for sustainable future success. Our compensation program rewards the achievement of short-term goals and milestones that will accelerate our success over the long-range plan.

    –
    Annual incentive payouts are tied to current year operating performance vs. goals

    –
    Long-term incentive awards are tied to longer-term returns to shareholders relative to peers and sustained performance

TOTAL COMPENSATION MIX

Abbott Laboratories      29

CHANGES BASED ON SHAREHOLDER FEEDBACK AND MARKET PRACTICES

Last year, 94% of our shareholders approved the compensation of our named executive officers. During 2016, we conducted outreach with a cross-section of shareholders representing more than 40% of our outstanding shares. In those meetings, we discussed our pay programs broadly, including aspects that were previously subject to shareholder resolutions. Based on shareholder discussions and recommendations, the Committee, during its annual evaluation of the Company's compensation programs and evolving market practices, made several changes to our programs.

RECENT EXECUTIVE COMPENSATION CHANGES

•

Increased the ROE target for vesting of performance shares granted in 2016 (after a similar increase for performance shares granted in 2015)

•

Increased director share ownership guidelines

•

Revised annual cash incentive plan goals and scoring methodology

•

Implemented a one-year minimum vesting period for long-term incentive grants

•

Introduced new long-term incentive measures to reflect sustained performance over a three-year period

•

Increased disclosure related to payouts for both annual and long-term incentives

•

Implemented a hedging policy and a pledging policy

•

Implemented a strengthened recoupment policy

These recent changes continue our practice of evolving our program based upon shareholder feedback as well as a review of market practices. Over the past several years, we have made numerous other changes to our program, including:

  •
  Using three performance assessments to determine the amount of equity awards:

    –
    Relative TSR (compared to peer companies)—Determines, as an aggregate target, where our equity grant guidelines should be positioned relative to the market

    –
    Individual performance—Determines individual officer awards based on equity grant guidelines (grant guideline x individual performance factor)

    –
    The ROE target—Ensures that performance has been sustained before awards vest

  •
  Granting equity awards with double-trigger vesting in the event of a change in control

  •
  Eliminating tax gross-ups in our executive officer pay program

  •
  Engaging a Compensation Committee consultant that performs no other work for Abbott

  •
  Adding a share retention requirement which applies until share ownership guidelines are met

  •
  Revising executive share ownership guidelines:

    –
    Chief Executive Officer—6 times base salary

    –
    Executive Vice President/Senior Vice President—3 times base salary

    –
    All other officers—2 times base salary

30      Abbott Laboratories

HOW EXECUTIVE PAY DECISIONS ARE MADE

The Committee makes compensation decisions in the context of the objectives of our program. The Committee ensures the compensation delivered to our executives is competitive, based on performance, balanced between the short- and long-term, aligned with shareholder interests, and does not encourage excessive risk-taking.

BENCHMARKING USING PEER COMPANIES

To determine the competitiveness of our compensation and benefit programs, the Committee, in consultation with its independent consultant, annually compares the level of compensation, market pay practices, and our relative performance to those of peer companies.

Our shareholders compare us to other global multinational companies, not necessarily in healthcare. These companies share similar characteristics aligned with our investment identity of diversified growth and returns to shareholders.

Our peer group was selected to strike the appropriate balance between size (both revenues and market capitalization), return profiles, geographic breadth, and management and operating structure. The peer group purposely includes companies that are outside the healthcare industry.

In selecting our peer group for performance and compensation benchmarking, we considered:

  •
  Globally diverse manufacturing-driven organizations with significant international operations

  •
  Consumer-facing organizations

  •
  Similar financial and operating measures, including market capitalization, revenue, and number of employees

  •
  Similar return of cash profiles, including dividends and share repurchases

  •
  Similar geographic mix of revenues and profits

In 2016, the Committee reviewed the peer group with its consultant and reaffirmed that these companies continue to represent an appropriate peer group. This group has been overwhelmingly supported by our investors during shareholder outreach.

Abbott Laboratories      31

This peer group is summarized below, showing the primary characteristics for which each company was selected.

Company Name	Sales/Rev.(1) (billions)	Market Cap(1) (billions)	% Rev. Outside U.S.	Similar # Employees	Health Care- Related	Mfg. Driven/ Consumer- Facing	Similar Operating Characteristics

3M Company	$30.1	$107.4	✓	✓	✓	✓	✓
Baxter International Inc.	$10.2	$24.1	✓	✓	✓	✓	✓
Caterpillar, Inc.	$38.5	$54.3	✓	✓		✓	✓
The Coca-Cola Company	$42.5	$178.8	✓	✓		✓	✓
Danaher Corporation	$16.9	$53.8	✓	✓	✓	✓	✓
Eaton Corporation plc	$19.9	$30.3	✓	✓		✓	✓
E.I. du Pont de Nemours	$24.7	$63.8	✓	✓		✓	✓
Emerson Electric Co.	$14.5	$35.9	✓	✓		✓	✓
Honeywell International Inc.	$39.3	$88.3	✓	✓		✓	✓
Illinois Tool Works Inc.	$13.6	$43.0	✓	✓		✓	✓
Johnson & Johnson	$71.9	$313.4		✓	✓	✓	✓
Kimberly-Clark Corporation	$18.2	$40.9	✓	✓	✓	✓	✓
McDonald's Corporation	$24.6	$101.1	✓	✓		✓	✓
Medtronic, Inc.	$29.0	$97.8	✓	✓	✓	✓	✓
Novartis AG	$48.5	$191.4	✓	✓	✓	✓	✓
Proctor & Gamble Co.	$65.2	$225.0	✓	✓	✓	✓	✓
Thermo Fisher Scientific, Inc.	$18.3	$55.7		✓	✓	✓	✓
United Technologies	$57.4	$90.3	✓			✓	✓
Peer Group Median	$26.9	$76.1	Peer group approximates Abbott in market cap and sales
Abbott 12/31/16	$20.7	$56.6	✓	✓	✓	✓	✓
Abbott 1/4/17(2)		$68.5

(1)
Data source: S&P's Capital IQ database reflects most recently disclosed (as of January 31, 2017) trailing 12 month sales/revenue. The market cap reflects values on December 31, 2016.

(2)
Abbott acquired St. Jude Medical on January 4, 2017. During 2016, St. Jude Medical had sales of $6.0 billion.

FIXED PAY—BASE SALARY

Base salary targets are set using the median of the peer group as an initial benchmark. Specific pay rates are based on an executive's performance, experience, contribution, unique skills, and internal equity with others at Abbott. Base salaries range from the 10th to the 90th percentile of the peer group, depending on experience, expertise, unique role requirements, and tenure. The average base salary of our executive officers was approximately at the market median. Once the rate of pay is set at the time of hire or upon promotion, subsequent changes in pay, including salary increases, are based on the executive's performance, the job he or she is performing, internal equity, and the Company's operating budget.

PERFORMANCE-BASED PAY

Abbott's primary performance-based compensation programs for executive officers are the annual cash incentive plan and the long-term incentive plan. These plans are described in more detail on the following pages. It is important to note that the annual and long-term incentive performance measures differ both in terms of the measures and the period over which results are assessed. However, both plans are formula-driven based on specific operating, strategic, and leadership results.

32      Abbott Laboratories

ANNUAL CASH INCENTIVE PLAN (PERFORMANCE INCENTIVE PLAN)

Our annual cash incentive plan is a key part of our officers' total compensation. It rewards executives for achieving specific annual goals at the corporate and divisional levels. It also rewards executives for achieving operational and strategic goals.

During 2016, Abbott's five named officers participated in the 1998 Abbott Laboratories Performance Incentive Plan (PIP), which is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986 for performance-based compensation.

Annual Cash Incentives Are Capped

Each year, the Committee sets the maximum award allocations under the PIP for each named officer as a percentage of consolidated net earnings. For 2016, the maximum award for the Chief Executive Officer was 0.15% of adjusted consolidated net earnings for the fiscal year-end and, for all of the other named officers, 0.075% of adjusted consolidated net earnings. Historically and in 2016, the Committee exercised its discretion to deliver PIP awards that were substantially below the maximum awards that are authorized by these formulas based on achieved performance against annual goals and other factors described below.

Process to Determine Awards

Under the PIP, the Committee sets a target payout (expressed as a percentage of base salary) for each officer based upon market benchmarks and internal equity. The final payout is determined based upon operating performance relative to annual goals. This process is described below. In 2016, annual incentive payouts for Abbott's executive officers ranged from 10% to 122% of target, with an average of 92% of target.

Step One: Fund Annual Incentive Pool Based on EPS Achievement

In order for the PIP to pay out, the EPS goal (see 2016 Performance Goals for Performance Incentive Plan on page 38) must be achieved. If the EPS goal is not achieved, then the PIP is not funded and there are no payouts.

Step Two: Assess Individual Performance vs. Goals

Individual goals are finalized at the beginning of each year based upon each executive officer's responsibilities. The weighting of goals depends upon whether the executive is a Business Unit leader or a Corporate leader, as follows:

Goal Category	Business Unit Leader	Corporate Leader

Sales Growth vs Peers and Plan	30%	10%

Financial Return	25%	40%

Strategic Initiatives	30%	40%

Leadership	15%	10%

Total	100%	100%

Sales Growth Goals—To stress the importance of top-line growth, each officer is measured against Abbott's internal targets, which are established to exceed peer group growth rates.

Results	Payout

Sales Growth < Market Growth	0%

Sales Growth ≥ Market Growth but < Target	50%

Sales Growth ≥ Target	100%

Sales Growth Significantly > Market and Target	125% or 150%

Sales growth performance required to earn payouts above 100% varies by business to reflect each business's market. To exceed a target payout in Sales Growth, the business must grow market share, exceeding both peer sales growth rates and Abbott's internal targets.

Abbott Laboratories      33

Financial Return Goals–While top-line growth is important, that growth must be profitable in order to drive value for our shareholders. To stress the importance of profitability, each officer is assessed on relevant return goals, primarily earnings, margin contribution, and cash flow.

Results	Payout

Actual Return < Target	0%

Actual Return ≥ Target	100%

Actual Return Significantly > Target	125% or 150%

Financial return performance required to earn payouts above 100% of target varies by business to reflect each business's market and operating environment.

Strategic Initiative Goals–Strategic initiative goals are primarily related to key planned strategic actions, such as portfolio expansion, key R&D milestones, gross margin expansion, and entry into new markets. Strategic goals are set such that fully successful achievement of the goals results in a 100% payout with no additional upside. Lower levels of achievement result in payouts of 75%, 50%, or 0% of target.

Leadership Goals–Leadership goals are primarily related to talent and succession planning initiatives. These goals are focused on stabilizing business leadership gaps, ensuring businesses have the talent they need to perform in the current period, and building our leadership bench to sustain our performance. Leadership goals are set such that fully successful achievement of the goals results in a 100% payout with no additional upside. Lower levels of achievement result in payouts of 75%, 50%, or 0% of target.

The following formula summarizes the PIP payout process, assuming the EPS goal is achieved.

  For example:

Base Salary		Bonus Target %		Individual Goal Score		Final Award Payout
$525,000	x	90%	x	95%	=	$448,875

Based on performance against goals, 2016 cash incentive payouts ranged from the 5th percentile to the 90th percentile of our peer group. The average 2016 cash incentive payout for our executive officers was at the 60th percentile of our peer group.

LONG-TERM INCENTIVE PLAN (LTI)

Our long-term incentive plan is the largest component of our executive officers' total compensation. As such, we believe it is critical that LTI performance goals reflect Company and individual performance, on both an absolute and relative basis. The LTI process used in February 2016 (described below) resulted in annual grants to executive officers ranging from the 30th percentile to the 68th percentile of our peer group, with an average of the 48th percentile. A preview of the February 2017 grant (which will be disclosed in our 2018 Summary Compensation table) is also described below.

Process to Determine Awards

Our process for determining guidelines, individual awards, and vesting of those awards incorporates:

  •
  TSR performance relative to our peers on a one-, three-, and five-year basis
  •
  Individual officer achievement of three-year sales, profitability, and strategic goals
  •
  Each officer's performance relative to other officers

This process is far more rigorous than automatically granting LTI at the median of the market and adjusting the awards only for relative TSR at the end of the performance cycle to determine the extent to which awards vest.

We followed a rigorous two-stage process to determine the size of LTI awards ultimately granted to our executive officers:

Stage One: Determine LTI Awards
Stage Two: Determine if Options and Shares Vest

34      Abbott Laboratories

Stage One: Determine LTI Awards

In order to determine LTI awards, Abbott follows three steps.

Step A—Company LTI Award Guidelines—Abbott obtains survey data annually to assess the competitive LTI market for our peer group companies for each executive position. Each year, we position our LTI award guidelines relative to the competitive LTI market by comparing Abbott's TSR performance to our peers. While most of our peer companies simply set their annual LTI level at the 50th percentile of market, the following chart shows definitively how we adjust our LTI grant guidelines to align with our relative TSR performance. For example, grants made in February 2017 were granted at the 25th percentile of our peer group as illustrated in the 2016 Performance Year consistent with our relatively lower TSR vs. peers. These grants will be disclosed in the 2018 Summary Compensation Table.

Performance Year	1 Year Relative TSR Quartile	3 Year Relative TSR Quartile	5 Year Relative TSR Quartile	LTI Award Guideline Percentile

2013	3rd	Top	Bottom	37% (February 2014 Grant)

2014	Top	2nd	3rd	50% (February 2015 Grant)

2015	2nd	3rd	Top	50% (February 2016 Grant)

2016	Bottom	Bottom	3rd	25% (February 2017 Grant)

Step B—Determine Individual Officer Awards—The recommendation for each officer starts with the Company LTI award guideline (based on relative TSR performance as described above) for the officer's position, as established in Step A. Individual officer awards are then further adjusted up or down based upon assessment of their achievement of individual goals related to

  1)
  Three Year Sales and Market Growth
  2)
  Three Year Margin Contribution
  3)
  Three Year Strategic Milestones

Each officer is assigned an overall score based on whether they missed, achieved, or exceeded the specific targets in all three measures for all three years. That resulting assessment score determines the LTI performance adjustment.

Awards granted in 2016, based on individual officer performance in 2015, resulted in awards ranging from 75% to 125% of guideline award levels, with an average of 100% of guideline. These awards combined with the 50th percentile guidelines resulted in annual grants to Abbott executive officers ranging from the 30th percentile to the 68th percentile of our peer group, with an average of the 48th percentile.

Awards granted in 2017, based on individual officer performance in 2016, resulted in awards ranging from 26% to 135% of guideline award levels, with an average of 98% of guideline. These awards combined with the 25th percentile guidelines resulted in annual grants to Abbott executive officers ranging from the 5th percentile to the 51st percentile of our peer group, with an average of the 27th percentile.

Step C—Convert Individual LTI Award Values to Equity Grants—In 2016, to recognize the continued growth focus of Abbott and to directly align the interests of executive officers with the interests of our shareholders, the Compensation Committee granted the long-term incentive awards in the form of 50% stock options and 50% performance-restricted shares. This mix is consistent with the practices of our peer group and was continued for our grants in 2017.

Stage Two: Determine if Options and Shares Vest

Stock options vest over three years. Since stock options only accrue value through share price appreciation, the value realized upon the exercise of vested stock options directly aligns the compensation earned with the value shareholders received over the same period of time. Options are also aligned with shareholder value through the impact of relative TSR in determining the size of awards granted (Stage One).

Performance-restricted shares vest 1/3 each year that the performance target is achieved. Vesting is absolute–either 100% or 0%. There is no partial vesting if the target is missed or additional vesting upside if the Company over-performs. The Committee believes adjusted return on equity (ROE) is the appropriate performance measure for vesting because ROE measures how much profit the Company generates over the long-term with the capital that shareholders have invested.

Abbott Laboratories      35

Although Company TSR performance and individual officer performance are used in Stage One to grant the appropriate award level, the focus on ROE for vesting provides a second shareholder protection to ensure our growth and investment return objectives are sustained after the initial grant is made. ROE is only used for vesting; it is not used in the determination of LTI award guidelines or individual officer performance.

In 2016, the ROE vesting target to determine future vesting was increased from 11% to 12%. This increase is after a similar increase from 10% to 11% for grants made in 2015. This is consistent with our stated intent to increase our ROE and ROE targets over time. Prior to the separation of Abbott and AbbVie, the AbbVie business accounted for the majority (65%) of Abbott's adjusted net income. However, at the separation of AbbVie, Abbott retained the majority (90%) of the equity, which has resulted in lower than average ROE for Abbott since that time. (There was a similar impact on other rate of return measures, including Return on Assets.) For a reconciliation of adjusted net income to GAAP, see Annex I.	IMPACT OF ABBOTT/ABBVIE SEPARATION

PAY DECISIONS FOR NAMED EXECUTIVE OFFICERS

The following pages highlight the rationale for the pay decisions for each named officer. It is important to note that annual incentive pay decisions were made in early 2017 based on 2016 results. Long-term incentive decisions (options and performance shares) shown in the Summary Compensation Table of this proxy statement were made in early 2016 based on 2015 results (see prior year proxy statement for discussion of 2015 results). We have also included information about our February 2017 LTI grants since they were based on 2016 TSR performance and were significantly lower than those made in 2016. Specific 2016 financial goals are detailed on page 38.

Despite the significant positive impact of the closing of the St. Jude Medical acquisition on our stock price (moving Abbott's relative TSR to the top of our peer group at the time the Compensation Committee awarded bonuses and made LTI awards in 2017) and the critical importance of the transaction on our long-term strategy, the pay decisions outlined below did not reflect the impact of the acquisition, as it closed after the end of 2016.

Miles D. White

Base Salary–No increase.

Performance Incentive Plan–Mr. White's target bonus is 175% of base salary, which is equal to the median of our peer group (appropriate given his long and successful tenure). Based on performance in 2016, Mr. White received a bonus in February 2017 of $3,200,000, which was equal to 96% of his target bonus. This payout reflects his goal achievement, including 131% achievement of his free cash flow goal, overachievement of his return goals, 99.8% achievement of his sales growth goal, and overcoming significant headwinds such as the impact of a strong dollar in global markets.

Long-Term Incentives–Based on performance in 2015, Mr. White received an LTI award in February 2016 with a value of $10,499,287, which was equal to approximately 100% of his 50th percentile LTI award guideline. This award reflects Abbott's sustained strong financial returns, including exceeding its adjusted EPS growth commitments and consistently meeting or beating earnings targets annually for the past 14 years, as well as Mr. White's significant additional strategic and operational achievements, including completing the sale of the Established Pharmaceuticals developed markets business to Mylan and overcoming significant currency headwinds.

36      Abbott Laboratories

Based on performance in 2016, Mr. White received an LTI award in February 2017 with a value of $8,199,521, which was equal to approximately 100% of his 25th percentile LTI award guideline. Additional details regarding that award will be included in Abbott's 2018 proxy statement.

Thomas C. Freyman

Base Salary–Mr. Freyman received a base salary increase of 3% in March 2016. His last base salary increase was in 2013.

Performance Incentive Plan–Mr. Freyman's target bonus is 110% of his base salary. Based on performance in 2016, Mr. Freyman received a bonus in February 2017 of $1,347,500, which was equal to 122% of his target bonus. This payout reflects his goal achievement for 2016, including 131% achievement of his free cash flow goal, overachievement of his return goals, and 99.8% achievement of his sales growth goal. Mr. Freyman's strategic and leadership goals for 2016 included M&A activity support, transformation of the finance organization, and financial system conversions. His payout reflected achievement of his strategic and leadership goals in most respects.

Long-Term Incentives–Based on performance in 2015, Mr. Freyman received an LTI award in February 2016 with a value of $4,249,699, which was equal to approximately 125% of his 50th percentile LTI award guideline. This award reflects the sustained overachievement of his strategic and financial return goals.

Mr. Freyman retired in March 2017 and he did not receive an LTI award.

Brian B. Yoor

Base Salary–Mr. Yoor's annual base salary was increased from $500,000 to $600,000 in March 2016 in connection with his transition to Senior Vice President, Chief Financial Officer.

Performance Incentive Plan–Mr. Yoor's target bonus was increased in 2016 from 90% to 100% of his base salary in connection with his transition to Senior Vice President, Chief Financial Officer. Based on performance in 2016, Mr. Yoor received a bonus in February 2017 of $622,800, which was equal to 104% of his target bonus. This payout reflects his goal achievement for 2016, including 131% achievement of his free cash flow goal, overachievement of his return goals, and 99.8% achievement of his sales growth goal. Mr. Yoor's strategic and leadership goals for 2016 included M&A activity support, transformation of the finance organization, and implementation of key financing and cash flow improvement initiatives. His payout reflected achievement of his strategic and leadership goals in most respects.

Long-Term Incentives–Based on performance in 2015, Mr. Yoor received an LTI award in February 2016 with a value of $1,869,840, which was equal to approximately 110% of his 50th percentile LTI award guideline. This award reflects the sustained overachievement of his financial return and strategic goals.

Based on performance in 2016, Mr. Yoor received an LTI award in February 2017 with a value of $1,754,877, which was equal to 90% of his 25th percentile LTI award guideline. Additional details regarding that award will be included in Abbott's 2018 proxy statement.

Brian J. Blaser

Base Salary–Mr. Blaser received a base salary increase of 3% in March 2016. His last base salary increase was in 2014.

Performance Incentive Plan–Mr. Blaser's target bonus is 105% of his base salary. Based on performance in 2016, Mr. Blaser received a bonus in February 2017 of $664,300, which was equal to 91% of his target bonus. This payout reflects his 2016 goal achievement, including achievement of his sales and margin goals. Mr. Blaser's strategic and leadership goals for 2016 included delivery and launch of new technology platforms, clinical milestones, and M&A activity. His payout reflected achievement of his strategic and leadership goals in most respects.

Long-Term Incentives–Based on performance in 2015, Mr. Blaser received an LTI award in February 2016 with a value of $3,124,792, which was equal to 125% of his 50th percentile LTI award guideline. This award reflects the sustained overachievement of his financial return goals.

Based on performance in 2016, Mr. Blaser received an LTI award in February 2017 with a value of $2,339,846, which was equal to 120% of his 25th percentile LTI award guideline. Additional details regarding that award will be included in Abbott's 2018 proxy statement.

Abbott Laboratories      37

Michael J. Warmuth

Base Salary–Mr. Warmuth received a base salary increase of 3% in March 2016. His last base salary increase was in 2014.

Performance Incentive Plan–Mr. Warmuth's target bonus is 105% of his base salary. Based on performance in 2016, Mr. Warmuth received a bonus in February 2017 of $730,000, which was equal to 100% of his target bonus. This payout reflects his 2016 goal achievement, including overachievement of his sales and margin goals. Mr. Warmuth's strategic and leadership goals for 2016 included M&A activity, development of key products in priority markets, improvements in channel management. His payout reflected achievement of his strategic and leadership goals in most respects.

Long-Term Incentives–Based on performance in 2015, Mr. Warmuth received an LTI award in February 2016 with a value of $2,749,806, which was equal to 110% of his 50th percentile LTI award guideline. This award reflects the sustained overachievement of his strategic and sales goals.

Based on performance in 2016, Mr. Warmuth received an LTI award in February 2017 with a value of $2,632,337, which was equal to 135% of his 25th percentile LTI award guideline. Additional details regarding that award will be included in Abbott's 2018 proxy statement.

2016 PERFORMANCE GOALS FOR PERFORMANCE INCENTIVE PLAN

DISCUSSION OF NAMED OFFICERS' ACHIEVEMENT OF GOALS DURING 2016

FINANCIAL GOALS

The results shown below reflect an increase of 4.8% in operational sales excluding the impact of foreign exchange and an increase of 2.3% in adjusted diluted EPS from continuing operations. For a reconciliation to GAAP, see Annex 1.

Executive	Metric	2016 Expected Results	2016 Results Achieved	Percentage Achieved

Miles D. White	Adjusted Sales(1)	$20.6 Billion	$20.5 Billion	99.8%
	Adjusted Diluted EPS(2)	$2.15	$2.20	102.3%
	Adjusted Net Income(2)	$3.19 Billion	$3.28 Billion	102.8%
	Adjusted Return on Assets(2)	9.5%	9.8%	103.2%
	Adjusted Free Cash Flow(2)(3)	$1.6 Billion	$2.1 Billion	131.3%
Thomas C. Freyman	Adjusted Sales(1)	$20.6 Billion	$20.5 Billion	99.8%
	Adjusted Diluted EPS(2)	$2.15	$2.20	102.3%
	Adjusted Free Cash Flow(2)(3)	$1.6 Billion	$2.1 Billion	131.3%
Brian B. Yoor	Adjusted Sales(1)	$20.6 Billion	$20.5 Billion	99.8%
	Adjusted Diluted EPS(2)	$2.15	$2.20	102.3%
	Adjusted Free Cash Flow(2)(3)	$1.6 Billion	$2.1 Billion	131.3%
Brian J. Blaser	Adjusted Division Net Sales(1)	$4.8 Billion	$4.8 Billion	100.8%
	Adjusted Division Margin(2)	$1,161 Million	$1,180 Million	101.6%
Michael J. Warmuth	Adjusted Division Net Sales(1)	$3.8 Billion	$3.9 Billion	102.6%
	Adjusted Division Margin(2)	$679 Million	$694 Million	102.2%

(1)
Reflects a Sales Growth goal under the annual incentive plan. Adjusted Sales exclude the impact of foreign exchange on actual sales relative to the goal target.

(2)
Reflects a Financial Return goal under the annual incentive plan.

(3)
Adjusted Free Cash Flow metric was used in lieu of prior year Operating Cash Flow. Adjusted Free Cash Flow equates to Operating Cash Flow less capital expenditures.

38      Abbott Laboratories

BENEFITS AND PERQUISITES

Each of the benefits described below was designed to support the Company's objective of providing a competitive total pay program. Individual benefits do not directly affect decisions regarding other benefits or pay components, except to the extent that benefits and pay components must, in aggregate, be competitive, as previously discussed.

Benefits and Perquisites	Description

Retirement Benefits	The named officers participate in two Abbott-sponsored defined benefit plans: the Abbott Laboratories Annuity Retirement Plan and the Abbott Laboratories Supplemental Pension Plan. These plans are described in greater detail in the "Pension Benefits" section of the proxy.

Since officers' Supplemental Pension Plan benefits cannot be secured in a manner similar to qualified plans, which are held in trust, officers receive an annual cash payment equal to the increase in present value of their Supplemental Pension Plan benefit. Officers have the option of depositing these annual payments to an individually established grantor trust, net of tax withholdings. Deposited amounts may be credited with the difference between the officers' actual annual trust earnings and the rate used to calculate trust funding (currently 8%) while they are employed. Amounts deposited in the individual trusts are not tax deferred.

Officers do not receive tax gross-ups on their grantor trusts. The manner in which the grantor trust will be distributed to an officer upon retirement from the Company generally follows the manner elected by the officer under the Annuity Retirement Plan. Should an officer (or the officer's spouse, depending upon the pension distribution method elected by the officer under the Annuity Retirement Plan) live beyond the actuarial life expectancy age used to determine the Supplemental Pension Plan benefit and, therefore, exhaust the trust balance, the Supplemental Pension Plan benefit will be paid by the Company.

Deferred Compensation

Officers of the Company, like all U.S. employees, are eligible to defer a portion of annual base salary, on a pre-tax basis, to the Company's qualified 401(k) plan, up to the IRS contribution limits. Officers are also eligible to defer up to 18% of their base salary, less contributions to the 401(k) plan, to a non-qualified plan. Unlike other U.S. managers, officers are not eligible to elect to defer compensation into the Deferred Compensation Plan. However, one hundred percent (100%) of annual incentive awards earned under the Company's Performance Incentive Plan is eligible for deferral to a non-qualified plan. Officers may defer these amounts to unfunded book accounts or choose to have the amounts paid in cash on a current basis and deposited into individually established grantor trusts, net of tax withholdings. These amounts are credited annually with earnings. Officers do not receive tax gross-ups on their grantor trusts. Officers elect the manner in which the assets held in their grantor trusts will be distributed to them upon retirement or other separation from the Company.

Change in Control Arrangements

Mr. White does not have a change in control agreement. The other named officers have change in control agreements, the purpose of which is to aid in retention and recruitment, encourage continued attention and dedication to assigned duties during periods involving a possible change in control of the Company, and protect the earned benefits of the officer against adverse changes resulting from a change in control. The level of payments provided under the agreements is established to be consistent with market practices as confirmed by data provided to the Committee by its independent compensation consultant. These arrangements are described in greater detail in the "Potential Payments Upon Termination or Change in Control" section of this proxy.

Abbott Laboratories      39

Benefits and Perquisites	Description

Financial Planning

Named officers are eligible to receive up to $10,000 of fees annually associated with estate planning advice, tax preparation, and general financial planning. If an officer chooses to utilize this benefit, fees for services received up to the annual allocation are paid by the Company and are treated as imputed income to the officer, who then is responsible for payment of all taxes due on the fees paid by the Company.

Company Automobile

Named officers are eligible for use of a Company-leased vehicle, with a lease term of 50 months. Seventy-five percent (75%) of the cost of the vehicle is imputed to the officer as income for federal income tax purposes.

Company Aircraft

Non-business-related flights on corporate aircraft by Messrs. White and Freyman are covered by time-sharing lease agreements, pursuant to which incremental costs associated with those flights are reimbursed by the executives to the Company in accordance with Federal Aviation Administration regulations.

Disability Benefit

In addition to Abbott's standard disability benefits, the named officers are eligible for a monthly long-term disability benefit, which is described in greater detail in the "Potential Payments Upon Termination or Change in Control" section of this proxy.

SHARE OWNERSHIP AND RETENTION GUIDELINES

To further promote sustained shareholder return and to ensure the Company's executives remain focused on both short- and long-term objectives, the Company has established share ownership guidelines. Each officer has five years from the date appointed/elected to his/her position to achieve the ownership level associated with the position.

Role	Guideline
Chief Executive Officer	6 times base salary

Executive Vice Presidents and Senior Vice Presidents	3 times base salary

All other officers	2 times base salary

Any officer who has not achieved at least 50% of the stock ownership guideline after three years in their current position will be required to hold 50% of future equity awards until they meet the ownership guideline.

All named officers with 5 years' tenure in their current position meet or exceed the guidelines.

HEDGING

Directors and officers are prohibited from entering into or engaging in any financial transaction that is designed to reduce the financial risk associated with owning Abbott stock. These financial transactions include, but are not limited to, engaging in short sales, derivative transactions (such as equity swaps, straddles, puts, or calls), and hedging or monetizing transactions (such as collars, exchange funds, or prepaid forward variable contracts) that are linked directly to Abbott stock.

PLEDGING

Directors and officers are prohibited from holding Abbott stock in a margin account, pledging Abbott stock, or otherwise securing any of their obligations by assigning Abbott stock as collateral. The Compensation Committee, or its delegate, may grant an exception provided that:

  •
  The director or officer meets Abbott's applicable minimum stock ownership guideline; and

  •
  Only Abbott stock in excess of the applicable minimum stock ownership guideline is held in the margin account, pledged, or assigned as collateral.

40      Abbott Laboratories

RECOUPMENT POLICY

In 2015, following discussions by management with shareholders, the Compensation Committee implemented a recoupment policy. The Compensation Committee has broad discretion to administer and implement the policy and seek recoupment of equity or cash incentive awards if it determines that a senior executive engaged in misconduct or failed in a supervisory capacity, resulting in a material violation of law or Abbott policy that causes significant financial harm to Abbott. The Compensation Committee may recover incentive compensation awarded to a senior executive in the prior three years or reduce future awards. The policy will not affect awards made prior to its effective date or following a change in control.

COMPLIANCE

The Committee considers the deductibility of executive compensation under Internal Revenue Code Section 162(m) and reserves the flexibility to take actions that may be based on considerations in addition to tax deductibility. The Committee believes that shareholder interests are best served by not restricting the Committee's discretion and flexibility in crafting compensation programs, even if such programs may result in certain non-deductible compensation expenses. Accordingly, Abbott may provide compensation that is not deductible. See the section captioned "Plan Summary" on page 67 for more information about Code Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board is primarily responsible for reviewing, approving, and overseeing Abbott's compensation plans and practices, and works with management and the Committee's independent consultant to establish Abbott's executive compensation philosophy and programs. The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
W. J. Farrell, Chairman
R. S. Austin
E. M. Liddy
W. A. Osborn
S. C. Scott III

Abbott Laboratories      41

COMPENSATION RISK ASSESSMENT

During 2016, Abbott conducted its annual risk assessment of its compensation policies and practices for employees and executives. Abbott's risk assessment is reinforced by Abbott's adherence to a number of industry-leading best practices, including:

Compensation Committee chaired by independent, non-employee director
Representation from the Audit Committee on the Compensation Committee
Review of executive compensation programs by the Compensation Committee's independent consultant
Robust review of compensation program elements and key performance drivers
Detailed measurement of short- and long-term compensation elements to ensure balance
Incorporation of multiple program requirements that mitigate excessive risk-taking (e.g., recoupment policy, stock ownership guidelines)

Based on this assessment, Abbott determined its compensation and benefit programs appropriately align employees compensation and performance without incentivizing risky behaviors. Any risk arising from its compensation policies and practices is not reasonably likely to have a material adverse effect on Abbott or its shareholders.

The following factors were among those considered:

  •
  Regular training on code of business conduct and policies and procedures is mandatory for all employees and non-employee directors.

  •
  Compensation structure encourages employees to regard Abbott as a career employer, to consider the long-term impact of their decisions, and to align their interests with those of Abbott's shareholders (e.g., equity awards that vest over multi-year periods, defined benefit pension plan).

  •
  Annual benchmarking ensures performance achievement and incentive payout opportunities that are aligned with a peer group that reflects the size, investment profile, operating characteristics, and employment and business markets of Abbott. Appropriateness of this group is assessed annually by the Compensation Committee's independent consultant and approved by the Compensation Committee.

  •
  Abbott's annual incentive plan places an appropriate weighting on earnings achievement by balancing it with other factors, including operational and strategic measures. Since earnings are a key component of stock price performance, this aspect of Abbott's compensation plan promotes alignment with shareholder interests without creating duplication across incentive plans.

  •
  Abbott's long-term incentive plan focuses on longer-term operating performance and shareholder returns, (e.g., in 2016, roughly 67% of CEO and 66% of other named officer total compensation was in the form of long-term equity incentives that can be earned or vest over multiple years).

42      Abbott Laboratories

  •
  Equity awards are made, and grant prices are set at the same time each year, at the Compensation Committee's regularly scheduled meeting. In addition, Abbott does not reprice stock options, award discounted stock options, or immediately vest stock options or restricted stock. The equity awards are based on multiple performance factors. Both executive and Director share ownership guidelines and share retention requirements promote alignment with shareholders.

  •
  Abbott's compensation program does not include features that could encourage excessive risk taking, such as over-weighting toward annual incentives, highly leveraged payout curves, uncapped incentive award payments, unreasonable thresholds, or steep payout cliffs at certain levels that may encourage short-term business decisions to meet payout thresholds.

  •
  Abbott's recoupment policy allows the Compensation Committee to seek recoupment of incentive compensation or reduce future awards if it determines that a senior executive engaged in misconduct or failed in a supervisory capacity, resulting in a material violation of law or Abbott policy that caused significant financial harm to Abbott.

  •
  Abbott's hedging policy prohibits directors and officers from entering into financial transactions designed to reduce the financial risk associated with owning Abbott shares.

  •
  Abbott's pledging policy prohibits directors and officers from holding Abbott shares in a margin account, pledging Abbott shares, or securing obligations by assigning Abbott shares as collateral unless granted an exception by the Compensation Committee.

This assessment was discussed with the Compensation Committee and its independent compensation consultant. The Committee and the consultant both agreed with the assessment.

Abbott Laboratories      43

SUMMARY COMPENSATION TABLE

The following table summarizes compensation awarded to, earned by, or paid to the named officers. The section of the proxy statement captioned, "Compensation Discussion and Analysis—How Executive Pay Decisions Are Made" describes in greater detail the information reported in this table.

Name and Principal Position	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)	Total Without Change in Pension Value ($)(8)

Miles D. White,	2016	$1,900,000	$5,249,288	$5,249,999	$3,200,000	$3,860,715	$ 825,589	$20,285,591	$17,362,394
Chairman of the	2015	1,900,000	6,247,971	6,249,997	3,300,000	612,230	1,091,506	19,401,704	19,401,704
Board, Chief	2014	1,973,077	4,649,999	4,649,997	3,800,000	1,552,732	1,106,436	17,732,241	16,707,564
Executive Officer
and Director
Thomas C. Freyman(1),	2016	999,443	2,124,703	2,124,996	1,347,500	252,255	152,655	7,001,552	6,916,386
Executive Vice	2015	975,100	1,899,369	1,899,996	1,019,000	110,563	163,625	6,067,653	6,067,653
President, Finance	2014	1,012,604	1,281,024	1,281,048	1,200,000	2,369,141	164,011	7,307,828	5,021,087
and Administration
Brian B. Yoor,	2016	584,231	934,841	934,999	622,800	453,273	60,223	3,590,367	3,142,977
Executive Vice President,	2015	437,884	841,779	833,069	427,500	131,926	40,493	2,712,651	2,583,215
Finance and Chief
Financial Officer
Brian J. Blaser,	2016	692,057	1,562,293	1,562,499	664,300	554,891	66,598	5,102,638	4,640,398
Executive Vice	2015	675,000	1,154,609	1,154,997	700,000	230,027	75,336	3,989,969	3,810,032
President, Diagnostic	2014	690,000	1,119,262	1,119,298	668,000	563,615	90,094	4,250,269	3,713,941
Products
Michael J. Warmuth,	2016	691,875	1,374,810	1,374,996	730,000	905,549	281,809	5,359,039	4,623,519
Executive Vice	2015	675,000	1,207,092	1,207,497	700,000	109,579	872,118	4,771,286	4,769,268
President, Established
Pharmaceuticals

(1)
Mr. Freyman has retired.

(2)
In a typical year, such as 2016 and 2015, Abbott's U.S. salaried employees are paid on a bi-weekly 26 pay period schedule. 2014 included an extra pay period for Abbott's U.S. salaried employees, resulting in salaries approximately 3.8 percent higher than in a typical year having 26 pay periods.

(3)
In accordance with the Securities and Exchange Commission's rules, the amounts in this column represent the aggregate grant date fair value of the awards in accordance with Financial Accounting Standards Board ASC Topic 718. Abbott determines grant date fair value by multiplying the number of shares granted by the average of the high and low market prices of an Abbott common share on the award's date of grant.

(4)
In accordance with the Securities and Exchange Commission's rules, the amounts in this column represent the aggregate grant date fair value of the awards in accordance with Financial Accounting Standards Board ASC Topic 718. These amounts were determined as of the option's grant date using a Black-Scholes stock option valuation model. These amounts are being reported solely for the purpose of comparative disclosure in accordance with the Securities and Exchange Commission's rules. There is no certainty that the amount determined using a Black-Scholes stock option valuation model would be the value at which employee stock options would be traded for cash. For options other than the replacement options, the assumptions are the same as those described in Note 9, entitled "Incentive Stock Program" of Abbott's Notes to Consolidated Financial Statements included under Item 8, "Financial Statements and Supplementary Data" in Abbott's 2016 Annual Report on Securities and Exchange Commission Form 10-K.

(5)
This compensation is earned as a performance-based incentive bonus, pursuant to the 1998 Abbott Laboratories Performance Incentive Plan. Additional information regarding the Performance Incentive Plan can be found in the section of this proxy statement captioned, "Compensation Discussion and Analysis—How Executive Pay Decisions Are Made—Annual Cash Incentive Plan."

(6)
The plan amounts shown below are reported in this column.

For Messrs. White, Freyman, and Blaser, the amounts shown alongside the officer's name are for 2016, 2015, and 2014, respectively. For Messrs. Yoor and Warmuth, the amounts shown are for 2016 and 2015, respectively.

44      Abbott Laboratories

Abbott Laboratories Annuity Retirement Plan

M. D. White: $146,866 / $44,424 / $254,100; T. C. Freyman: $38,245 / $70,697 / $266,632; B. B. Yoor: $51,896 / ($2,330); B. J. Blaser: $43,363 / $10,350 / $65,871; and M. J. Warmuth: $101,534 / $1,750.

Abbott Laboratories Supplemental Pension Plan

M. D. White: $2,776,331 / ($332,475) / $770,577; T. C. Freyman: $46,921 / ($1,055,904) / $2,020,109; B. B. Yoor: $395,494 / $131,766; B. J. Blaser: $418,877 / $169,587 / $470,457; and M. J. Warmuth: $633,986 / $268.

Non-Qualified Defined Contribution Plan Earnings

The totals in this column include reportable interest credited under the 1998 Abbott Laboratories Performance Incentive Plan, the Abbott Laboratories 401(k) Supplemental Plan, and the 1986 Abbott Laboratories Management Incentive Plan (although none of the named officers currently receives awards under this plan).

M. D. White: $937,518 / $612,230 / $528,055; T. C. Freyman: $167,089 / $110,563 / $82,400; B. B. Yoor: $5,883 / $2,490; B. J. Blaser: $92,651 / $50,090 / $27,287; and M. J. Warmuth: $170,029 / $107,561.

(7)
The amounts shown below are reported in this column.

For Messrs. White, Freyman, and Blaser, the amounts shown alongside the officer's name are for 2016, 2015, and 2014, respectively. For Messrs. Yoor and Warmuth, the amounts shown are for 2016 and 2015, respectively.

Earnings on Non-Qualified Defined Benefit and Non-Qualified Defined Contribution Plans (net of the reportable interest included in footnote 6).

M. D. White: $306,382 / $567,345 / $596,788; T. C. Freyman: $62,434 / $75,485 / $84,855; B. B. Yoor: $0 / $304; B. J. Blaser: $13,484 / $11,863 / $27,727; and M. J. Warmuth: $55,085 / $62,146.

Each of the named officers' awards under the 1998 Abbott Laboratories Performance Incentive Plan is paid in cash to the officer on a current basis and may be deposited into a grantor trust established by the officer, net of maximum tax withholdings. Each of the named officers has also established grantor trusts in connection with the Abbott Laboratories Supplemental Pension Plan, the Abbott Laboratories 401(k) Supplemental Plan, and, other than Mr. Yoor, the 1986 Abbott Laboratories Management Incentive Plan (although none of the named officers currently receives awards under the Management Incentive Plan). These amounts include the trusts' earnings (net of the reportable interest included in footnote 6).

Employer Contributions to Defined Contribution Plans

M. D. White: $95,000 / $95,000 / $98,654; T. C. Freyman: $49,972 / $48,755 / $50,630; B. B. Yoor: $29,212 / $21,894; B. J. Blaser: $34,603 / $33,750 / $34,500; and M. J. Warmuth: $34,594 / $33,750.

These amounts include employer contributions to both Abbott's tax-qualified defined contribution plan and the Abbott Laboratories 401(k) Supplemental Plan. The Abbott Laboratories 401(k) Supplemental Plan permits Abbott's officers to contribute amounts in excess of the limit set by the Internal Revenue Code for employee contributions to 401(k) plans up to the excess of (i) 18% of their base salary over (ii) the amount contributed to Abbott's tax-qualified 401(k) plan. Abbott matches participant contributions at the rate of 250% of the first 2% of compensation contributed to the plan. The named officers have these amounts paid to them in cash on a current basis and deposited into a grantor trust established by the officer, net of maximum tax withholdings.

Other Compensation

Messrs. White's and Freyman's non-business-related flights on corporate aircraft are covered by time-sharing lease agreements, pursuant to which they reimburse Abbott for certain costs associated with those flights in accordance with Federal Aviation Administration regulations. The following amounts are included in the totals in this column, which reflect Abbott's incremental cost less reimbursements for non-business-related flights: M. D. White: $204,527 / $216,811 / $217,954; and T. C. Freyman: $14,963 / $15,972 / $9,682.

Abbott determines the incremental cost for flights based on the direct cost to Abbott, including fuel costs, parking, handling and landing fees, catering, travel fees, and other miscellaneous direct costs.

For Mr. White, the following costs associated with security are included: $219,680 / $212,350 / $193,040. Abbott determines the cost for these expenses based on its actual costs. The security is provided on the recommendation of an independent security study.

Also included in the totals shown in the table is the cost of providing a corporate automobile less the amount reimbursed by the officer: T. C. Freyman: $20,349 / $18,916 / $15,395; B. B. Yoor: $20,178 / $18,295; B. J. Blaser: $18,511 / $22,236 /

Abbott Laboratories      45

  $27,867; and M. J. Warmuth: $7,906 / $7,748. The amounts paid to Mr. Warmuth were paid in Swiss francs and converted to U.S. dollars at the December 31, 2016 exchange rate of 1.025 U.S. dollars to the Swiss Franc and at the December 31, 2015 exchange rate of 1.0045 U.S. dollars to the Swiss Franc, respectively.

For Messrs. Freyman, Yoor, Blaser, and Warmuth, the following costs associated with financial planning are included: T. C. Freyman: $4,937 / $4,497 / $3,449; B. B. Yoor: $10,833 / $0; B. J. Blaser: $0 / $7,487 / $0; and M. J. Warmuth: $10,000 / $10,000.

For Mr. Warmuth, this amount includes $174,224 and $167,659 for expatriate program benefits (for 2016 and 2015, respectively) and $590,815 in 2015 for a tax equalization payment (to avoid double taxation in the United States and Switzerland) under Abbott's program for employees working on expatriate assignments. In 2016, Mr. Warmuth did not receive a tax equalization payment. The 2015 tax equalization payment was in Swiss francs and converted to U.S. dollars at the December 31, 2015 exchange rate of 1.0045 U.S. dollars to the Swiss franc.

The named officers are also eligible to participate in an executive disability benefit described on page 58.

(8)
To demonstrate how year over year changes in pension value impact total compensation, as determined under SEC rules, we have included this column to show total compensation without pension value changes. The amounts reported in this column are calculated by subtracting the change in pension value reported in the Change in Pension Value and Non-qualified Deferred Compensation Earnings column, as described in footnote 6 to this table, from the amounts reported in the Total column. The amounts reported in this column differ from, and are not a substitute for, the amounts reported in the Total column.

46      Abbott Laboratories

2016 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Option Awards: Numbers of Securities Underlying	Exercise or Base Price of Options	Closing Market Price on	Grant Date Fair Value of Stock and

Name	Grant Date	Target ($)	Maximum ($)	Target (#)(2)(3)	Options (#)	Awards ($/Sh.)	Grant Date	Option Awards

M. D. White	2/19/16			136,718				$5,249,288(5)
	2/19/16				1,198,630(4)	$38.40	$38.53	5,249,999(6)
T. C. Freyman	2/19/16			55,338				2,124,703(5)
	2/19/16				485,159(4)	38.40	38.53	2,124,996(6)
B. B. Yoor	2/19/16			24,348				934,841(5)
	2/19/16				213,470(4)	38.40	38.53	934,999(6)
B. J. Blaser	2/19/16			40,690				1,562,293(5)
	2/19/16				356,735(4)	38.40	38.53	1,562,499(6)
M. J. Warmuth	2/19/16			35,807				1,374,810(5)
	2/19/16				313,926(4)	38.40	38.53	1,374,996(6)

(1)
During 2016, each of the named officers participated in the 1998 Abbott Laboratories Performance Incentive Plan, an annual, non-equity incentive plan. The annual cash incentive award earned by the named officer in 2016 under the plan is shown in the Summary Compensation Table under the column captioned, "Non-Equity Incentive Plan Compensation." No future payouts will be made under the plan's 2016 annual cash incentive award. The Performance Incentive Plan is described in greater detail in the section of the proxy statement captioned, "Compensation Discussion and Analysis—How Executive Pay Decisions Are Made."

(2)
These are performance-based restricted stock awards that have a 5-year term and vest upon Abbott reaching a minimum return on equity target, with no more than one-third of the award vesting in any one year. In 2016, Abbott reached its minimum return on equity target and one-third of each of the awards made on February 19, 2016, vested on February 19, 2017. The equity targets are described in the section of the proxy statement captioned, "Compensation Discussion and Analysis—How Executive Pay Decisions Are Made—Long-Term Incentive Plan (LTI)."

(3)
In the event of a grantee's death or disability, these awards are deemed fully earned. The treatment of these awards upon a change in control is described in the section of the proxy statement captioned, "Potential Payments Upon Termination or Change in Control—Equity Awards." Outstanding restricted shares receive dividends at the same rate as all other shareholders.

(4)
Options with respect to one-third of the shares covered by these awards are exercisable after one year; two-thirds after two years; and all after three years. The options vest in the event of the grantee's death or disability. The treatment of these awards upon a change in control is described in the section of the proxy statement captioned, "Potential Payments Upon Termination or Change in Control—Equity Awards." Under the Abbott Laboratories 2009 Incentive Stock Program, these options have an exercise price equal to the average of the high and low market prices (rounded-up to the next even penny) of an Abbott common share on the date of grant.

(5)
Abbott determines the grant date fair value of stock awards by multiplying the number of restricted shares granted by the average of the high and low market prices of a common share on the grant date.

(6)
These values were determined as of the option's grant date using a Black-Scholes stock option valuation model. The model uses the assumptions described in Note 9, entitled "Incentive Stock Program" of Abbott's Notes to Consolidated Financial Statements included under Item 8, "Financial Statements and Supplemental Data" in Abbott's 2016 Annual Report on Securities and Exchange Commission Form 10-K.

Abbott Laboratories      47

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the outstanding equity awards held by the named officers at year-end.

	Option Awards(1)(2)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

M. D. White								39,622	$1,521,881
								88,652	3,405,123
								136,718	5,251,338
	530,000			$26.6973	02/14/18
	325,000			26.0150	02/19/19
	295,000			26.1879	02/18/20
	294,700			22.3919	02/17/21
	302,500			27.0336	02/16/22
	980,000			34.9400	02/14/23
	485,133	242,566		39.1200	02/20/24
	312,344	624,687		47.0000	02/19/25
		1,198,630		38.4000	02/18/26

See footnotes on page 53.

48      Abbott Laboratories

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (CONTINUED)

	Option Awards(1)(2)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

T. C. Freyman								10,915	$ 419,245
								26,950	1,035,150
								55,338	2,125,533
	127,500			$26.6973	02/14/18
	108,200			26.0150	02/19/19
	87,100			26.1879	02/18/20
	86,300			22.3919	02/17/21
	107,300			27.0336	02/16/22
	299,300			34.9400	02/14/23
	133,651	66,826		39.1200	02/20/24
	94,953	189,904		47.0000	02/19/25
		485,159		38.4000	02/18/26

See footnotes on page 53.

Abbott Laboratories      49

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (CONTINUED)

	Option Awards(1)(2)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

B. B. Yoor								1,762	$ 67,678
								3,900	149,799
								7,730	296,909
								24,348	935,207
	11,400			$34.9400	02/14/23
	21,575	10,788		39.1200	02/20/24
	13,743	27,486		47.0000	02/19/25
	27,237	54,472		48.9000	05/31/25
		213,470		38.4000	02/18/26

See footnotes on page 53.

50      Abbott Laboratories

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (CONTINUED)

	Option Awards(1)(2)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

B. J. Blaser								9,537	$ 366,316
								16,382	629,233
								40,690	1,562,903
	3,233			$26.1879	02/18/20
	6,333			23.2280	05/16/20
	27,733			22.3919	02/17/21
	48,100			27.0336	02/16/22
	10,100			29.2920	05/31/22
	165,000			34.9400	02/14/23
	116,776	58,388		39.1200	02/20/24
	57,721	115,442		47.0000	02/19/25
		356,735		38.4000	02/18/26

See footnotes on page 53.

Abbott Laboratories      51

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (CONTINUED)

	Option Awards(1)(2)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

M. J. Warmuth								5,869	$ 225,428
								17,127	657,848
								35,807	1,375,347
	25,500			$26.6973	02/14/18
	38,700			26.0150	02/19/19
	33,500			26.1879	02/18/20
	45,800			22.3919	02/17/21
	48,100			27.0336	02/16/22
	149,600			34.9400	02/14/23
	71,862	35,931		39.1200	02/20/24
	60,345	120,689		47.0000	02/19/25
		313,926		38.4000	02/18/26

See footnotes on page 53.

52      Abbott Laboratories

Footnotes to 2016 Outstanding Equity Awards At Fiscal Year-End table:

(1)
Except as noted, these options are fully vested.

(2)
The vesting dates of outstanding unexercisable stock options and unvested restricted stock awards at December 31, 2016 are as follows:

	Option Awards				Stock Awards(a)
Name	Number of Unexercised Shares Remaining from Original Grant	Number of Option Shares Vesting—Date Vested 2017	Number of Option Shares Vesting—Date Vested 2018	Number of Option Shares Vesting—Date Vested 2019	Number of Restricted Shares or Units	Number of Restricted Shares or Units Vesting— Date Vested 2017

M. D. White	242,566	242,566 - 2/21			39,622	(b)
	624,687	312,343 - 2/20	312,344 - 2/20		88,652	(c)
	1,198,630	399,544 - 2/19	399,543 - 2/19	399,543 - 2/19	136,718	(d)
T. C. Freyman	66,826	66,826 - 2/21			10,915	(b)
	189,904	94,952 - 2/20	94,952 - 2/20		26,950	(c)
	485,159	161,720 - 2/19	161,719 - 2/19	161,720 - 2/19	55,338	(d)
B. B. Yoor	10,788	10,788 - 2/21			1,762	(b)
	27,486	13,743 - 2/20	13,743 - 2/20		3,900	(c)
	54,472	27,236 - 6/01	27,236 - 6/01		7,730	(e)
	213,470	71,157 - 2/19	71,156 - 2/19	71,157 - 2/19	24,348	(d)
B. J. Blaser	58,388	58,388 - 2/21			9,537	(b)
	115,442	57,721 - 2/20	57,721 - 2/20		16,382	(c)
	356,735	118,912 - 2/19	118,911 - 2/19	118,912 - 2/19	40,690	(d)
M. J. Warmuth	35,931	35,931 - 2/21			5,869	(b)
	120,689	60,344 - 2/20	60,345 - 2/20		17,127	(c)
	313,926	104,642 - 2/19	104,642 - 2/19	104,642 - 2/19	35,807	(d)

(a)
The equity targets are described in the section of the proxy statement captioned, "Compensation Discussion and Analysis—How Executive Pay Decisions Are Made—Long-Term Incentive Plan (LTI)."

(b)
These are the restricted shares that remained outstanding and unvested on December 31, 2016, from an award made on February 21, 2014. The award has a 5-year term with no more than one-third of the original award vesting in any one year upon Abbott reaching a minimum equity target, measured at the end of the relevant year. In 2016, Abbott reached its minimum return on equity target and these shares vested on February 28, 2017.

(c)
These are the restricted shares that remained outstanding and unvested on December 31, 2016, from an award made on February 20, 2015. The award has a 5-year term, with no more than one-third of the original award vesting in any one year upon Abbott reaching a minimum return on equity target, measured at the end of the relevant year. In 2016, Abbott reached its minimum return on equity target and one-half of these shares vested on February 28, 2017.

(d)
These are restricted shares that remained outstanding and unvested on December 31, 2016, from an award made on February 19, 2016. The award has a 5-year term, with no more than one-third of the original award vesting in any one year upon Abbott reaching a minimum return on equity target, measured at the end of the relevant year. In 2016, Abbott reached its minimum return on equity target and one-third of these shares vested on February 28, 2017.

(e)
These are restricted shares that remained outstanding and unvested on December 31, 2016, from an award made on June 1, 2015. This award has a five-year term, with no more than one-third of the original award vesting in any one year upon Abbott reaching a minimum return on equity target, measured at the end of the relevant year. In 2016, Abbott reached its minimum return on equity target and one-half of these shares will vest on June 1, 2017.

Abbott Laboratories      53

2016 OPTION EXERCISES AND STOCK VESTED

The following table summarizes for each named officer the number of shares the officer acquired on the exercise of stock options and the number of shares the officer acquired on the vesting of stock awards in 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

M. D. White	550,000	$9,858,145	153,947	$6,083,985
T. C. Freyman	56,000	1,075,418	43,557	1,721,373
B. B. Yoor	—	—	9,779	386,891
B. J. Blaser	—	—	28,296	1,118,258
M. J. Warmuth	26,800	488,816	24,033	949,784

PENSION BENEFITS

During 2016, the named officers participated in two Abbott-sponsored defined benefit pension plans: the Abbott Laboratories Annuity Retirement Plan, a tax-qualified pension plan; and the Abbott Laboratories Supplemental Pension Plan, a non-qualified supplemental pension plan. The Supplemental Pension Plan also includes a benefit feature Abbott uses to attract officers who are at the mid-point of their careers. This feature provides an additional benefit to officers who are mid-career hires that is less valuable to officers who have spent most of their careers at Abbott. Except as provided in Abbott's change in control agreements, Abbott does not have a policy granting extra years of credited service under the plans. These change in control agreements are described on pages 58 and 59.

The compensation considered in determining the pensions payable to the named officers is the compensation shown in the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table on page 44.

ANNUITY RETIREMENT PLAN

The Annuity Retirement Plan covers most employees in the United States, age 21 or older, and provides participants with a life annuity benefit at normal retirement equal to A plus the greater of B or C below.

A.
1.10% of 5-year final average earnings multiplied by years of benefit service after 2003.

B.
1.65% of 5-year final average earnings multiplied by years of benefit service prior to 2004 (up to 20); plus 1.50% of 5-year final average earnings multiplied by years of benefit service prior to 2004 in excess of 20 (but no more than 15 additional years); less 0.50% of the lesser of 3-year final average earnings (but not more than the social security wage base in any year) or the social security covered compensation level multiplied by years of benefit service.

C.
1.10% of 5-year final average earnings multiplied by years of benefit service prior to 2004.

The benefit for service prior to 2004 (B or C above) is reduced for the cost of preretirement surviving spouse benefit protection. The reduction is calculated using formulas based on age and employment status during the period in which coverage was in effect.

Final average earnings are the average of the employee's 60 highest-paid consecutive calendar months of compensation (salary and non-equity incentive plan compensation). The Annuity Retirement Plan covers earnings up to the limit imposed by Internal Revenue Code Section 401(a)(17) and provides for a maximum of 35 years of benefit service.

Participants become fully vested in their pension benefit upon the completion of five years of service. The benefit is payable on an unreduced basis at age 65. Employees hired after 2003 who terminate prior to age 55 with at least 10 years of service may choose to commence their benefits on an actuarially reduced basis as early as age 55. Employees hired prior to 2004 who terminate prior to age 50 with at least 10 years of service may choose to commence their benefits on an actuarially reduced basis as early as age 50. Employees hired prior to 2004 who terminate prior to age 50 with less than 10 years of service may choose to commence their benefits on an actuarially reduced basis as early as age 55.

54      Abbott Laboratories

The Annuity Retirement Plan offers several optional forms of payment, including certain and life annuities, joint and survivor annuities, and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

Employees who retire from Abbott prior to their normal retirement age may receive subsidized early retirement benefits. Employees hired after 2003 are eligible for early retirement at age 55 with 10 years of service. Employees hired prior to 2004 are eligible for early retirement at age 50 with 10 years of service or age 55 if the employee's age plus years of benefit service total 70 or more. As of December 31, 2016, Messrs. White, Freyman, and Warmuth were eligible for early retirement benefits under the plan.

The subsidized early retirement reductions applied to the benefit payable for service after 2003 (A above) depend upon the participant's age at retirement. If the participant retires after reaching age 55, the benefit is reduced 5 percent per year for each year that payments are made before age 62. If the participant retires after reaching age 50 but prior to reaching age 55, the benefit is actuarially reduced from age 65.

The early retirement reductions applied to the benefit payable for service prior to 2004 (B and C above) depend upon age and service at retirement:

  •
  In general, the 5-year final average earnings portions of the benefit are reduced 3 percent per year for each year that payments are made before age 62 and the 3-year final average earnings portion of the benefit is reduced 5 percent per year for each year that payments are made before age 62.

  •
  Employees who participated in the plan before age 36 may elect "Special Retirement" on the last day of any month after reaching age 55 with age plus Seniority Service points of at least 94 or "Early Special Retirement" on the last day of any month after reaching age 55, provided their age plus Seniority Service points would reach at least 94 before age 65. Seniority Service includes periods of employment prior to attaining the minimum age required to participate in the plan. If Special Retirement or Early Special Retirement applies, Seniority Service is used in place of benefit service in the formulas. The 5-year final average earnings portions of the benefit in B above are reduced 1 2/3 percent for each year between ages 59 and 62 plus 2 1/2 percent for each year between ages 55 and 59. The 3-year final average earnings portion of the benefit is reduced 5 percent per year for each year that payments are made before age 62. Benefit C is payable on an unreduced basis at Special Retirement and is reduced 3 percent per year for each year that payments are made before age 62, if Early Special Retirement applies.

SUPPLEMENTAL PENSION PLAN

With the following exceptions, the provisions of the Supplemental Pension Plan are substantially the same as those of the Annuity Retirement Plan:

  •
  Officers' 5-year final average earnings are calculated using the average of the 5 highest years of base earnings and the 5 highest years of payments under Abbott's non-equity incentive plans.

  •
  The Annuity Retirement Plan does not include amounts deferred or payments received under the Abbott Laboratories Deferred Compensation Plan in its calculation of a participant's final average earnings. To preserve the pension benefits of Deferred Compensation Plan participants, the Supplemental Pension Plan includes amounts deferred by a participant under the Deferred Compensation Plan in its calculation of final average earnings. Beginning in the year following their election as an officer, Abbott officers are no longer eligible to defer compensation under the Deferred Compensation Plan.

  •
  In addition to the benefits outlined above for the Annuity Retirement Plan, officers are eligible for a benefit equal to 0.6% of 5-year final average earnings for each year of service for each of the first 20 years of service occurring after the participant attains age 35. The benefit is further limited by the maximum percentage allowed under the Annuity Retirement Plan under that plan's benefit formulas (A, B, and C above). The portion of this additional officer benefit attributable to service prior to 2004 is reduced 3 percent per year for each year that payments are made before the plan's unreduced retirement age. The portion attributable to service after 2003 is reduced 5 percent per year for each year that payments are made before the plan's unreduced retirement age if the participant is at least age 55 at early retirement. If the participant is under age 55 at retirement, the portion attributable to service after 2003 is actuarially reduced from age 65.

  •
  The Supplemental Pension Plan provides early retirement benefits similar to those provided under the Annuity Retirement Plan. The benefits provided to Abbott's officers under the Supplemental Pension Plan are reduced from the plan's unreduced retirement age, unless the benefit is being actuarially reduced from age 65. As of

Abbott Laboratories      55

    December 31, 2016, Messrs. White, Freyman, and Warmuth were eligible for early retirement benefits under the plan.

  •
  Vested plan benefits accrued under the Supplemental Pension Plan may be funded through a grantor trust established by the officer. Consistent with the distribution requirements of Internal Revenue Code Section 409A and its regulations, those officers who were elected prior to 2009 may have the entire amount of their vested plan benefits funded through a grantor trust. Officers elected after 2008 may only have the vested plan benefits that accrue following the calendar year in which the officer is first elected funded through a grantor trust. Vested plan benefits accrued through December 31, 2008, to the extent not previously funded, were distributed to the participants' individual trusts and included in the participants' income.

Benefits payable under the Supplemental Pension Plan are offset by the benefits payable from the Annuity Retirement Plan, calculated as if benefits under the plans commenced at the same time. The amounts paid to an officer's Supplemental Pension Plan grantor trust to fund plan benefits are actuarially determined. The plan is designed to result in Abbott paying the officer's Supplemental Pension Plan benefits to the extent assets held in the officer's trust are insufficient.

2016 PENSION BENEFITS

Name	Plan Name	Number Of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

M. D. White	Abbott Laboratories Annuity Retirement Plan	32	$1,436,342	$ 0
	Abbott Laboratories Supplemental Pension Plan	32	37,486,418	2,077,978	(2)
T. C. Freyman	Abbott Laboratories Annuity Retirement Plan	37	1,596,834	0
	Abbott Laboratories Supplemental Pension Plan	37	13,370,684	774,526	(2)
B. B. Yoor	Abbott Laboratories Annuity Retirement Plan	18	330,154	0
	Abbott Laboratories Supplemental Pension Plan	18	1,014,667	45,796	(2)
B. J. Blaser	Abbott Laboratories Annuity Retirement Plan	12	248,544	0
	Abbott Laboratories Supplemental Pension Plan	12	1,774,320	174,959	(2)
M. J. Warmuth	Abbott Laboratories Annuity Retirement Plan	31	867,742	0
	Abbott Laboratories Supplemental Pension Plan	31	4,919,260	280,731	(2)

(1)
Abbott calculates these present values using: (i) a 4.60% discount rate for the Annuity Retirement Plan and a 4.47% discount rate for the Supplemental Pension Plan, the same effective discount rates it uses for Financial Accounting Standards Board ASC Topic 715 calculations for financial reporting purposes; and (ii) each plan's unreduced retirement age. The present values shown in the table reflect post-retirement mortality, based on the Financial Accounting Standards Board ASC Topic 715 assumption (the RP2006 Combined Healthy table with projected mortality improvements), but do not include a factor for pre-retirement termination, mortality, or disability.

(2)
Consistent with the distribution requirements of Internal Revenue Code Section 409A and its regulations, vested Supplemental Pension Plan benefits, to the extent not previously funded, were distributed to the participants' individual grantor trusts and included in the participants' income. Amounts held in the officer's individual trust are expected to offset Abbott's obligations to the officer under the plan. During 2016, the amounts shown, less applicable tax withholdings, were deposited in such individual trusts established by the named officers. Grantor trusts are described in greater detail in the section of the proxy statement captioned, "Compensation Discussion and Analysis—Benefits and Perquisites."

56      Abbott Laboratories

2016 NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes B. J. Blaser's non-qualified deferred compensation under the Abbott Laboratories Deferred Compensation Plan. Neither Mr. Blaser nor Abbott has contributed to the plan since Mr. Blaser became an Abbott officer. None of Abbott's other named officers have any non-qualified deferred compensation.

Name	Plan Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)(3)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)(4)

B. J. Blaser(1)	Deferred Compensation Plan(2)	$0	$0	$2,178	$0	$65,166

(1)
Mr. Blaser's contributions to the Deferred Compensation Plan ceased after he became an Abbott officer.

(2)
The plan permits participants to defer up to 75 percent of their base salary and up to 100 percent of their annual cash incentives and credits a participant's account with an amount equal to the employer matching contributions that otherwise would have been made for the participant under Abbott's tax-qualified defined contribution plan. Participants may direct the investment of their deferral accounts into one or more of several funds chosen by the administrator, and the deferral and the deferral account are credited with investment returns based on the performance of the fund(s) selected. During 2016, the weighted average rate of return credited to Mr. Blaser's account was 3.5 percent.

  The plan provides for cash distributions in either a lump sum or installments after separation from service and permits in-service withdrawals in accordance with specific procedures. Participants make distribution elections each year that apply to the deferrals to be made in the following calendar year, in accordance with the requirements of Internal Revenue Code Section 409A. Participants may request withdrawals due to financial hardship; if a hardship withdrawal is approved, it is limited to the amount needed to address the hardship.

(3)
The amounts reported in this column are not included in the Summary Compensation Table of this proxy statement.

(4)
The amounts reported in this column have not been previously reported as compensation in the Summary Compensation Table because they relate to contributions made before Mr. Blaser became a named officer.

Abbott Laboratories      57

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

POTENTIAL PAYMENTS UPON TERMINATION—GENERALLY

Abbott does not have employment agreements with its named officers.

The following summarizes the payments that the named officers would have received if their employment had terminated on December 31, 2016. Earnings would have continued to be paid to the named officer's Performance Incentive Plan, Management Incentive Plan, and Supplemental 401(k) Plan grantor trusts, until the trust assets were fully distributed. The amount of these payments would depend on the period over which the trusts' assets were distributed and the trusts' earnings. If the trusts' assets were distributed over a ten-year period and based on current earnings, the named officers would receive the following average annual payments over such ten-year period:

  •
  M. D. White, $1,231,315

  •
  T. C. Freyman, $225,470

  •
  B. B. Yoor, $29,972

  •
  B. J. Blaser, $137,501

  •
  M. J. Warmuth, $232,160

In addition, the following one-time deposits would have been made under the Abbott Laboratories Supplemental Pension Plan for the following named officers:

  •
  B. B. Yoor, $144,904

  •
  B. J. Blaser, $49,161

  •
  M. J. Warmuth, $479,186

If the termination of employment was due to disability, then the following named officers also would have received, in addition to Abbott's standard disability benefits, a monthly long-term disability benefit in the amount of:

  •
  M. D. White, $160,000

  •
  T. C. Freyman, $67,375

  •
  B. B. Yoor, $31,140

  •
  B. J. Blaser, $33,215

  •
  M. J. Warmuth, $36,500

This long-term disability benefit would continue for up to 24 months following termination of employment. It ends if the officer retires, recovers, dies, or ceases to meet eligibility criteria.

In addition, if the named officer's employment had terminated due to death or disability, the officer's unvested stock options and restricted shares would have vested on December 31, 2016 with values as set forth below in the section captioned, "Equity Awards."

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

Mr. White does not have a change in control agreement with Abbott.

Abbott has change in control arrangements with other key members of its management team, in the form of change in control agreements for Abbott officers and a change in control plan for certain other management personnel. The agreements with Messrs. Freyman, Yoor, Blaser, and Warmuth are described below.

Each change in control agreement continues in effect until December 31, 2018, and can be renewed for successive two-year terms upon notice prior to the expiration date. If notice of non-renewal is given, the agreement will expire on the later of the scheduled expiration date and the one-year anniversary of the date of such notice. If no notice is given, the agreement will expire on the one-year anniversary of the scheduled expiration date. Each agreement also automatically extends for two years following any change in control (see below) that occurs while the agreement is in effect.

The agreements provide that if the officer is terminated other than for cause or permanent disability or if the officer elects to terminate employment for good reason (see below) within two years following a change in control of Abbott,

58      Abbott Laboratories

the officer is entitled to receive a lump sum payment equal to three times the officer's annual salary and annual incentive ("bonus") award (assuming for this purpose that all target performance goals have been achieved or, if higher, based on the average bonus for the last three years), plus any unpaid bonus owing for any completed performance period and the pro rata bonus for any current bonus period (based on the highest of the bonus assuming achievement of target performance, the average bonus for the past three years, or in the case of the unpaid bonus for any completed performance period, the actual bonus earned). If the officer is terminated other than for cause or permanent disability or if the officer elects to terminate employment for good reason during a potential change in control (see below), the officer is entitled to receive a lump sum payment of the annual salary and bonus payments described above, except that the amount of the bonus to which the officer is entitled will be based on the actual achievement of the applicable performance goals. If the potential change in control becomes a "change in control event" (within the meaning of Section 409A of the Internal Revenue Code), the officer will be entitled to receive the difference between the bonus amounts the officer received upon termination during the potential change in control and the bonus amounts that would have been received had such amounts instead been based on the higher of the officer's target bonus or the average bonus paid to the officer in the preceding three years. Bonus payments include payments made under the Performance Incentive Plan. The officer will also receive up to three years of additional employee benefits (including welfare benefits, outplacement services and tax and financial counseling, and the value of three more years of pension accruals).

If change in control-related payments and benefits become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, payments under the agreement will be reduced to prevent application of the excise tax if such a reduction would leave the executive in a better after-tax position than if the payments were not reduced and the tax applied. The agreements also limit the conduct for which awards under Abbott's incentive stock programs can be terminated and generally permit options to remain exercisable for the remainder of their term.

For purposes of the agreements, the term "change in control" includes the following events: any person becoming the beneficial owner of Abbott securities representing twenty percent or more of the outstanding voting power (not including an acquisition directly from Abbott and its affiliates); a change in the majority of the members of the Board of Directors whose appointment was approved by a vote of at least two-thirds of the incumbent directors; and the consummation of certain mergers or similar corporate transactions involving Abbott. A "potential change in control" under the agreements includes, among other things, Abbott's entry into an agreement that would result in a change in control. Finally, the term "good reason" includes: a significant adverse change in the executive's position, duties, or authority; Abbott's failure to pay the executive's compensation or a reduction in the executive's base pay or benefits; or the relocation of Abbott's principal executive offices to a location that is more than thirty-five miles from the location of the offices at the time of the change in control.

If a change in control had occurred on December 31, 2016 immediately followed by one of the covered circumstances described above, Messrs. Freyman, Yoor, Blaser, and Warmuth would have been entitled to receive the following payments and benefits under the change in control agreements:

Name	Cash termination payments	Additional Supplemental Pension Plan benefits	Welfare and fringe benefits

T. C. Freyman	$7,672,700	$257,398	$63,157
B. B. Yoor	4,222,800	411,560	62,384
B. J. Blaser	4,940,089	286,862	46,806
M. J. Warmuth	5,005,789	2,074,576	58,526

Abbott Laboratories      59

EQUITY AWARDS

Under Abbott Laboratories' Incentive Stock Programs, upon a change in control, the surviving company may assume, convert, or replace awards to executive officers on an equivalent basis. If the surviving company does not do so, then the awards vest. If the surviving company does assume, convert, or replace the awards on an equivalent basis, then the awards vest if the officer's employment is terminated without cause or the officer resigns for good reason during the period six months prior to and through two years after a change in control. The term "good reason" has the same definition as in the change of control agreements.

If a change in control had occurred on December 31, 2016, and the surviving company did not assume, convert, or replace the awards, then Messrs. White, Freyman, Yoor, Blaser, and Warmuth would have vested in the following options, restricted shares, and restricted stock units:

	Unvested Stock Options		Restricted Shares/Units
Name	Number of Option Shares	Value of Option Shares	Number of Restricted Shares/Units	Value of Restricted Shares/Units

M. D. White	2,065,883	$11,986	264,992	$10,178,342
T. C. Freyman	741,889	4,852	93,203	3,579,928
B. B. Yoor	306,216	2,135	37,740	1,449,593
B. J. Blaser	530,565	3,567	66,609	2,558,452
M. J. Warmuth	470,546	3,139	58,803	2,258,623

The value of stock options shown is based on the excess of the closing price of a common share on December 31, 2016 over the exercise price of such options, multiplied by the number of unvested stock options held by the named officer. The value of restricted shares shown is determined by multiplying the number of restricted shares that would vest as of December 31, 2016 and the closing price of a common share on December 31, 2016.

60      Abbott Laboratories

RATIFICATION OF ERNST & YOUNG LLP AS AUDITORS
(ITEM 2 ON PROXY CARD)

Abbott's By-Laws provide that the Audit Committee shall appoint annually a firm of independent registered public accountants to serve as auditors. In October 2016, the Audit Committee appointed Ernst & Young LLP to act as auditors for 2017. Ernst & Young LLP has served as Abbott's auditors since 2014.

Although the Audit Committee has sole authority to appoint auditors, it would like to know the opinion of the shareholders regarding its appointment of Ernst & Young LLP as auditors for 2017. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment of Ernst & Young LLP as auditors for 2017, the Audit Committee will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young LLP.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as auditors for 2017.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

AUDIT FEES AND NON-AUDIT FEES

The following table presents fees for professional audit services by Ernst & Young LLP for the audit of Abbott's annual financial statements for the years ended December 31, 2016 and December 31, 2015 and fees billed for other services rendered by Ernst & Young during these periods.

	2016	2015

Audit fees:(1)	$14,545,000	$13,329,000
Audit related fees:(2)	404,000	936,000
Tax fees:(3)	2,389,000	3,005,000
All other fees:(4)	853,000	0

Total	$18,191,000	$17,270,000

(1)
Audit fees included amounts billed or to be billed for professional services rendered for the audit of Abbott's annual financial statements, the review of Abbott's financial statements included in Abbott's quarterly reports, and the audits of Abbott's internal control over financial reporting, statutory and subsidiary audits, the review of documents filed with the Securities and Exchange Commission, and certain accounting consultations in connection with the audits.

(2)
Audit related fees include: accounting consultations and audits in connection with proposed acquisitions and divestitures, and audits of certain employee benefit plans' financial statements.

(3)
Tax fees consist principally of professional services rendered for tax compliance and tax planning and advice including assistance with tax audits and appeals, and tax advice related to mergers and acquisitions.

(4)
All other fees in 2016 include transaction-related compliance assessment services.

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POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF THE INDEPENDENT AUDITOR

The Audit Committee has established policies and procedures to pre-approve all audit and permissible non-audit services performed by the independent auditor and its related affiliates.

Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a schedule of all proposed services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for Abbott's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee reviews these processes on behalf of the Board of Directors. In this context, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2016 Annual Report on Form 10-K with Abbott's management and its independent registered public accounting firm.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed pursuant to Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm's independence. The Audit Committee has also considered whether the provision of the services described on page 61 under the caption "Audit Fees and Non-Audit Fees" is compatible with maintaining the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Abbott's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

Audit Committee

R. S. Austin, Chair
E. M. Liddy
N. McKinstry
S. C. Scott III
G. F. Tilton

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SAY ON PAY—AN ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION (ITEM 3 ON PROXY CARD)

Shareholders are being asked to approve the compensation of Abbott's named officers, as disclosed under Securities and Exchange Commission rules, including the Compensation Discussion and Analysis, the compensation tables, and related material included in this proxy statement.

As noted in our proxy summary, 2016 was a year of strong operational results and key strategic advancements.

Compensation for executive officers is determined by the Compensation Committee based on Company performance relative to our peer group, executive officer performance relative to goals, and compensation levels relative to our peer group. Despite the significant positive impact of the closing of the St. Jude Medical acquisition on our stock price (moving Abbott's relative TSR to the top of our peer group at the time the Compensation Committee awarded bonuses and made LTI awards in 2017) and the critical importance of the transaction on our long-term strategy, the pay decisions outlined below did not reflect the impact of the acquisition, as it closed after the end of 2016. Compensation decisions based on 2016 performance were made in February 2017 as follows:

  •
  Base salary increases averaged 1.3%. The CEO did not receive an increase; his base salary was last adjusted in 2010.

  •
  Average bonus payouts were 92% of target despite overachievement of goals related to EPS, net income, cash flow, return on assets and 99.8% achievement of the sales goal. Individual payouts were aligned with performance and ranged from 10% to 122% of target.

  •
  The value of 2017 LTI awards was targeted at the 25th percentile of our peer group, consistent with lower relative total shareholder returns through 2016. Individual awards were aligned with individual performance and ranged from the 5th to the 51st percentile. On average, the value of 2017 LTI grants that were awarded to executive officers was 22% less than the value of the 2016 grants, with the CEO receiving 22% less as well. If we had granted at the 50th percentile instead of the 25th, the grant guidelines would have been approximately $2 million higher for the CEO and $650,000 higher for each of the other NEOs.

The impact of these pay decisions on our CEO's compensation is shown in the table below:

CEO Pay Comparison for Performance Years 2015 and 2016

Pay Component	2016 Pay Based on 2015 Performance	2017 Pay Based on 2016 Performance	Difference

Base Salary	$1,900,000	$1,900,000	No Change (unchanged since 2010)

Annual Incentive	$3,300,000	$3,200,000	–$100,000 (3% decrease)

Long-Term Incentives	$10,499,287 (50th percentile)	$8,199,521 (25th percentile)	–$2,299,766 (22% decrease)

Total	$15,699,287	$13,299,521	–$2,399,766 (15% decrease)

It is important to note that the amounts shown in the Summary Compensation Table (page 44) reflect the annual bonus for 2016 performance, but the LTI awards shown are for 2015 performance. Due to the significantly different LTI amounts granted in 2017 (using the 25th percentile guidelines) vs. 2016 (using the 50th percentile guidelines), we have disclosed the 2017 grant in this proxy to aid shareholders in their understanding of our approach to compensation which definitively aligns our LTI grant guidelines with relative TSR (as outlined on page 35).

Our compensation design and alignment with results have consistently received very strong support from our shareholders on the annual Say on Pay vote. Each year since the separation of AbbVie in 2013, we received a minimum of 94% votes FOR our executive compensation program.

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We made design changes during this time that reflect feedback from shareholders, as well as changes in our business. Some of the changes made include the following:

  •
  Selected a new peer group that reflects the globally diverse and consumer-facing aspects of Abbott

  •
  Increased executive share ownership guidelines

  •
  Increased director share ownership guidelines

  •
  Added a share retention requirement which applies until share ownership guidelines are met

  •
  Eliminated single-trigger vesting of equity in the event of a change in control

  •
  Eliminated tax gross-ups in our executive officer pay program

  •
  Implemented a hedging policy and a pledging policy

  •
  Implemented a one-year minimum vesting period for long-term incentive grants

  •
  Increased the ROE target for performance shares in 2015 and again in 2016

  •
  Revised annual cash incentive plan goals and scoring methodology

  •
  Revised long-term incentive measures to reflect sustained performance over a three-year period

  •
  Increased disclosure related to payouts for annual and long-term incentives

  •
  Implemented a strengthened recoupment policy

  •
  Retained an independent Compensation Committee consultant who performs no other work for Abbott

We received positive feedback on these changes from our shareholders during our extensive shareholder outreach.

The Compensation Committee, with the counsel of its independent consultant, concluded that the compensation reported herein was earned and appropriate. The specific details of the executive compensation program and compensation paid to the named executive officers are described on pages 27 through 41 of this proxy statement.

While this vote is advisory and non-binding, the Board of Directors and Compensation Committee value the opinion of the shareholders and will review the voting results and take into account the results and our ongoing dialogue with shareholders when future compensation decisions are made.

Accordingly, the Board of Directors recommends that you vote FOR the approval of the named officers' compensation.

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SAY WHEN ON PAY—AN ADVISORY VOTE ON THE APPROVAL OF THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION (ITEM 4 ON PROXY CARD)

Shareholders are being asked to vote on how often Abbott should present shareholders with the opportunity to vote on the compensation awarded to its named officers.

Abbott believes that an annual vote is most appropriate.

You may vote to have this vote held annually, every two years, or every three years, or you may abstain. The vote is advisory and non-binding.

The compensation committee will consider the outcome, along with other relevant factors, in recommending a voting frequency to the board of directors.

Accordingly, the Board of Directors recommends that you vote FOR an ANNUAL (1 YEAR) shareholder advisory vote about compensation awarded to Abbott's named officers.

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APPROVAL OF THE ABBOTT LABORATORIES 2017 INCENTIVE STOCK PROGRAM (ITEM 5 ON PROXY CARD)

The Board of Directors has adopted, subject to shareholder approval, the Abbott Laboratories 2017 Incentive Stock Program (the "Plan"). A copy of the Plan is attached to this proxy statement as Exhibit B.

The Board of Directors recommends a vote FOR the approval of the Plan.

WHY SHAREHOLDERS SHOULD APPROVE THE PLAN

  •
  Additional shares are needed.   Abbott expects that the current equity program will run out of shares available for grant prior to the 2018 Annual Meeting. If shareholders do not approve the Plan and Abbott cannot grant equity awards, Abbott will be placed at a competitive disadvantage, making it difficult to attract, retain, and motivate its employees, officers, and non-employee directors.

  In a typical year, over 99% of grants awarded are extended to employees other than executive officers. The Plan is expected to benefit approximately 11,000 employees in 70 countries around the world.

  •
  Equity awards are an important component of Abbott's compensation program.  The Plan will enable Abbott to attract and retain the services of employees, officers, and non-employee directors.

  •
  Equity incentives align the interests of our employees, officers and non-employee directors with those of other shareholders. Abbott believes that equity incentives motivate recipients to focus on growth in shareholder value.

  •
  The Plan provides flexibility.   Abbott will be able to continue to adapt the compensation of key individuals to accommodate changes in best practices, law, accounting principles, and corporate objectives if the Plan is approved.

  •
  Approval of the Plan includes approval of the material terms of performance goals for Section 162(m) of the Internal Revenue Code ("Internal Revenue Code" or the "Code"). Shareholder approval of the Plan permits the Compensation Committee to grant awards to Abbott's covered employees that may be tax deductible regardless of the Code Section 162(m) limits.

Upon shareholder approval, the Plan will replace the 2009 Incentive Stock Program, as amended (the "Prior Plan"). No further awards will be granted under the Prior Plan, and any shares remaining available for grant will be retired and not transferred to the Plan. In addition, no awards have been or will be granted under the St. Jude Medical, Inc. 2016 Stock Incentive Plan. If the Plan is not approved by shareholders, then the Plan will not become effective and the Prior Plan will continue in full force and effect.

An aggregate of 170 million shares initially will be available for issuance under the Plan. This number was determined based on analysis of various factors, including the average share usage rate ("burn rate"), potential dilution, industry plan cost standards, and anticipated equity compensation needs. In 2014, 2015, and 2016, the Prior Plan's burn rate was 1.8 percent, calculated as of December 31, 2016, as follows:

The Aggregate Number of Shares Subject to Awards Granted during the Year*
Weighted Average Number of Shares Outstanding during the Year

*
Full Value Awards are adjusted, with each share counting as three shares. (A "Full Value Award" is any award settled in shares, other than an option or stock appreciation right.)

The potential dilution to current shareholders that could result from the future issuance of shares available under the Plan, in addition to shares subject to awards outstanding under the Prior Plan, would be approximately 13.0 percent, calculated as follows:

New Shares Requested + Shares Subject to Outstanding Awards
New Shares Requested + Shares Subject to Outstanding Awards + Total Common Shares Outstanding

Based on these factors and Abbott's current grant practices, the shares requested for use under the Plan are expected to meet Abbott's equity grant needs for approximately 4-5 years. The shares reserved may, however, last for a shorter or longer period of time depending on currently unknown factors, such as the number of grant recipients, future grant practices, and Abbott's share price.

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Status of the Prior Plan

As of December 31, 2016, there were 49,811,696 common shares subject to outstanding awards granted under the Prior Plan, including 35,888,333 options with a weighted average exercise price of $34.17 and a weighted average remaining term of 5.3 years and 13,923,363 Full Value Awards.

As of December 31, 2016, Abbott had 1,472,869,205 total common shares outstanding. The terms and conditions of outstanding awards under the Prior Plan will not be affected by the approval of the Plan, and the Prior Plan will remain in effect with respect to awards which have already been granted.

As noted above, upon shareholder approval of the Plan, no further awards will be granted under the Prior Plan and any shares remaining available under the Prior Plan or the St. Jude Medical, Inc. 2016 Stock Incentive Plan will be retired and not transferred to the Plan; provided, that shares under outstanding Prior Plan awards that are not issued due to forfeiture, expiration, cancellation, or cash settlement and shares withheld to satisfy tax withholding obligations under Prior Plan Full Value Awards will become available for issuance under the Plan.

KEY PLAN FEATURES

The Plan is intended to reinforce the alignment between employees' and non-employee directors' interests and shareholders' interests, and purposefully excludes features that could misalign those interests. Accordingly, the Plan and current award agreements:

  •
  Require one-year minimum vesting for all awards (with 5% exception allowed)

  •
  Vest executive officer awards under double-trigger Change in Control circumstances

  •
  Count each Full Value Award share as three shares against the Plan's share reserve

  •
  Limit grants to any individual participant in a calendar year

  •
  Authorize the recoupment of awards under the Abbott recoupment policy

  •
  Prohibit repricing of underwater stock options or stock appreciation rights without shareholder approval, other than in the case of adjustment for corporate transactions

  •
  Do not have evergreen share pool provisions

  •
  Do not have a replacement option feature

  •
  Do not provide tax gross-ups to officers or non-employee directors

PLAN SUMMARY

This summary of the Plan's principal features is qualified in its entirety by reference to the Plan, which is attached to this proxy statement as Exhibit B.

The purpose of the Plan is to attract and retain outstanding employees, officers, and non-employee directors of Abbott and its subsidiaries and to motivate such individuals by providing opportunities to acquire Abbott common shares or to receive payments based on the value of such shares or on the financial performance of Abbott, or both, on advantageous terms and to further align such persons' interests with those of Abbott's other shareholders. To enable Abbott to accomplish this, the Plan authorizes the grant of several different forms of benefits including nonqualified stock options, restricted stock awards, restricted stock units, performance awards, other share-based awards and foreign benefits ("Benefits" or "awards").

Code Section 162(m) limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and three other most highly paid executive officers other than the chief financial officer ("covered employees") in excess of $1 million, unless the compensation qualifies as "performance-based" or is otherwise exempt. The Plan provides the Compensation Committee with the ability to award performance-based compensation to covered employees that is exempt from the tax deduction limits of Code Section 162(m), in part by setting limits on awards that an individual participant can receive in any year under the Plan: (i) no more than 2 million shares may be subject to stock options and stock appreciation rights; and (ii) no more than $15 million worth of shares may be subject to Full Value Awards that are performance awards, determined by multiplying the number of shares or units granted under the award by the fair market value of a common share on the date of grant. However, Abbott may provide compensation under the Plan that is not deductible.

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Shares Reserved

The Plan authorizes the grant of awards with respect to an aggregate of 170 million common shares, plus the number of shares that cease to be subject to awards under the Prior Plan (for example, awards that expire unexercised or that are forfeited); subject in each case to adjustments as provided below. Each share subject to a Full Value Award under the Plan shall be counted as three shares for every one share actually issued in connection with the award.

On February 16, 2017, the closing price of an Abbott common share on the New York Stock Exchange was $44.20. The common shares covered by the Plan may be either authorized but unissued shares or shares that have been or may be reacquired by Abbott in the open market, in private transactions, or otherwise.

If there is a lapse, expiration, termination, forfeiture, cancellation, or cash settlement of any Benefit granted under the Plan or the Prior Plan without the issuance of shares, the shares that had been subject to that Benefit may be used for the grant of new Benefits under the Plan. Any common shares withheld by Abbott to satisfy minimum statutory tax withholding obligations arising in connection with a Full Value Award granted under the Plan or the Prior Plan may be used for the grant of new Benefits.

Common shares that are issued under any Benefit and thereafter reacquired by Abbott pursuant to rights reserved upon the issuance of the shares or pursuant to the payment of the exercise price under stock options by delivery of other Abbott common shares, common shares under options or stock-settled stock appreciation rights that are not issued upon the net exercise or net settlement of the option or stock appreciation right, and common shares that are exchanged by the grantee or withheld by Abbott to satisfy tax withholding requirements in connection with any Benefit other than a Full Value Award (whether granted under the Plan or the Prior Plan) will not be available for subsequent awards under the Plan. Benefits settled in cash will not reduce the number of common shares available for subsequent awards under the Plan.

Administration

The Plan provides that grants of Benefits and other determinations under the Plan will be made by the Compensation Committee of the Board of Directors or such other committee consisting entirely of persons who are both: (i) "non-employee directors" as defined in Rule 16b3 of the Securities Exchange Act, as amended; and (ii) "outside directors" as defined under Code Section 162(m) (the "Committee"), except that the Committee may delegate its authority to the extent consistent with applicable law and Securities and Exchange Commission rules, and except that the Chief Executive Officer may grant Benefits under the Plan to eligible persons other than directors and executive officers of Abbott, which grants shall be reported to the Committee.

To the extent not inconsistent with the Plan's provisions, the Committee's powers will include the power:

  •
  to administer the Plan;

  •
  to exercise all the power and authority either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan;

  •
  to grant Benefits;

  •
  to determine the persons to whom and the time or times at which Benefits will be granted;

  •
  to determine the type and number of Benefits to be granted and the terms and conditions relating to any Benefit;

  •
  to determine whether and to what extent, a Benefit may be settled, canceled, forfeited, accelerated, exchanged, deferred in accordance with Section 409A, or surrendered;

  •
  to make adjustments in the terms and conditions applicable to Benefits;

  •
  to construe and interpret the Plan and any Benefit;

  •
  to prescribe, amend, and rescind rules and regulations relating to the Plan;

  •
  to determine the terms and provisions of any Benefit agreement; and

  •
  to make all other determinations deemed necessary or advisable for the administration of the Plan.

All determinations of the Committee will be made by the vote of a majority of its members, which will constitute a quorum.

68      Abbott Laboratories

Eligibility

Employees of Abbott and its subsidiaries (including the persons named in the Summary Compensation Table on page 44) selected by the Committee will be eligible to receive Benefits under the Plan. Directors who are not employees of Abbott or its subsidiaries are eligible to receive certain restricted stock unit awards and nonqualified stock options, as described in more detail below. As of December 31, 2016, approximately 75,000 persons, including 75,000 employees, 18 executive officers and 11 non-employee directors were eligible to receive awards under the Plan. In connection with the acquisition of St. Jude Medical, Inc. on January 4, 2017, approximately 19,000 employees joined Abbott, bringing the total number of persons eligible to receive awards under the Plan to 94,000.

Duration

The Plan will continue in effect until the tenth anniversary of its approval by Abbott's shareholders, unless terminated earlier by the Board of Directors.

Adjustments

The Plan provides for equitable adjustment by the Committee in the event of certain corporate events such as a stock split, special dividend (in cash, shares or other property), merger, spinoff, or similar occurrence affecting the shares including, for example, adjustments to the number of shares reserved under the Plan, the number of shares covered by, or issuable pursuant to each outstanding Benefit, the exercise price or purchase price relating to any Benefit, the performance goals, and the individual and share limitations under the Plan.

No Repricing

The Plan prohibits repricing of stock options or stock appreciation rights other than in connection with an adjustment. Specifically, the Plan provides that without prior approval of shareholders, the Committee may not lower the exercise price or base price of an outstanding stock option or stock appreciation right nor grant any Benefit or provide cash in replacement of a canceled stock option or stock appreciation right which had been granted at a higher exercise price or base price.

Minimum Vesting Requirements

Except with respect to five percent of the number of shares available for grant as of the effective date of the Plan, the Plan requires a minimum one-year vesting period for all awards granted under the Plan, other than in connection with an adjustment. The Committee has discretion to accelerate the vesting of awards, provided that such acceleration does not cause an award subject to a one-year minimum vesting period to vest prior to one year from grant, other than upon a "Change in Control" of Abbott (as defined in the Plan), or upon a participant's death or disability. (See the section captioned "Other Share-Based Awards and Recognition Awards" below for details regarding additional limits on the grant of vested share awards).

Options

The Plan provides that the exercise price of any stock option will be at least 100 percent of the fair market value of the common shares on the grant date of the option, except in connection with an adjustment. The Committee may provide for the payment of the exercise price in cash, by delivery of other Abbott common shares having a market value equal to the purchase price of such shares, including by withholding of shares that would otherwise be distributed to the grantee upon exercise, through an open-market broker-assisted transaction, or by any other method approved by the Committee.

No option may be granted with a term in excess of ten years from the date of grant. The Plan contains special rules covering the time of exercise in case of retirement, death, disability, or other termination of employment.

Restricted Stock Awards and Restricted Stock Units

Restricted stock awards consist of common shares transferred to participants, without payment, as additional compensation for their services to Abbott or one of its subsidiaries. Restricted stock units consist of a contractual right of the participant to receive common shares, or cash equal in value to those shares, in the future, without payment, as additional compensation for their services to Abbott or one of its subsidiaries. Restricted stock awards

Abbott Laboratories      69

and restricted stock units awarded under the Plan will be subject to such terms and conditions as the Committee determines are appropriate, including without limitation, restrictions on the sale or other disposition of such shares.

Performance Awards

The Plan permits the grant of performance awards in the form of restricted stock, restricted stock units and other share-based awards. The goals established by the Committee shall be based on any one or a combination of earnings per share, return on equity, return on assets, return on net assets, return on investment, total shareholder return, net operating income, cash flow, increase in revenue, economic value added, increase in share price or cash flow return on investment, and may be applied to the performance of Abbott, a subsidiary, or a division or strategic business unit of Abbott, or may be applied to Abbott performance relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). If a Benefit is intended to satisfy the performance-based compensation exception to the limits of Code Section 162(m), then to the extent consistent with such exception, the Committee may make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting Abbott or any subsidiary or the financial statements of Abbott or any subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Other Share-Based Awards and Recognition Awards

The Committee may grant other share-based awards, stock appreciation rights and other awards based on the value of Abbott common shares, subject to such terms and conditions as the Committee determines are appropriate. The Committee may provide the right to vote and receive dividends on restricted stock and dividend equivalents on restricted stock units granted under the Plan. Unless otherwise provided, any dividends or dividend equivalents received, including in connection with a stock split of the common shares underlying an award, generally will be subject to the same restrictions as the common shares underlying the award and any dividend equivalents are included in the participant's ordinary income and deducted by the Company upon payment. The Plan provides that the base price of any stock appreciation right will be at least equal to the fair market value of the common shares on the date of grant of the stock appreciation right, except in connection with an adjustment, and that a stock appreciation right may not be granted with a term in excess of ten years from the date of grant. The Committee may grant no more than one thousand fully vested common shares to any one individual in any one calendar year, as a "recognition award".

Foreign Benefits

The Committee may grant Benefits to such officers and employees of Abbott and its subsidiaries who reside in foreign jurisdictions, subject to such terms and conditions as the Committee determines are appropriate. The Committee may amend or vary the terms of the Plan in order to conform such terms with the requirements of each jurisdiction where a subsidiary is located as it considers necessary or desirable to take into account or to mitigate the burden of taxation and social security contributions for participants and/or the subsidiary, or amend or vary the terms of the Plan in a jurisdiction where the subsidiary is located as it considers necessary or desirable to meet the objectives of the Plan. The Committee may establish one or more sub-plans for these purposes. The Committee may establish administrative rules and procedures to facilitate the operation of the Plan in such jurisdictions. To the extent permitted under applicable law, the Committee, which may delegate its authority and responsibilities regarding Foreign Benefits to one or more officers of Abbott, has delegated its authority and responsibilities with respect to the administration of Benefits granted to officers and employees of Abbott and its subsidiaries who reside in foreign jurisdictions to the Executive Vice President of Human Resources.

Nonqualified Stock Options to Non-Employee Directors

The Plan permits each director of Abbott who is not also an employee of Abbott or its subsidiaries ("non-employee directors") to elect to receive any or all of his or her directors' fees earned under Abbott's Non-Employee Directors' Fee Plan in the form of nonqualified stock options, provided that such election is made by December 31 of the year preceding the period in which the fees are earned. The fees covered by any such election will be converted to stock

70      Abbott Laboratories

options based on a reasonable valuation method. Each nonqualified stock option due to a director under this Plan will be granted annually, on the date of the annual shareholders meeting, will be immediately exercisable and non-forfeitable and will not be exercisable after the tenth anniversary of the date of grant.

Restricted Stock Units to Non-Employee Directors

The Plan also provides that restricted stock units will automatically be awarded to each person elected a director of Abbott at the annual shareholders meeting who is not also an employee of Abbott or its subsidiaries. The awards will be made on the date the person is elected as a director, and each award will cover a number of common shares set by the Board in its sole discretion, upon recommendation by the Committee, provided that the fair market value of the shares on the award date will not exceed $250,000. The shares covered by the awards will be fully vested on the award date. The non-employee director receiving the restricted stock units will be entitled to receive one common share for each restricted stock unit upon the earliest of the date the director experiences a "separation from service" (within the meaning of Code Section 409A), the date the director dies or the date of a Change in Control that also qualifies as a "change in control event" within the meaning of Code Section 409A.

Change in Control

Unless otherwise provided in an award agreement (including award agreements with executive officers), upon the occurrence of a Change in Control of Abbott, the Plan provides that: (i) stock options will become fully vested and exercisable; (ii) terms and conditions of restricted stock awards and restricted stock units will be deemed to be satisfied, and all restrictions will lapse; (iii) other share-based awards will become fully vested and stock appreciation rights will become fully vested and exercisable; and (iv) performance awards will be deemed to have been fully earned and immediately payable. The Plan's award agreements for Abbott's executive officers provide for accelerated vesting of Benefits in connection with a Change in Control only in double-trigger circumstances.

Tax Withholding

The Committee may permit or require a participant to pay all or a portion of the federal, state and local taxes (in U.S. or non-U.S. jurisdictions), including social security and Medicare withholding tax, arising in connection with the receipt or exercise of any Benefit, by having Abbott withhold shares or by delivering shares received in connection with the Benefit or previously acquired, having a fair market value approximating the amount to be withheld, by having Abbott or a subsidiary withhold from any cash compensation payable to the participant or sell shares issued pursuant to a Benefit and withhold from the proceeds, or by having the participant repay Abbott for taxes paid on the participant's behalf.

Nontransferability

Except as provided by the Committee, Benefits granted under the Plan will be exercisable only by the holder during the holder's lifetime; provided, however, that such Benefits will be transferable by will or by the laws of descent and distribution.

Amendment and Termination

The Plan may be amended from time to time or terminated by the Board of Directors. In the absence of shareholder approval, however, no such amendment may increase the aggregate number of shares available for Benefits, extend the term of the Plan, or change or add a category or categories of individuals who are eligible to participate in the Plan. In addition, without the written consent of the holder, no amendment or termination of the Plan may materially and adversely modify the holder's rights under the terms and conditions of an outstanding Benefit, except that the Plan may be amended for purposes of granting Benefits to employees in foreign jurisdictions (as described above under "Foreign Benefits") or as needed to comply with any tax or regulatory requirement, as determined by the Board of Directors or the Committee. Without limiting the foregoing, the Plan provides that the Plan or any Benefit may be amended without the consent of the holder to comply with or qualify for exemption from Code Section 409A and, to the extent permitted by Section 409A, the maximum term of a stock option or stock appreciation right may be extended as necessary to allow for exercise of such award following a period during which exercise was prohibited by applicable law.

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New Plan Benefits

Future awards of Benefits under the Plan will be determined by the Committee and may vary from year to year and from participant to participant. Future awards under the Plan are generally not determinable at this time because the awards are discretionary and/or depend on the value of Abbott's common shares at the time that grants are determined. In addition, as discussed above, under the Plan, each non-employee director who is elected to the Board of Directors at the annual shareholder meeting receives an award of a number of restricted stock units covering the number of common shares having a fair market value on the date of the grant not exceeding $250,000. In 2016, this was 3,799 restricted stock units. The Plan also permits each non-employee director to elect to receive any or all of his or her directors' fees earned under Abbott's Non-Employee Directors' Fee Plan in the form of nonqualified stock options. In 2016, if this election had been made, then the following options would have been received: Audit Committee Chairman, options covering 15,062 shares; Compensation Committee Chairman, options covering 14,522 shares; Public Policy Committee Chairman, options covering 14,184 shares; other committee chairs, options covering 14,184 shares; other audit committee members, options covering 13,373 shares; the lead director, options covering 15,197 shares; and other non-employee directors, options covering 12,765 shares.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a brief summary of the principal United States federal income tax consequences of the Plan for a participant who is a U.S. tax resident under the provisions of the Code currently in effect. The Internal Revenue Code and its regulations are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon that participant's individual circumstances.

Options and Stock Appreciation Rights

Under existing law and regulations, the grant of nonqualified stock options and stock appreciation rights will not result in income taxable to the employee or director or provide a deduction to Abbott. However, the exercise of a nonqualified stock option or stock appreciation right results in taxable income to the holder, and Abbott may be entitled to a corresponding tax deduction, subject to the limits of Code Section 162(m). At the time of the exercise of a nonqualified stock option, the participant will be taxed at ordinary income tax rates on the excess of the fair market value of the shares purchased over the option's exercise price. At the time of the exercise of a stock appreciation right, the participant will be taxed at ordinary income tax rates on the amount of the cash, or the fair market value of the shares, received by the employee upon exercise.

Restricted Stock Awards

A participant in the Plan who is granted a restricted stock award will not be taxed upon the acquisition of such shares so long as the interest in such shares is subject to a "substantial risk of forfeiture" within the meaning of Code Section 83. Upon lapse or release of the restrictions, the recipient will be taxed at ordinary income tax rates on an amount equal to the then current fair market value of the shares. Any such awards that are not subject to a substantial risk of forfeiture will be taxed at the time of grant. Abbott may be entitled to a corresponding tax deduction when the value of the award is included in the recipient's taxable income, subject to the limits of Code Section 162(m). The basis of restricted shares held after lapse or termination of restrictions will be equal to their fair market value on the date of lapse or termination of restrictions, and upon subsequent disposition any further gain or loss will be a long-term or short-term capital gain or loss, depending upon the length of time the shares are held. A recipient of a restricted stock award may elect to be taxed at ordinary income tax rates on the full fair market value of the restricted shares at the time of grant. If this election is made, the basis of the shares acquired will be equal to the fair market value at the time of grant, no tax will be payable upon the subsequent lapse or release of the restrictions, and any gain or loss upon disposition will be a capital gain or loss.

Restricted Stock Units

An employee or non-employee director who is granted a restricted stock unit will not be taxed upon the grant of the award. Upon receipt of payment of cash or common shares pursuant to a restricted stock unit, the employee or non-employee director will realize ordinary income in an amount equal to any cash received and the fair market value of any common shares received. Subject to the limits of Code Section 162(m), Abbott may be entitled to an income tax deduction equal to the amount of ordinary income recognized by the employee or non-employee director.

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Performance Awards

A recipient of a performance award will generally realize ordinary income at the time common shares are transferred or cash is paid to the grantee with respect to such award. Abbott may be entitled to a corresponding tax deduction equal to the ordinary income recognized by the participant, subject to the limits of Code Section 162(m).

Section 162(m)

Stock options and stock appreciation rights will satisfy the Section 162(m) "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the underlying program sets the maximum number of shares that can be granted to any person within a specified period, and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Performance or incentive awards, such as performance-based restricted stock, restricted stock units, and other share-based awards granted under the Plan may qualify as "qualified performance-based" compensation for purposes of Code Section 162(m), if such awards meet Code requirements.

Section 409A

Section 409A of the Code imposes certain requirements on nonqualified deferred compensation arrangements. These include requirements on an individual's election to defer compensation and the individual's selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (such as the individual's separation from service, a predetermined date, or the individual's death). Section 409A imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual's distribution commence no earlier than six months after such officer's separation from service. Certain awards under the Plan may be designed to be subject to the requirements of Section 409A in form and in operation. For example, restricted stock units that provide for a settlement date following the vesting date may be subject to Section 409A. If an award under the Plan is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20 percent federal penalty tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

The Board of Directors recommends a vote FOR the approval of the Abbott Laboratories 2017 Incentive Stock Program.

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APPROVAL OF THE ABBOTT LABORATORIES 2017 EMPLOYEE STOCK PURCHASE PLAN FOR NON-U.S. EMPLOYEES (ITEM 6 ON PROXY CARD)

The Board of Directors has adopted, subject to shareholder approval, the Abbott Laboratories 2017 Employee Stock Purchase Plan for Non-U.S. Employees (the "ESPP"). The ESPP is an amendment and restatement of the Abbott Laboratories 2009 Employee Stock Purchase Plan for Non-U.S. Employees (the "2009 ESPP"), under which an aggregate of fifteen million Abbott common shares have been reserved for issuance, including the shares authorized but not yet issued under the 2009 ESPP, and with a term extending through July 31, 2027. A copy of the ESPP is attached to this proxy statement as Exhibit C.

The Board of Directors recommends a vote FOR the approval of the ESPP.

ESPP SUMMARY

The ESPP is a broad-based plan offering eligible employees the opportunity to acquire a stock ownership interest in Abbott, through periodic contributions applied towards the purchase of Abbott common shares at a discount from the then-current market price. Currently, the ESPP is offered in 67 countries. 100% of shares are issued to employees other than executive officers. The purpose of the Plan is to provide an opportunity for non-U.S. employees of certain Abbott subsidiaries to share in Abbott's growth.

This summary of the principal features of the ESPP is qualified in its entirety by reference to the ESPP, which is attached to this proxy statement as Exhibit C.

Administration

The ESPP provides that either the Compensation Committee or any other committee as the Board of Directors may designate from time to time (the "Administrator") will administer the ESPP. To the extent permitted under applicable law, the Administrator may delegate its authority and responsibilities under the ESPP to one or more Abbott officers at any time in its sole discretion.

The Administrator and, to the extent permitted under applicable law, its delegate(s), have full power and authority to promulgate any rules and regulations deemed necessary for the proper administration of the ESPP, to interpret the provisions and supervise the administration of the ESPP, to reconcile any inconsistency, correct any default and supply any omission in the terms of the ESPP and any instrument or agreement relating to the ESPP, to make factual determinations relevant to ESPP entitlements and to take all action in connection with administration of the ESPP as deemed necessary or advisable. Decisions of each of the Administrator and, where applicable, its delegate(s) will be final and binding upon all eligible employees who elect to participate in the ESPP. Abbott will pay all reasonable expenses incurred in the administration of the ESPP.

The Administrator may amend or vary the terms of the ESPP (other than the ten-year term), including through the adoption of one or more sub-plans, to: (i) conform such terms with the requirements of each jurisdiction where an Employer (as defined below) is located, (ii) take into account or mitigate or reduce the burden of taxation and social security contributions for participants and/or the Employer, or (iii) meet the goals and objectives of the ESPP.

Eligibility and Participation

Any individual who is an employee, as defined under the ESPP, of a participating Abbott subsidiary (each an "Employer"), is eligible to participate in the ESPP. However, the Administrator or, to the extent permitted by applicable law, an Employer, may prospectively condition participation by its employees upon a period of service with such Employer. Abbott's officers and directors are not eligible to participate in the ESPP. A participant's employment with an Employer will be deemed to be terminated on the day such entity ceases to be an Abbott subsidiary.

Eligible employees may join a purchase cycle prior to the start of that purchase cycle. The first purchase cycle under the ESPP will commence on August 1, 2017 and end on January 31, 2018. As of December 31, 2016, Abbott estimates that approximately 60,000 employees are eligible to participate in the ESPP.

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Securities Subject to the ESPP

An aggregate of fifteen million Abbott common shares have been reserved for issuance under the ESPP, which includes the number of shares authorized but not yet issued under the 2009 ESPP, subject to adjustment as described below under "Adjustments." To the extent permitted under applicable stock exchange rules, shares may be purchased pursuant to a formula under certain sub-plans without regard to this limit.

The shares may be authorized but unissued shares, treasury shares, shares purchased on the open market, or a combination of each, as determined from time to time by the Board of Directors. If any purchase right granted under the ESPP expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that purchase right will become available under the ESPP.

If on any purchase date the number of shares otherwise purchasable by participants is greater than the number of shares then remaining available under the ESPP, the Administrator will allocate the available shares among the participants in such manner as it deems appropriate in its sole discretion.

Purchase Cycles and Purchase Dates

Abbott common shares will be offered under the ESPP through a series of purchase cycles. Unless otherwise determined by the Administrator, including with respect to a particular jurisdiction, subsidiary, or sub-plan, each purchase cycle will be six consecutive calendar months and subsequent purchase cycles will run consecutively after each preceding purchase cycle. Purchases will occur on the last business day of each purchase cycle. Except where prohibited by applicable law, the Administrator will have the power to make any changes without approval of the Board of Directors, and without regard to the expectations of any participants; provided, however, that Abbott and/or the Employer must notify participants of any such change at least 30 days before such change becomes effective.

Purchase Price

The purchase price of the Abbott common shares acquired on each purchase date will be 85% of the lesser of (i) the closing selling price per share of Abbott common shares on the date such purchase cycle begins and (ii) the closing selling price per share of Abbott common shares on the last business day of such purchase cycle.

The closing selling price of Abbott common shares on any relevant date under the ESPP will be deemed to be equal to the closing selling price per share on such date as reported in the New York Stock Exchange Composite Transactions, or if no sale has been reported in the New York Stock Exchange Composite Transactions on that date, the closing price reported in the New York Stock Exchange Composite Transactions on the last preceding date on which there was a sale. On February 16, 2017, the closing selling price per common share determined on such basis was $44.20 per share.

Payroll Deductions/Contributions and Stock Purchases

Each participant may authorize periodic payroll deductions in any multiple of 1% to 10% (or such other maximum percentage that may be specified by the Administrator), in whole percentages only, of his or her eligible compensation. Where payroll deductions are prohibited under local law, an Employer may permit its participants to contribute to the ESPP by an alternative method of contribution, including personal checks or direct debits from personal bank accounts. Under procedures established by his or her Employer, a participant's authorization and enrollment form will continue in effect from one purchase cycle to the next, unless the participant suspends his or her payroll deductions or contributions or discontinues his or her participation in the ESPP. Unless otherwise prohibited under local law or unless alternative procedures are established by the Administrator in its sole discretion, each Employer will convert the payroll deductions or contributions of its participants paid in non-U.S. currency into U.S. dollars as soon as reasonably practicable following the applicable payroll deduction date. For purposes of the ESPP, eligible compensation means the basic rate of cash remuneration of any employee as it appears on the books and records of such employee's Employer.

Unless a participant has previously ceased participation in the ESPP during a purchase cycle, a participant's purchase right will be automatically exercised on each purchase date to purchase that number of full Abbott common shares that the balance credited to such participant's account will entitle him or her to purchase. Any cash remaining in a participant's account after the purchase of Abbott common shares may be applied towards a notional interest in a fractional common share. Upon distribution of a participant's account, any fractional interest will be paid in cash.

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Special Limitations

The ESPP imposes certain limitations upon a participant's right to acquire Abbott common shares, including that no participant may contribute more than the equivalent in local currency of $12,500 during any purchase cycle towards the purchase of Abbott common shares.

Discontinuance of Participation or Termination of Employment

The participant may discontinue participation in the ESPP during a purchase cycle and his or her accumulated payroll deductions will be refunded without interest (unless otherwise required under local law) as soon as administratively practicable. A participant who discontinues participation during a purchase cycle will be ineligible to participate in the ESPP until he or she re-enrolls in the ESPP for a subsequent purchase cycle in accordance with the ESPP.

If a participant terminates employment with his or her Employer for any reason prior to the expiration of a purchase cycle, then the participant's participation in the ESPP will immediately terminate and the amount credited to the participant's account will be refunded as soon as reasonably practicable.

Shareholder Rights

No participant will have any voting, dividend, or other shareholder rights with respect to Abbott common shares subject to any purchase right under the ESPP until the common shares have been purchased and delivered to the participant or into an account for the benefit of the participant as provided in the ESPP.

Adjustments

If after the grant of a purchase right, but prior to the purchase of Abbott common shares with respect to a particular purchase period, there is any increase or decrease in the number of outstanding Abbott common shares because of a stock split, stock dividend, combination or recapitalization, the Administrator in its sole discretion will make any substitution or adjustment as it deems appropriate with respect to: the maximum number and kind of Abbott common shares that may be issued under the ESPP, the purchase price per share of Abbott common shares, and any other limitations provided under the ESPP.

In the event Abbott effects one or more reorganizations, recapitalizations, spin-offs, split-ups, rights offerings or reductions of its outstanding common shares, the Administrator in its sole discretion may make any substitution or adjustment as it deems appropriate with respect to: the maximum number of Abbott common shares available under the ESPP, the purchase price per share of Abbott common shares covered by each outstanding purchase right, and any other limitations provided under the ESPP.

Assignability

No purchase rights will be assignable or transferable by the participant. Any attempted assignment, transfer, pledge or other disposition will be null and void and without effect.

Liquidation or Dissolution

In the event of the proposed liquidation or dissolution of Abbott, the purchase cycle then in progress will terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless otherwise provided by the Administrator in its sole discretion, and all outstanding purchase rights will automatically terminate and the amounts of all payroll deductions will be refunded without interest (unless otherwise required under local law) to the participants as soon as reasonably practicable.

Change in Control

In the event of a proposed sale of all or substantially all of the assets of Abbott, or the merger or consolidation of Abbott with or into another entity, then in the sole discretion of the Administrator, (i) each purchase right will be assumed, or an equivalent purchase right will be substituted, by the successor corporation or parent or subsidiary of such successor corporation, or (ii) a new purchase date will be established by the Administrator on or before the date of the consummation of such merger, consolidation or sale, and all outstanding purchase rights will be automatically exercised on such new date.

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Duration, Termination or Amendment of the ESPP

If the shareholders approve the 2017 ESPP, then it will be effective on August 1, 2017 and terminate on July 31, 2027, unless terminated earlier by the Board of Directors in its sole discretion. If shareholders do not approve the 2017 ESPP, then the requested increase in common shares and the extension of the ESPP's term will not become effective.

The Board of Directors may at any time amend the ESPP without shareholder approval; however, shareholder approval must be obtained if required by any applicable laws, stock exchange rules or regulations.

The Board may terminate or suspend the ESPP at any time in its sole discretion, including shortening and establishing a new purchase date for a purchase cycle in connection with a spin-off or other similar corporate event. The termination, suspension or amendment of the ESPP will not alter rights or obligations under any purchase right previously granted under the ESPP in any material adverse way without the consent of the affected participants, except as may be necessary or advisable to qualify for or comply with a tax or regulatory requirement.

Certain Income Tax Consequences

Abbott does not offer the ESPP to employees in the United States, so the issuance and exercise of purchase rights under the ESPP should generally not have any federal income tax consequences for Abbott or ESPP participants. However, depending on the tax rules of the foreign jurisdictions in which ESPP participants reside, there may be ordinary income to the participants at the time of their purchase of common shares under the ESPP. If the participant recognizes ordinary income in connection with his or her purchase of common shares under the ESPP, then the Employer may be entitled to a deduction in the same amount at the time such ordinary income is recognized.

In the event that Abbott or an Employer is required to withhold any applicable taxes with regard to any compensation or other income realized by a participant under the ESPP, then Abbott or such Employer may deduct from any benefits of any kind otherwise due to a participant, including without limitation the proceeds of any sale of Abbott common shares for the account of the participant, the aggregate amount of such applicable taxes required to be withheld or, if such payments are insufficient to satisfy such applicable taxes, the participant will be required to pay to Abbott or such Employer, or make other arrangement satisfactory to Abbott or such Employer regarding payment to Abbott or such Employer of, the aggregate amount of any such taxes.

The ESPP is not intended to qualify under Section 423 of the Internal Revenue Code.

The foregoing is only a general summary of the effect of income taxation with respect to the purchase of shares under the ESPP and does not discuss U.S. federal income tax laws or the income tax laws of any municipality, state or foreign country.

New Plan Benefits

The benefits to be received by those Abbott employees who are eligible to participate in the amended ESPP are not determinable, since the amounts of future purchases by participants are based on elective participant contributions and also depend on the value of Abbott's common shares. No purchase rights have been granted, and no common shares have been issued, with respect to the share increase for which shareholder approval is sought under this Proposal.

Past Participation in the 2009 ESPP

The table below sets forth the number of common shares purchased by participating employees since the inception of the 2009 ESPP through December 31, 2016. Executive officers and non-employee directors of the Company (including nominees for election as director) and associates of such individuals, were not eligible to participate in the 2009 ESPP. No participating employee has purchased five percent or more of the total amount of common shares purchased under the 2009 ESPP.

Name and Position	Aggregate Number of Shares Purchased

Named Executive Officers	0
All current executive officers as a group	0
All current directors who are not executive officers as a group	0
All current and former employees, excluding current executive officers as a group	7,386,376

The Board of Directors recommends a vote "FOR" the approval of the Abbott Laboratories 2017 Employee Stock Purchase Plan for Non-U.S. Employees

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EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2016, regarding our compensation plans under which Abbott common shares have been authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders(1)	35,623,499	$34.15	59,162,794
Equity compensation plans not approved by security holders	0	—	0
Total(1)(2)	35,623,499	34.15	59,162794

(1)
Abbott Laboratories 1996 Incentive Stock Program.  Benefits under the 1996 Program include stock options intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code ("incentive stock options"), stock options that do not qualify for that special tax treatment ("non-qualified stock options"), restricted stock, restricted stock units, stock appreciation rights, performance awards, and foreign qualified benefits. The shares that remain available for issuance under the 1996 Program may be issued in connection with any one of these benefits and may be either authorized but unissued shares or treasury shares (except that restricted stock awards may be satisfied only from treasury shares).

If there is a lapse, expiration, termination, forfeiture or cancellation of any benefit granted under the 1996 Program without the issuance of shares or payment of cash thereunder, the shares subject to or reserved for that benefit, or so reacquired, may again be used for new stock options, rights, or awards of any type authorized under the Abbott Laboratories 2009 Incentive Stock Program. If shares are issued under any benefit under the 1996 Program and thereafter are reacquired by Abbott pursuant to rights reserved upon their issuance, or pursuant to the payment of the purchase price of shares under stock options by delivery of other common shares of Abbott, the shares subject to or reserved for that benefit, or so reacquired, may not again be used for new stock options, rights, or awards of any type authorized under the 1996 Program.

In April 2009, the 1996 Program was replaced by the Abbott Laboratories 2009 Incentive Stock Program ("2009 Program"). No further awards will be granted under the 1996 Program.

Abbott Laboratories 2009 Incentive Stock Program.  Benefits under the 2009 Program include non-qualified stock options, restricted stock, restricted stock units, performance awards, other share-based awards (including stock appreciation rights, dividend equivalents and recognition awards), awards to non-employee directors, and foreign benefits. The shares that remain available for issuance under the 2009 Program may be issued in connection with any one of these benefits and may be either authorized but unissued shares or treasury shares (except that restricted stock awards are satisfied from treasury shares).

If there is a lapse, expiration, termination, forfeiture or cancellation of any benefit granted under the 2009 Program without the issuance of shares or payment of cash thereunder, the shares subject to or reserved for that benefit, or so reacquired, may again be used for new stock options, rights, or awards of any type authorized under the 2009 Program. If shares are issued under any benefit under the 2009 Program and thereafter are reacquired by Abbott pursuant to rights reserved upon their issuance, or pursuant to the payment of the purchase price of shares under stock options by delivery of other common shares of Abbott, the shares subject to or reserved for that benefit, or so reacquired, may not again be used for new stock options, rights, or awards of any type authorized under the 2009 Program.

Abbott Laboratories 2009 Employee Stock Purchase Plan for Non-U.S. Employees.  Eligible employees of participating non-U.S. affiliates of Abbott may participate in this plan. An eligible employee may authorize payroll deductions at the rate of 1% to 10% of eligible compensation (in multiples of one percent) subject to a limit of US $12,500 during any purchase cycle.

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Purchase cycles are generally six months long and usually begin on August 1 and February 1. On the last day of each purchase cycle, Abbott uses participant contributions to acquire Abbott common shares. The shares may be either authorized but unissued shares, treasury shares, or shares acquired on the open market. The purchase price is typically 85% of the lower of the fair market value of the shares on the purchase date or on the first day of that purchase cycle. As the number of shares subject to outstanding options is indeterminable, columns (a) and (b) of the above table do not include information on the Employee Stock Purchase Plan. As of December 31, 2016, an aggregate of 2,613,624 common shares were available for future issuance under the Employee Stock Purchase Plan, including shares subject to purchase during the current purchase cycle.

(2)
Not included in the table:

Advanced Medical Optics, Inc. Plans.  In 2009, in connection with its acquisition of Advanced Medical Optics, Inc. ("AMO"), Abbott assumed options outstanding under the AMO's 2004 Stock Incentive Plan, as amended and restated, and the Advanced Medical Optics, Inc. 2005 Incentive Compensation Plan. As of December 31, 2016, 264,834 options remained outstanding under the plans. These options have a weighted average purchase price of $37.48. No further awards will be granted under the plans.

St. Jude Medical, Inc. Plans.  In January 2017, in connection with its acquisition of St. Jude Medical, Inc. ("St. Jude Medical"), Abbott assumed the St. Jude Medical equity incentive plans and the options and restricted stock units outstanding thereunder.

If shareholders approve the Abbott Laboratories 2017 Stock Incentive Program and Abbott Laboratories 2017 Employee Stock Purchase Plan for Non-U.S. Employees (an amendment and restatement of the 2009 Employee Stock Purchase Plan for Non-U.S. Employees), then upon their becoming effective no further options or awards will be granted from any of the plans described in this "Equity Compensation Plan Information" section.

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SHAREHOLDER PROPOSAL

INTRODUCTION

One shareholder proposal has been received and will be voted upon at the annual meeting only if properly presented by or on behalf of the proponent. Abbott is advised that the proposal will be presented for action at the Annual Meeting. The proposed resolution and the statement made in support thereof, as well as the Board of Directors' statement in opposition to this proposal, is presented on the following pages.

The Board of Directors recommends that you vote AGAINST the proposal.

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THE PROPOSAL

Shareholder Proposal on Independent Board Chairman
(Item 7 on Proxy Card)

Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, New York 11021 has informed Abbott that he intends to present the following proposal at the Annual Meeting and that he owns no fewer than 500 Abbott common shares.

PROPONENT'S STATEMENT IN SUPPORT OF SHAREHOLDER PROPOSAL

Shareholder Proposal on Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.

It will be interesting to see if this proposal receives higher support at Abbott Laboratories in 2017 compared to 2015. The price of Abbott Laboratories stock has been dead money for the 2-years leading up to the submission of this proposal.

Caterpillar opposed a shareholder proposal for an independent board chairman at its June 2016 annual meeting and then reversed itself by naming an independent board chairman in October 2016. Wells Fargo also reversed itself and named an independent board chairman in October 2016.

According to the Institutional Shareholder Services 53% of the Standard & Poors 1,500 firms separate these 2 positions—"2015 Board Practices," April 12, 2015. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

It is the responsibility of the Board of Directors to protect shareholders' long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.

A board of directors is less likely to provide rigorous independent oversight of management if the Chairman is also the CEO, as is the case with our Company. Having a board chairman who is independent of management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), "The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board."

A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees' Retirement System's Global Principles of Accountable Corporate Governance recommends that a company's board should be chaired by an independent director, as does the Council of Institutional Investors. An independent director serving as chairman can help ensure the functioning of an effective board.

Please vote to enhance shareholder value:
 Independent Board Chairman—Item 7

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Board of Directors' Statement in Opposition to the Shareholder Proposal on Independent Board Chairman

(Item 7 on Proxy Card)

The Board of Directors recommends that shareholders vote AGAINST this proposal.

First, as evidenced by the results of the last six votes on this proposal, Abbott's shareholders support Abbott's current leadership structure. Since 2005, Abbott's shareholders have voted on this proposal six times. In each case, Abbott's shareholders have soundly rejected it—with more than 70% of shares on average voting against the change. And contrary to the proposal's suggestion, there is no groundswell of support in the United States for an independent Board Chairman. In fact, during the 2016 proxy season, 47 shareholder proposals calling for independent board chairs reached a vote at Russell 3000 companies—and not a single one passed.

Second, the Board believes that the current CEO is best suited to serve as Chairman.    Currently, Mr. White serves as both Chief Executive Officer and Chairman of the Board. As CEO, Mr. White executes Abbott's business strategies and oversees daily operations. And as Chairman, Mr. White acts as a bridge between the Board and the business of Abbott. During Mr. White's tenure as both Chairman and CEO, Abbott has executed numerous strategic actions that delivered shareholder value and positioned Abbott for long-term sustainable growth. For example, for medical devices, through acquiring Guidant in 2006 and St. Jude Medical in 2017, Abbott now competes in nearly every area of the cardiovascular device market and holds #1 or #2 positions in coronary stents, cardiac rhythm management, atrial fibrillation, and heart failure. And for established pharmaceuticals, by acquiring numerous companies such as Solvay (2010), Piramal (2010), CFR Pharmaceuticals (2014), and Veropharm (2014), and creating Abbott's Established Pharmaceuticals division in 2010, Abbott now has a critical presence in key emerging markets, in some cases, propelling Abbott into leading positions. Indeed, to focus Abbott's long-term growth, Abbott created two new companies, Hospira (2004) and AbbVie (2013). Not only has Abbott enhanced its portfolio of businesses during Mr. White's tenure as CEO and Chairman, but also, as explained below, Abbott has strengthened its governance profile.

Third, Abbott's governance system is already carefully balanced to ensure coherent leadership and meaningful oversight.    The shareholder's proposal neither identifies any concerns specific to Abbott necessitating a change in its corporate governance nor explains how the proposal will promote effective oversight or further the interests of Abbott shareholders. Indeed, and contrary to the suggestion in the shareholder's proposal, there is no consensus that separating the roles of Chairman and CEO would improve shareholder value. According to the National Association of Corporate Directors, "no research support[s] the argument that the separation of roles alone creates more effective governance."(1) And other recent studies likewise find "no statistical relationship between the independence status of the chairman and operating performance."(2)

In fact, the proposal overlooks Abbott's existing checks and balances that make an independent Board Chairman redundant.

  •
  For one, since 2005, Abbott's Board has had an independent Lead Director with the powers to review and approve the Board agenda, communicate with major shareholders, and call and, in some cases, preside over Board meetings. An independent Lead Director with the powers possessed by Abbott's Lead Director is by itself an acceptable way to achieve independent board leadership.

  •
  Additionally, not just most of Abbott's board is independent, but every Board member (other than the Chairman) is independent per criteria specified by the New York Stock Exchange. And it is this full Board of independent directors that evaluates the CEO's performance every year and regularly reviews leadership structure.

  •
  Moreover, the Board's principal committees—the Audit, Compensation, Nominations and Governance, and Public Policy Committees—consist of independent directors exclusively. These committees oversee key matters, including the integrity of Abbott's financial statements, executive compensation, the nomination of directors, and the evaluation of the Board and key committees.

(1)
National Association of Corporate Directors, "Report of the NACD Blue Ribbon Commission on Board Leadership" (2012).

(2)
David F. Larcker & Brian Tayan, "Seven Myths of Boards of Directors," Stanford Closer Look Series, at p. 1 (Sept. 30, 2015), https://www.gsb.stanford.edu/sites/gsb/files/publication-pdf/cgri-closer-look-51-seven-myths-board-directors.pdf.

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  •
  Indeed, the Board has repeatedly demonstrated its independence from and oversight of management. In the last few years, the Board has strengthened its recoupment policy, increased targets for vesting of performance shares for the last two years, adopted a share-retention policy, and increased share-ownership guidelines for executives and directors.

  •
  Last, both the Board and its committees can access any unbiased Abbott information they wish. They have unrestrained access to management and can retain independent advisors as they deem appropriate.

Fourth, the shareholder's proposal unnecessarily limits the Board's flexibility to select the best person to serve as Chairman.    It is ultimately part of the Board's fiduciary duty to decide what leadership structure is in the best interests of Abbott and its shareholders. The Board believes that to carry out this fiduciary obligation, the Board should be allowed to exercise its judgment, assess Abbott-specific circumstances, and nimbly adopt action in response. In fact, the Board is uniquely qualified to evaluate Abbott's leadership structure from time to time based upon its extensive experience with and knowledge of Abbott's strategy, operations, management structure, and culture. But the shareholder's mechanical, one-size-fits-all proposal immoderately limits the Board's ability to do so. Under the shareholder's proposal, regardless the Board's assessment, the quality of Abbott's CEO, or the action most called for by the situation, Abbott's CEO may never serve as Chairman. The Board believes, however, that Abbott's shareholders are best served when shareholders allow the Board the flexibility to select the best person for the job.

The Board of Directors recommends that you vote AGAINST the proposal.

Abbott Laboratories      83

APPROVAL PROCESS FOR RELATED PERSON TRANSACTIONS

It is Abbott's policy that the Nominations and Governance Committee review, approve, or ratify any transaction in which Abbott participates and in which any related person has a direct or indirect material interest if such transaction involves or is expected to involve payments of $120,000 or more in the aggregate per fiscal year. Related person transactions requiring review by the Nominations and Governance Committee pursuant to this policy are identified in:

  •
  questionnaires annually distributed to Abbott's directors and officers;

  •
  certifications submitted annually by Abbott officers related to their compliance with Abbott's Code of Business Conduct; or

  •
  communications made directly by the related person to the Chief Financial Officer or General Counsel.

In determining whether to approve or ratify a related person transaction, the Nominations and Governance Committee will consider the following items, among others:

  •
  the related person's relationship to Abbott and interest in the transaction;

  •
  the material facts of the transaction, including the aggregate value of such transaction or, in the case of indebtedness, the amount of principal involved;

  •
  the benefits to Abbott of the transaction;

  •
  if applicable, the availability of other sources of comparable products or services;

  •
  an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally;

  •
  whether a transaction has the potential to impair director independence; and

  •
  whether the transaction constitutes a conflict of interest.

This process is included in the Nominations and Governance Committee's written charter, which is available in the corporate governance section of Abbott's investor relations website (www.abbottinvestor.com). The spouse of one of our executive officers, Jaime Contreras, is employed by Abbott. During 2016, her total compensation exceeded the foregoing threshold.

84      Abbott Laboratories

ADDITIONAL INFORMATION

INFORMATION CONCERNING SECURITY OWNERSHIP

The table below reports the number of common shares beneficially owned as of December 31, 2016 by BlackRock, Inc. and The Vanguard Group (directly or through their subsidiaries), the only persons known to Abbott to own beneficially more than 5% of Abbott's outstanding common shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	87,859,059	6.0%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	102,188,529	6.94%

(1)
The information shown was provided by BlackRock, Inc. in a Schedule 13G/A it filed with the Securities and Exchange Commission on January 19, 2017, indicating its beneficial ownership as of December 31, 2016 of 87,859,059 common shares. BlackRock reported that it has sole voting power over 74,708,066 of these shares and sole dispositive power over all of these shares.

(2)
The information shown was provided by The Vanguard Group in a Schedule 13G/A it filed with the Securities and Exchange Commission on February 9, 2017, indicating its beneficial ownership as of December 31, 2016 of 102,188,529 common shares. Vanguard reported that it has sole voting power over 2,315,657 of these shares and sole dispositive power over 99,601,107 of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Abbott believes that during 2016 its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934.

OTHER MATTERS

In accordance with Abbott's articles of incorporation, Abbott has advanced defense costs on behalf of a former officer in connection with the AMO acquisition transaction.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING PROXY STATEMENT

Shareholder proposals for presentation at the 2018 Annual Meeting must be received by Abbott no later than November 17, 2017 and must otherwise comply with the applicable requirements of the Securities and Exchange Commission to be considered for inclusion in the proxy statement and proxy for the 2018 meeting.

Abbott Laboratories      85

PROCEDURE FOR RECOMMENDATION AND NOMINATION OF DIRECTORS AND TRANSACTION OF BUSINESS AT ANNUAL MEETING

Proxy Access:    A shareholder, or a group of up to 20 shareholders, owning continuously for at least three years Abbott common shares representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and have included in Abbott's proxy materials director nominees constituting up to 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements in Abbott's By-Laws.

Nominating shareholders are permitted to include in Abbott's proxy statement a 500-word statement in support of their nominee(s). Abbott may omit any information or statement that it, in good faith, believes is materially false or misleading, omits to state a material fact, or would violate any applicable law or regulation.

Other Nominations of Directors or Proposals to Transact Business:    A shareholder may also recommend persons as potential nominees for director by submitting the names of such persons in writing to the Chairman of the Nominations and Governance Committee or the Secretary of Abbott. Recommendations should be accompanied by a statement of qualifications and confirmation of the person's willingness to serve. A nominee who is recommended by a shareholder following these procedures will receive the same consideration as other comparably qualified nominees.

A shareholder entitled to vote for the election of directors at an Annual Meeting and who is a shareholder of record on:

  •
  the record date for that Annual Meeting,

  •
  the date the shareholder provides timely notice to Abbott, and

  •
  the date of the Annual Meeting

may directly nominate persons for director, or make proposals of other business to be brought before the Annual Meeting, by providing proper timely written notice to the Secretary of Abbott.

Other Nominations of Directors or Proposals to Transact Business:    The notice submitted by a shareholder must include certain information required by Article II of Abbott's By-Laws, including information about the shareholder, any beneficial owner on whose behalf the nomination or proposal is being made, their respective affiliates or associates or others acting in concert with them, and any proposed director nominee.

For each matter the shareholder proposes to bring before the Annual Meeting, the notice must also include a brief description of the business to be discussed, the reasons for conducting such business at the Annual Meeting, any material interest of the shareholder in such business and certain other information specified in the By-Laws. In addition, in the case of a director nomination, including through proxy access, the notice must include a completed and signed questionnaire, representation and agreement of the nominee addressing matters specified in the By-Laws.

To be timely, written notice either to directly nominate persons for director, including through proxy access, or to bring business properly before the Annual Meeting must be received at Abbott's principal executive offices not less than ninety days and not more than one hundred twenty days prior to the anniversary date of the preceding Annual Meeting. If the Annual Meeting is called for a date that is not within twenty-five days before or after such anniversary date, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or made public in a press release or in a filing with the Securities and Exchange Commission, whichever occurs first. To be timely for the 2018 Annual Meeting, this written notice must be received by Abbott no later than January 26, 2018.

In addition, the notice must be updated and supplemented, if necessary, so that the information provided or required to be provided is true and correct as of the record date for the Annual Meeting and as of the date that is ten business days prior to the meeting. Any such update or supplement must be delivered to the Secretary of Abbott at Abbott's principal executive offices not more than five business days after the record date for the Annual Meeting, and not less than eight business days before the date of the Annual Meeting in the case of any update or supplement required to be made as of ten business days prior to the Annual Meeting.

86      Abbott Laboratories

GENERAL

It is important that proxies be returned promptly. Shareholders are urged, regardless of the number of shares owned, to vote their shares. Most of Abbott's shareholders may vote their shares by telephone or the Internet. Shareholders who wish to vote by mail should sign and return their proxy card in the enclosed business reply envelope. Shareholders who vote by telephone or the Internet do not need to return their proxy card.

The Annual Meeting will be held at Abbott's headquarters, 100 Abbott Park Road, located at the intersection of Route 137 and Waukegan Road, Lake County, Illinois. Admission to the meeting will be by admission card only. A shareholder planning to attend the meeting should promptly complete and return the reservation form. Reservation forms must be received before April 21, 2017. An admission card admits only one person. A shareholder may request two admission cards, but a guest must be accompanied by a shareholder.

By order of the Board of Directors.

HUBERT L. ALLEN
 Secretary

Abbott Laboratories      87

EXHIBIT A

DIRECTOR INDEPENDENCE STANDARD

No director qualifies as "independent" unless the board affirmatively determines that the director has no material relationship with Abbott or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Abbott or any of its subsidiaries). In making this determination, the board shall consider all relevant facts and circumstances, including the following standards:

  •
  A director is not independent if the director is, or has been within the last three years, an employee of Abbott or its subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of Abbott or its subsidiaries.

  •
  A director is not independent if the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Abbott or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than amounts received by an immediate family member for service as an employee (other than an executive officer).

  •
  A director is not independent if (A) the director or an immediate family member is a current partner of a firm that is Abbott's internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on Abbott's or its subsidiaries' audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Abbott's or its subsidiaries' audit within that time.

  •
  A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the present executive officers of Abbott or its subsidiaries at the same time serves or served on that company's compensation committee.

  •
  A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Abbott or its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

  •
  A director is not independent if the director is an executive officer of a charitable organization that received charitable contributions (other than matching contributions) from Abbott and its subsidiaries in the preceding fiscal year that are in excess of the greater of $1 million or 2% of such charitable organization's consolidated gross revenues.

Exhibit A-1      Abbott Laboratories

EXHIBIT B

Abbott Laboratories 2017 Incentive Stock Program
(Item 5 on Proxy Card)

1.    PURPOSE.    The purpose of the Abbott Laboratories 2017 Incentive Stock Program is to attract and retain outstanding directors, officers and other employees of Abbott Laboratories and its Subsidiaries, and to furnish incentives to such persons by providing opportunities to acquire common shares of the Company, or monetary payments based on the value of such shares or the financial performance of the Company, or both, on advantageous terms as herein provided and to further align such persons' interests with those of the Company's other shareholders through compensation that is based on the value of the Company's common shares.

2.    ADMINISTRATION.

         (a)    Plan Administrator.

         The Program will be administered by the Committee. For purposes of the Program, the "Committee" shall be a committee of at least two persons which shall be either the Compensation Committee of the Board or such other committee comprised entirely of persons who are both: (i) "non-employee directors" as defined in Rule 16b-3 of the Exchange Act; and (ii) "outside directors" as defined under Code Section 162(m). The Compensation Committee of the Board shall serve as the Committee administering the Program until such time as the Board designates a different Committee. A majority of the members of the Committee shall constitute a quorum and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Program may be made without notice of a meeting of the Committee by a writing signed by all of the Committee members.

         (b)    Powers of the Administrator.

         The Committee has the following powers, which it may exercise in its sole discretion, subject to and not inconsistent with the express provisions of the Program: (i) to administer the Program; (ii) to exercise all the power and authority either specifically granted to it under the Program or necessary or advisable in the administration of the Program; (iii) to grant Benefits; (iv) to determine the persons to whom and the time or times at which Benefits shall be granted, (v) to determine the type and number of Benefits to be granted, the number of Shares to which a Benefit may relate and the terms, conditions, restrictions and Performance Goals relating to any Benefit; (vi) to determine whether, to what extent, and under what circumstances a Benefit may be settled, canceled, forfeited, accelerated (subject to Section 5(b) hereof), exchanged, deferred (in accordance with the requirements of Code Section 409A) or surrendered; provided that, except in connection with an adjustment provided for in Section 4(e), the Committee shall neither lower the exercise price or base price of an outstanding Option or Stock Appreciation Right nor grant any Benefit or provide cash in replacement of a canceled Option or Stock Appreciation Right which had been granted at a higher exercise price or base price without the prior approval of the Company's shareholders; (vii) to make adjustments in the terms and conditions (including Performance Goals) applicable to Benefits; (viii) to construe and interpret the Program and any Benefit; (ix) to prescribe, amend and rescind rules and regulations relating to the Program, including any sub-Program contemplated by Section 10; (x) to determine the terms and provisions of any Benefit Agreement (which need not be identical for each Grantee); and (xi) to make all other determinations deemed necessary or advisable for the administration of the Program. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Program or in any Benefit Agreement in the manner and to the extent it shall deem necessary or advisable to carry the Program into effect and shall be the sole and final judge of such necessity or advisability. The decision of the Committee as to all questions of interpretation, application and administration of the Program shall be final, binding and conclusive on all persons. No Committee member or delegate thereof shall be liable for any action taken or determination made, or which the Committee member or delegate fails to take or make, in good faith with respect to the Program or any Benefit.

         (c)    Delegation of Authority.

         The Committee may, from time to time, delegate any or all of its duties, powers and authority to any officer or officers of the Company, except to the extent such delegation would be inconsistent with Rule 16b-3 of the Exchange Act or other applicable law, rule or regulation. To the extent consistent with applicable law, the Chief Executive Officer of the Company may grant Benefits under the Program other than to persons subject to Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company at the time that delegated

Abbott Laboratories      Exhibit B-1

authority is exercised. All such grants by the Chief Executive Officer shall be reported annually to the Committee; however, the Committee is not required to take any action with respect to such grants.

3.    PARTICIPANTS.    Participants in the Program shall consist of the employees of the Company or any of its Subsidiaries who the Committee in its sole discretion may designate from time to time to receive Benefits, and, solely for purposes of receiving Benefits under Section 11 and Section 12, Non-Employee Directors of the Company. The Committee's designation of a person to receive a Benefit in any year shall not require the Committee to designate such person to receive a Benefit in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits.

4.    SHARES RESERVED UNDER THE PROGRAM AND ADJUSTMENTS.

         (a)    Share Reserve.

         Subject to adjustment as provided in Section 4(e), the maximum number of Shares available for issuance under the Program is 170,000,000 Shares plus the number of Shares subject to outstanding awards under the Prior Program that on or after the Effective Date cease to be subject to such awards other than by reason of exercise or settlement of the awards (to the extent they are exercised for or settled in vested and non-forfeitable Shares), including due to cash settlement of such Prior Program awards (the "Share Limit"). Each Share issued under the Program pursuant to a Full Value Award shall be counted against the foregoing Share Limit as three shares for every one share actually issued in connection with such Full Value Award. Such Shares may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise; provided, however, that to the extent required by the Illinois Business Corporations Act of 1983, any fully vested Shares or Restricted Stock issued under the Program shall consist only of Shares that have been reacquired by the Company. No Benefits shall be granted under the Prior Program after the date of shareholder approval of this Program and any shares previously reserved under the Prior Program in excess of the number of shares as to which Benefits have been granted under the Prior Program will not become available for issuance under this Program.

         (b)    Shares Reissuable under Program.

         If there is a lapse, expiration, termination, forfeiture, cancellation or cash settlement of any Benefit without the issuance of Shares or if Shares are withheld by the Company to satisfy minimum statutory tax withholding obligations in connection with an applicable taxable event for a Full Value Award granted under the Program or the Prior Program, the Shares reserved for such Benefit or withheld to satisfy such minimum statutory tax liability, as applicable, may again be used for the grant of new Benefits of any type authorized under this Program.

         (c)    Shares not Reissuable under Program.

         Notwithstanding the foregoing provisions of this Section 4, Shares that are issued under any Benefit and thereafter reacquired by the Company pursuant to rights reserved upon the issuance thereof, or pursuant to the payment of the exercise price of Shares under Options by delivery of other Shares, or Shares under Options or stock-settled Stock Appreciation Rights that were not issued upon the net exercise or net settlement of such Options or Stock Appreciation Rights, or Shares repurchased by the Company with the proceeds collected in connection with the exercise of outstanding Options, and Shares that are exchanged by a Grantee or withheld by the Company to satisfy tax withholding requirements in connection with any Benefit other than a Full Value Award (whether granted under the Program or the Prior Program) shall not be available for subsequent awards of Benefits. Upon the exercise of any Benefit granted in tandem with any other Benefits, such related Benefits shall be canceled to the extent of the number of Shares as to which the Benefit is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Benefits.

         (d)    Limitation on Number of Shares Subject to and Amounts Payable under Benefits.

         Subject to adjustment under Section 4(e), (i) the maximum number of Shares with respect to which Options under Section 6 and Stock Appreciation Rights under Section 9(a) may be granted to any one participant, in the aggregate in any one calendar year, shall be two million (2,000,000) Shares, and (ii) the maximum number of Shares with respect to which Full Value Awards that are Performance Awards may be granted to any one participant, in the aggregate in any one calendar year, shall be that number of Shares having a value of $15 million, determined by multiplying the number of Shares or units granted under the Benefit by the Fair Market Value of a Share on the date of grant, provided that for any performance period in excess of one year, such maximum value shall be determined by multiplying $15 million by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve. Where it is intended to comply with Code Section 162(m), determinations made in respect of the limitation set forth in this paragraph shall be made in a manner consistent with Code Section 162(m).

Exhibit B-2      Abbott Laboratories

         (e)    Adjustments.

         Except as provided in a Benefit Agreement or as otherwise provided in the Program, if the Committee determines that any special dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an equitable change or adjustment relating to the Program or Benefits is appropriate, then the Committee shall make any such equitable changes or adjustments as it deems necessary or appropriate, including by way of illustration, changes or adjustments to any or all of (i) the number and kind of Shares or other property (including cash) that may thereafter be issued in connection with Benefits, including the Share Limit and the limitations in Section 4(d) hereof, (ii) the number and kind of Shares or other property issued or issuable in respect of outstanding Benefits, (iii) the exercise price, grant price or purchase price relating to any Benefit, (iv) the Performance Goals, and (v) the individual and other limitations applicable to Benefits; provided that no such adjustment shall cause any Benefit hereunder which is or becomes subject to Code Section 409A to fail to comply with the requirements of such section; and provided further that, unless otherwise determined by the Committee, any additional Shares or other securities or property issued with respect to Shares covered by awards granted under the Program as a result of any stock split, combination, stock dividend, recapitalization or other adjustment event described in this Section 4(e) shall be subject to the restrictions and other provisions of the original Benefit awarded under the Program. Any adjustment affecting a Benefit intended to comply with Code Section 162(m) shall be made consistent with the requirements of Code Section 162(m).

5.    TYPES OF BENEFITS AND MINIMUM VESTING.

         (a)    Benefits.

         The following Benefits, alone or in combination, may be granted under the Program: (i) Options, (ii) Restricted Stock Awards, (iii) Restricted Stock Units, (iv) Performance Awards, (v) Other Share-Based Awards (including Stock Appreciation Rights, dividend equivalents and recognition awards), (vi) awards to Non-Employee Directors, and (vii) Foreign Benefits, all as described below.

         (b)    Minimum Vesting Requirements.

         Notwithstanding any other provision of the Program, except in connection with an adjustment provided for in Section 4(e), no portion of an Award may vest before the first anniversary of the date of grant, subject to earlier vesting in whole or in part as contemplated in Section 13 hereof or otherwise in connection with a Change in Control or upon a participant's death or disability; provided, however, that the Company may grant Awards with respect to up to five percent (5%) of the number of Shares reserved under Section 4(a) as of the Effective Date without regard to the minimum vesting period set forth in this Section 5(b). The Committee may accelerate the vesting or exercisability of a Benefit in circumstances other than a Change in Control or a participant's death or disability, provided that such acceleration does not cause an Award that is subject to the minimum vesting requirements of this Section 5(b) to vest or become exercisable prior to the first anniversary of the date of grant.

6.    OPTIONS.    The Committee may grant Options to Grantees which may be subject to such restrictions, terms and conditions, as the Committee shall determine in its sole discretion and as shall be evidenced by the applicable Benefit Agreement (provided that any such Benefit is subject to the vesting requirements described herein and in Section 5(b)).

         The Committee shall determine the exercise price for each Share purchasable under an Option, but in no event shall the exercise price per Share be less than the Fair Market Value of a Share on the Option's date of grant, except in connection with an adjustment provided for in Section 4(e). The exercise price shall be paid in full at the time of exercise; payment may be made as determined by the Committee, including (1) in cash, which may be paid by check, or other instrument acceptable to the Company; (2) unless otherwise provided in the Benefit Agreement, in Shares having a then market value equal to the aggregate exercise price (including by withholding Shares that otherwise would be distributed to the Grantee upon exercise of the Option); (3) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sales proceeds from the Option Shares or loan proceeds to pay the exercise price and any withholding taxes due to the Company; or (4) by any other method permitted by the Committee. Any amount necessary to satisfy applicable federal, state or local tax withholding requirements (or corresponding requirements under applicable laws in non-U.S. jurisdictions) shall be paid promptly upon notification of the amount due. The amount of tax withholding may be paid in Shares having a then market value equal to the amount required to be withheld (including by withholding Shares that otherwise would be distributed to the Grantee upon exercise of the Option), or a combination of cash and Shares.

         An Option shall be exercisable over its term (which shall not exceed ten (10) years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Benefit Agreement. An

Abbott Laboratories      Exhibit B-3

Option may be exercised to the extent of any or all full Shares as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent, in such form as the Committee may prescribe.

         Except as otherwise provided in the applicable Benefit Agreement, (i) in the event of termination of employment for any reason other than retirement, disability or death, the right of the Grantee to exercise an Option shall terminate upon the earlier of the end of the original term of the Option or three (3) months after the Grantee's last day of work for the Company or its Subsidiaries; (ii) in the event of termination of employment due to retirement or disability, or if the Grantee should die while employed, the right of the Grantee or his or her successor in interest to exercise an Option shall terminate upon the end of the original term of the Option; and (iii) if the Grantee should die within three (3) months after termination of employment for any reason other than retirement or disability, the right of his or her successor in interest to exercise an Option shall terminate upon the earlier of the end of the original term of the Option or three (3) months after the date of such death.

7.    RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNITS.

         (a)    Restricted Stock Awards.

         The Committee may grant Restricted Stock Awards, subject to such restrictions, terms and conditions, as the Committee shall determine in its sole discretion and as shall be evidenced by the applicable Benefit Agreement (provided that any such Benefit is subject to the vesting requirements set forth in Section 5(b) above). Subject to Section 5(b), the vesting of a Restricted Stock Award may be conditioned upon the completion of a specified period of employment or service with the Company or any Subsidiary, upon the attainment of specified Performance Goals, and/or upon such other criteria as the Committee may determine in its sole discretion.

         Except as provided in the applicable Benefit Agreement, no Shares underlying a Restricted Stock Award may be sold, assigned, transferred, or otherwise encumbered or disposed of by the Grantee until such Shares have vested in accordance with the terms of such Benefit.

         If and to the extent that the applicable Benefit Agreement may so provide, a Grantee shall have the right to vote and receive dividends on Restricted Stock granted under the Program. Unless otherwise provided in the applicable Benefit Agreement, any Shares received as a dividend on or in connection with a stock split of the Shares underlying a Restricted Stock Award awarded under this Section shall be subject to the same restrictions as the Shares underlying such Restricted Stock Award.

         Upon the termination of a Grantee's employment or service with the Company and its Subsidiaries, the Restricted Stock granted to such Grantee shall be subject to the terms and conditions specified in the applicable Benefit Agreement.

         (b)    Restricted Stock Units.    The Committee may grant Restricted Stock Units, subject to such restrictions, terms and conditions, as the Committee shall determine in its sole discretion and as shall be evidenced by the applicable Benefit Agreement (provided that any such Restricted Stock Unit is subject to the vesting requirements described in Section 5(b) above). Subject to Section 5(b), the vesting of a Restricted Stock Unit granted under the Program may be conditioned upon the completion of a specified period of employment or service with the Company or any Subsidiary, upon the attainment of specified Performance Goals, and/or upon such other criteria as the Committee may determine in its sole discretion.

         Unless otherwise provided in a Benefit Agreement, upon the vesting of a Restricted Stock Unit there shall be delivered to the Grantee, as soon as practicable following the date on which such Benefit (or any portion thereof) vests, subject to Section 13, that number of Shares equal to the number of Restricted Stock Units that have vested (or the cash equivalent thereof in the case of a cash-settled award).

         Except as provided in the applicable Benefit Agreement, a Restricted Stock Unit may not be sold, assigned, transferred or otherwise encumbered or disposed of by the Grantee. Subject to the requirements of Code Section 409A, Restricted Stock Units may provide the Grantee with the right to receive dividend equivalent payments with respect to Shares subject to the Benefit (both before and after the Benefit is earned or vested), which payments may be either made currently or credited to an account for the participant, and may be settled in cash or Shares, as determined by the Committee. Any such settlements and any such crediting of dividend equivalents may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

         Upon the termination of a Grantee's employment or service with the Company and its Subsidiaries, the Restricted Stock Units granted to such Grantee shall be subject to the terms and conditions specified in the applicable Benefit Agreement.

Exhibit B-4      Abbott Laboratories

8.    PERFORMANCE AWARDS.    The Committee may grant Benefits including Restricted Stock, Restricted Stock Units and Other Share-Based Awards, which, subject to the minimum vesting requirements of Section 5(b) hereof, may be earned in whole or in part based on the attainment of performance goals established by the Committee (each a "Performance Award"), which shall be based on one or more of the following criteria: earnings per share, return on equity, return on assets, return on net assets, return on investment, total shareholder return, net operating income, cash flow, increase in revenue, economic value added, increase in share price or cash flow return on investment, and any combination of, or a specified increase in, any of the foregoing (the "Performance Goals"). Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). In addition, partial achievement of Performance Goals may result in payment or vesting corresponding to the degree of achievement of the Performance Goal. Where necessary to satisfy the requirements of Code Section 162(m), each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles or such other objective standards satisfying the requirements of Code Section 162(m), and shall be subject to written certification by the Committee; provided that, to the extent a Benefit is intended to satisfy the performance-based compensation exception to the limits of Code Section 162(m) and then to the extent consistent with such exception, the Committee may make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. No payment shall be made to a Covered Employee prior to the written certification by the Committee that the Performance Goals have been attained. The Committee may establish such other rules applicable to Benefits intended to be qualified performance-based compensation to the extent consistent with Code Section 162(m).

         Payments earned in respect of any Benefit may be decreased or, with respect to any Grantee who is not a Covered Employee, increased in the sole discretion of the Committee based on such factors as it deems appropriate. Notwithstanding the foregoing, any Benefits may be adjusted in accordance with Section 4(e).

9.    OTHER SHARE-BASED AWARDS AND RECOGNITION AWARDS.

         (a)    Other Share-Based Awards.

         The Committee may grant Other Share-Based Awards, including Stock Appreciation Rights, under terms and conditions specified by the Committee in the applicable Benefit Agreement (subject to the minimum vesting requirements of Section 5(b) above, if applicable), which may include the attainment of Performance Goals; provided, however, that with respect to a Stock Appreciation Right, in no event shall (i) the base price per Share be less than the Fair Market Value of a Share on the Stock Appreciation Right's date of grant, except in connection with an adjustment provided for in Section 4(e), nor (ii) the term of such Stock Appreciation Right exceed ten (10) years from the date of grant. Such terms and conditions shall be consistent with the terms of the Program. Shares or other securities or property delivered pursuant to a Benefit in the nature of a purchase right granted under this Section 9 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Benefits, notes or other property, as the Committee shall determine, subject to any required corporate action.

         (b)    Recognition Awards.    Notwithstanding any provisions to the contrary, and subject to Section 5(b), the Committee may grant fully vested Shares to employees of the Company and its Subsidiaries only if the aggregate number of Shares subject to such awards granted in any fiscal year to any single individual does not exceed one thousand (1,000) Shares.

10.    FOREIGN BENEFITS.    The Committee may grant Benefits to employees of the Company and its Subsidiaries who reside in foreign jurisdictions. Notwithstanding anything in the Program to the contrary, each of the Committee and, to the extent permitted under applicable law, the Executive Vice President, Human Resources, may, in its or his sole discretion: (a) amend or vary the terms of the Program in order to conform such terms with the requirements of each jurisdiction where a Subsidiary is located; (b) amend or vary the terms of the Program in each jurisdiction where a Subsidiary is located as it or he considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social security contributions for Participants and/or the Subsidiary (including, without limitation, determining comparable minimum withholding liability under applicable non-U.S. tax

Abbott Laboratories      Exhibit B-5

laws for purposes of Section 4(b)); or (c) amend or vary the terms of the Program in a jurisdiction where the Subsidiary is located as it or he considers necessary or desirable to meet the goals and objectives of the Program. Each of the Committee and, to the extent permitted under applicable law, the Executive Vice President, Human Resources, may, where it deems appropriate in its or his sole discretion, establish one or more sub-Programs for these purposes. The Committee and, to the extent permitted under applicable law, the Executive Vice President, Human Resources, may, in its or his sole discretion, establish administrative rules and procedures to facilitate the operation of the Program in such jurisdictions. The terms and conditions contained herein which are subject to variation in a jurisdiction shall be reflected in a written attachment to the Program for each Subsidiary in such jurisdiction. To the extent permitted under applicable law, the Committee may delegate its authority and responsibilities under this Section 10 to one or more officers of the Company. In this regard and to the extent permitted under applicable law, the Committee hereby delegates its authority and responsibilities under this Section 10 to the Executive Vice President, Human Resources.

11.    OPTIONS TO NON-EMPLOYEE DIRECTORS.    Each Non-Employee Director may elect to receive any or all of his or her fees earned under Section 3 of the Abbott Laboratories Non-Employee Directors' Fee Plan (the "Directors' Fee Plan") in the form of Options under this Section. Each such election shall be irrevocable, and must be made in writing and filed with the Secretary of the Company by December 31 of the calendar year preceding the period in which such fees are earned. A Non-Employee Director may file a new election each calendar year applicable to fees earned in the immediately succeeding calendar year, provided that a new election to receive benefits in the form of Options shall not be effective until the period covered by the Non-Employee Director's current election has ended. If no new election is received by December 31 of any calendar year, the election, if any, then in effect shall continue in effect until a new election is made and has become effective. If a director does not elect to receive his or her fees in the form of Options, the fees due such director shall be paid or deferred as provided in the Directors' Fee Plan and any applicable election thereunder by the director.

         Each Option due to a director under this Program pursuant to an election shall be granted annually, on the date of the annual shareholders meeting. Except as otherwise provided, each such Option shall be (A) subject to the terms and conditions of Section 6, (B) immediately exercisable and non-forfeitable and (C) exercisable until the expiration of ten (10) years from the date of grant.

12.    RESTRICTED STOCK UNITS TO NON-EMPLOYEE DIRECTORS.    Each year, on the date of the annual shareholders meeting, each person who is elected a Non-Employee Director at the annual shareholders meeting shall be awarded Restricted Stock Units covering the amount set by the Board in its sole discretion, upon recommendation by the Committee; provided, however that the Fair Market Value of the Shares on the date of the award shall not exceed $250,000.

         The Restricted Stock Units granted to Non-Employee Directors shall be fully vested on the date of the award, subject to Section 5(b), and shall be awarded and/or issued or paid in a manner that will comply with Code Section 409A. Subject to the requirements of Code Section 409A, the Non-Employee Director receiving the Restricted Stock Units shall be entitled to receive one Share for each Restricted Stock Unit upon the earliest of (A) the director's "separation from service" (within the meaning of Code Section 409A); (B) the date the director dies; or (C) the date of occurrence of a Change in Control that also qualifies as a "change in control event" (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)).

         Subject to the requirements of Code Section 409A, the Non-Employee Director receiving the Restricted Stock Units shall be entitled to receive cash payments equal to the dividends and distributions paid on the Shares (other than dividends or distributions of securities of the Company which may be issued with respect to its shares by virtue of any stock split, combination, stock dividend or recapitalization) to the same extent as if each Restricted Stock Unit was a Share, and those shares were not subject to the restrictions imposed by this Program, provided that the record date with respect to such dividend or distribution occurs within the period commencing with the date of grant of the Benefit and ending upon the earliest of (A) the date of the director's death, (B) the date of the director's "separation from service" (within the meaning of Code Section 409A), or (C) the date of the occurrence of a Change in Control that also qualifies as a "change in control event" (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)).

         While outstanding, the Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution.

         Except in the event of conflict, all provisions of the Program shall apply to this Section 12. In the event of any conflict between the provisions of the Program and this Section 12, this Section 12 shall control.

Exhibit B-6      Abbott Laboratories

13.    CHANGE IN CONTROL PROVISIONS.

         (a)    Treatment of Benefits Upon a Change in Control.

         Notwithstanding any other provision of this Program, the following provisions shall apply upon the occurrence of a Change in Control unless otherwise provided in a Benefit Agreement:

              (i)  All Options then outstanding under this Program shall become fully vested and exercisable as of the date of the Change in Control, whether or not then otherwise vested or exercisable;

             (ii)  All Stock Appreciation Rights and Other Share-Based Awards then outstanding shall become fully vested and exercisable as of the date of the Change in Control, whether or not then otherwise vested or exercisable;

            (iii)  All terms and conditions of all Restricted Stock Awards then outstanding shall be deemed satisfied and all restrictions on those Restricted Stock Awards will lapse as of the date of the Change in Control;

            (iv)  All terms and conditions of all Restricted Stock Units then outstanding shall be deemed satisfied, all restrictions on those Restricted Stock Units will lapse and the Restricted Stock Units shall be immediately payable as of the date of the Change in Control; and

             (v)  All performance criteria shall be deemed to have been attained and all Performance Awards then outstanding shall be deemed to have been fully earned and to be immediately payable as of the date of the Change in Control.

         Notwithstanding the foregoing, with respect to each Benefit that is subject to Code Section 409A, if a Change in Control would have occurred under the Program but such Change in Control does not also qualify as a "change in control event" (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)), then each such Benefit shall become vested and non-forfeitable; provided, however, that the Grantee shall not be able to exercise the Benefit, and the Benefit shall not become payable, except in accordance with the terms of such Benefit or until such earlier time as the exercise and/or payment complies with Code Section 409A.

         (b)    Determination of Occurrence of a Change in Control.

         A "Change in Control" shall be deemed to have occurred on the earliest of the following dates:

              (i)  The date any Person is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (iii) below; or

             (ii)  The date the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

            (iii)  The date on which there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation or other entity, other than (a) a merger or consolidation (I) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a Subsidiary, the ultimate parent thereof and (II) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its

Abbott Laboratories      Exhibit B-7

  Affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities; or

            (iv)  The date the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, in substantially the same proportions as their ownership of the Company immediately prior to such sale.

         Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

         For purposes of this Program: "Affiliate" shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act; "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act; "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and as used in Section 13(d) and 14(d) thereof and the rules thereunder, except that such term shall not include (1) the Company or any of its Subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company; and "Subsidiary" shall mean any corporation, partnership, joint venture or business trust, fifty percent (50%) or more of the control of which is owned, directly or indirectly, by the Company.

         (c)    Assumption of Benefits.

         In the event that, in connection with a Change in Control, outstanding Benefits under the Program are either assumed or converted into substituted Benefits, each such assumed or substituted Benefit shall continue to be subject to the same terms and conditions to which it was subject immediately prior to the transaction resulting in the assumption or substitution.

         (d)    Grantee Election in Certain Transactions.

         Upon a Change in Control in which the outstanding Shares are changed into, or exchanged for, property (including cash) other than solely stock or securities of the Company or another corporation (disregarding, for this purpose, cash paid in lieu of fractional shares), each Grantee may elect to receive, immediately following such Change in Control in exchange for cancellation of any Option or Stock Appreciation Right held by such Grantee immediately prior to the Change in Control, a cash payment, with respect to each Share subject to such Option or right, equal to the difference between the value of consideration (as determined by the Committee) received by the shareholders for a Share in the Change in Control, less any applicable purchase price.

14.    GENERAL PROVISIONS.

         (a)    Nontransferability, Deferrals and Settlements.    Unless otherwise determined by the Committee or provided in a Benefit Agreement, Benefits shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative. Notwithstanding the foregoing, any transfer of Benefits to independent third parties for cash consideration without shareholder approval is prohibited. Any Benefit shall be null and void and without effect upon any attempted assignment or transfer, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce, trustee process or similar process, whether legal or equitable, upon such Benefit. With respect to Benefits other than Options, the Committee may require or permit Grantees to elect to defer the issuance of Shares (with settlement in cash or Shares as may be determined by the Committee or elected by the Grantee in accordance with procedures established by the Committee), or the settlement of Benefits in cash under such rules and procedures as established under the Program to the extent that such deferral complies with Code Section 409A and any Treasury Regulations or guidance promulgated thereunder. It may also provide that such deferred settlements include the payment or crediting of interest, dividends or dividend equivalents on the deferral amounts.

         (b)    No Right to Continued Employment, etc.    Nothing in the Program or in any Benefit granted or any Benefit Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Company, any Subsidiary or to be entitled to any remuneration or benefits

Exhibit B-8      Abbott Laboratories

not set forth in the Program or such Benefit Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee's employment or service.

         (c)    Sale of Subsidiary.    For all purposes hereunder, except as otherwise provided by the Committee, a Grantee's employment or service with a Subsidiary shall be deemed to be terminated on the day such entity ceases to be a Subsidiary of the Company.

         (d)    Taxes.    The Company shall be entitled to withhold, or require a participant to remit to the Company, the amount of any tax attributable to any amount payable or shares deliverable under the Program. The Company may defer making payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction, and the Company shall have no liability to any participant for exercising the foregoing right. The Committee may, in its sole discretion and subject to such rules as it may adopt, permit or require a Grantee to pay all or a portion of the federal, state and local taxes (in U.S. or non-U.S. jurisdictions), including social security and Medicare withholding tax, arising in connection with the receipt or exercise of any Benefit by, without limitation: (i) having the Company withhold Shares, (ii) tendering Shares received in connection with such Benefit back to the Company, (iii) delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld, (iv) selling Shares issued pursuant to such Benefit and having the Company withhold from proceeds of the sale of such Shares, (v) having the Company or a Subsidiary, as applicable, withhold from any cash compensation payable to the Grantee, or (vi) requiring the Grantee to repay the Company or Subsidiary, in cash or in Shares, for taxes paid on the Grantee's behalf.

         (e)    Amendment and Termination.    The Program may be amended or terminated at any time by action of the Board. However, no amendment may, without shareholder approval: (i) increase the aggregate number of Shares available for Benefits (except to reflect an event described in Section 4(e)); (ii) extend the term of the Program; or (iii) change or add a category or categories of individuals who are eligible to participate in the Program. If the Program is not, within twelve months of the Effective Date, approved by a majority of the shares voted at a regular or special meeting of the Company's shareholders, the Program will terminate and all Benefits made under it will be canceled. No amendment or termination of the Program (other than termination under Section 14(f) below) may materially and adversely modify any person's rights under the express terms and conditions of an outstanding Benefit without such person's written consent, except that the Committee may amend the Program in accordance with Section 10 above, or to qualify for or comply with any tax or regulatory requirement for which or with which the Board or Committee deems it necessary or desirable to qualify or comply including, without limitation, pursuant to Section 14(m) hereof.

         (f)    Duration of Program.    Unless earlier terminated by the Board pursuant to the provisions of the Program, the Program shall expire on the tenth (10th) anniversary of its Effective Date. No Benefits shall be granted under the Program after such date.

         (g)    No Rights to Benefits; No Shareholder Rights.    No individual shall have any claim to be granted any Benefit under the Program, and there is no obligation for uniformity of treatment of Grantees. No individual shall have any right to a Benefit or to payment or settlement under any Benefit unless and until the Committee or its designee shall have determined that a Benefit or payment or settlement is to be made. Except as provided specifically herein, a Grantee or a transferee of a Benefit shall have no rights as a shareholder with respect to any Shares covered by the Benefit until the date of the issuance of such Shares.

         (h)    Unfunded Status of Benefits.    The Program is intended to constitute an "unfunded" plan for purposes of incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to a Benefit, nothing contained in the Program or any Benefit shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

         (i)    No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to the Program or any Benefit. The Committee shall determine whether cash, other Benefits, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

         (j)    Regulations and Other Approvals.    The obligation of the Company to sell or deliver Shares with respect to any Benefit shall be subject to all applicable laws, rules and regulations, including all applicable securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

         (k)    Listing, Registration or Qualification of Shares.    Each Benefit is subject to the requirement that, if at any time the Committee determines, in its sole discretion, that the listing, registration or qualification of Shares issuable pursuant to the Program is required by any securities exchange or under any state or federal law (or

Abbott Laboratories      Exhibit B-9

corresponding requirements under applicable laws in non-U.S. jurisdictions), or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of a Benefit or the issuance of Shares, no such Benefit shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

         (l)    Restricted Securities.    If the disposition of Shares acquired pursuant to the Program is not covered by a then current registration statement under the Securities Act of 1933 (the "Securities Act"), and is not otherwise exempt from such registration, then such Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder and the Committee may require a Grantee receiving Shares pursuant to the Program, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such Grantee is acquired for investment only and not with a view to distribution.

         (m)    Section 409A.    To the extent applicable, the Program and Benefit Agreements shall be interpreted in accordance with Section 409A of the Code and Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such Treasury Regulations or other guidance that may be issued after the date the Program became effective (collectively, "Code Section 409A"). Notwithstanding any provision of the Program, to the extent that any Benefit would be subject to Code Section 409A, no such Benefit may be granted if it would fail to comply with the requirements set forth in Code Section 409A. To the extent that the Committee determines that the Program or any Benefit is subject to Code Section 409A and fails to comply with or be exempt from the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Program or in any Benefit Agreement, the Committee reserves the right to amend or terminate the Program and/or amend, restructure, terminate or replace the Benefit, without the consent of the Grantee, to cause the Benefit to either be exempt from Code Section 409A or to comply with the applicable provisions of such section. Further, notwithstanding anything to the contrary contained in the Program, to the extent permitted by and in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v)(C)(1), the Committee may extend the maximum term of an Option or Stock Appreciation Right as may be necessary to allow for the exercise of such Option or Stock Appreciation Right for up to thirty days following a period during which the exercise would have violated an applicable Federal, state, local or foreign law. In addition, to the extent a Benefit subject to Code Section 409A is payable upon a termination of employment or service with the Company and its Subsidiaries, such termination shall be deemed to have occurred under the Program with respect to such Benefit on the first day on which an individual has experienced a "separation from service" within the meaning of Code Section 409A; further, with respect to any such Benefit, if the Grantee is one of the Company's "specified employees" under Code Section 409A at the time of the Grantee's separation from service, any payment that otherwise would be made to such Grantee during the first six (6) months on or following his or her separation from service shall not be made until the date that is six (6) months and one (1) day after such separation from service, except to the extent that earlier payment would not result in such Grantee's incurring interest or additional tax under Code Section 409A.

         (n)    No Representations or Covenants with respect to Tax Qualification.    Although the Company may endeavor to (i) qualify an Benefit for favorable or specific tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Code Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Program, including Section 14(m) hereof, notwithstanding. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Benefits under the Program. Nothing in this Program or in a Benefit Agreement shall provide a basis for any person to take any action against the Company or any Subsidiary based on matters covered by Section 409A of the Code, including the tax treatment of any Benefits, and neither the Company nor any Subsidiary will have any liability under any circumstances to the Grantee or any other party if the Benefit that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Committee with respect thereto.

         (o)    Recoupment Policy.

         Any Benefit granted pursuant to this Program is subject to the terms and conditions of the Abbott Laboratories Recoupment Policy, as amended from time to time (the "Policy"), solely in its application to an employee whom the Company has determined, in accordance with its regular practice, is an "officer" as defined under Section 16 of the Exchange Act. Any Benefit (including Benefits that have vested) shall be subject to any recoupment that is required under applicable laws, rules, regulations, or stock exchange listing standards.

         (p)    Governing Law.    The Program and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Illinois without giving effect to the conflict of laws principles thereof. Each participant hereby consents to the exclusive jurisdiction of the federal courts in and the state courts of the State of

Exhibit B-10      Abbott Laboratories

Illinois in any dispute concerning or relating to the application of the Policy to the Program or any awards granted thereunder. If the Company prevails in all material respects in any such dispute, the Company shall be entitled to recover its reasonable legal fees and expenses incurred in connection with such dispute.

         (q)    Construction.    Any reference in the Program to any law, statute, rule, regulation, or official guidance thereunder, shall be construed as a reference to such law, statute, rule, regulation, or official guidance, as the same may be amended, from time to time, or any successor provision to such law, statute, rule, regulation or official guidance.

         (r)    Effective Date.    This Program shall become effective as of April 28, 2017 (the "Effective Date"), subject to the approval of the shareholders of the Company.

15.    DEFINITIONS.    For purposes of the Program, the following terms shall be defined as set forth below:

         (a)    "Benefit" means a grant under the Program of any of the types of awards described in Section 5(a), and where the context so requires in Section 4, includes grants of awards under the Prior Program.

         (b)   "Benefit Agreement" means any written agreement, contract, or other instrument or document evidencing the terms and conditions of a Benefit.

         (c)    "Board" means the Board of Directors of the Company.

         (d)   "Change in Control" has the meaning ascribed to it in Section 13.

         (e)    "Code" means the Internal Revenue Code of 1986 as amended. All references herein to specific sections of the Code shall include any successor provisions of the Code or corresponding sections of any future U.S. federal tax code.

         (f)    "Committee" has the meaning ascribed to it in Section 2.

         (g)   "Company" or "Abbott" means Abbott Laboratories, a corporation organized under the laws of the State of Illinois, or any successor corporation.

         (h)   "Covered Employee" has the meaning ascribed to it in Code Section 162(m)(3).

         (i)    "Effective Date" has the meaning ascribed to it in Section 14(r).

         (j)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (k)   "Executive Vice President, Human Resources" means the Company's Executive Vice President, Human Resources, or the individual holding the equivalent duties and responsibilities.

         (l)    "Fair Market Value" means, with respect to Shares or other property, the fair market value of such Share or other property determined by such methods or procedures as shall be established from time to time by the Committee.

         (m)  "Full Value Award" means any Benefit, other than an Option or Stock Appreciation Right, which Benefit is settled in Shares.

         (n)   "Grantee" means a person who, as a Non-Employee Director of the Company or an employee of the Company or a Subsidiary of the Company, or a beneficiary or estate of such person, has been granted a Benefit.

         (o)   "Non-Employee Director" means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

         (p)   "Option" means a contractual right, granted to a Grantee to purchase Shares at a specified price during a specified period. Options granted under the Program are not intended to be "incentive stock options" within the meaning of Code Section 422.

         (q)   "Other Share-Based Award" means a Benefit granted to a Grantee pursuant to Section 9, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares.

         (r)    "Performance Award" has the meaning ascribed to it in Section 8.

         (s)    "Performance Goals" has the meaning ascribed to it in Section 8.

         (t)    "Prior Program" means the Abbott Laboratories 2009 Incentive Stock Program.

         (u)   "Program" means this Abbott Laboratories 2017 Incentive Stock Program, as amended from time to time.

Abbott Laboratories      Exhibit B-11

         (v)    "Restricted Stock" or "Restricted Stock Award" means Shares awarded to a Grantee under Section 7(a), without payment, as compensation for services to the Company or its Subsidiaries, that are subject to vesting restrictions, which may include the attainment of specified Performance Goals.

         (w)   "Restricted Stock Unit" means a contractual right to receive a number of Shares or an amount of cash equal to the value of that number of Shares corresponding to the number of units granted to a Grantee, without payment, as compensation for services to the Company or its Subsidiaries, which right may be subject to vesting restrictions including the attainment of Performance Goals.

         (x)    "Shares" means common shares of the Company.

         (y)    "Stock Appreciation Right" means an Other Share-Based Award, payable in cash or Shares, that entitles a Grantee upon exercise to the excess of the Fair Market Value of the Shares underlying the Benefit over a base price established by the Committee in respect of such Shares.

         (z)    "Subsidiary" has the meaning ascribed to it in Section 13(b).

         (aa)  "Treasury Regulations" means the Federal tax regulations promulgated by the United States Department of Treasury; any reference in the Program to a specific Treasury Regulation shall include any successor provision.

Exhibit B-12      Abbott Laboratories

EXHIBIT C

Abbott Laboratories 2017 Employee Stock Purchase Plan for Non-U.S. Employees (Item 6 on Proxy Card)

1.    Introduction.    On February 17, 2017, the Board adopted this amended and restated Plan, which shall govern all grants of purchase rights on or after August 1, 2017, provided that shareholders of Abbott Laboratories approve the Plan. For the terms and conditions of the Plan applicable to purchase rights granted prior to August 1, 2017, refer to the version of the Plan in effect as of the date such purchase rights were granted. The purpose of the Plan is to provide an opportunity for non-U.S. Employees of Subsidiaries to purchase Common Shares of Abbott Laboratories and thereby to have the opportunity to share in its growth. The Plan is not intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended.

2.    Definitions.    When used herein, the following words and terms shall have the meanings set forth below, unless a different meaning clearly is required by the context. Whenever appropriate, words used in the singular shall be deemed to include the plural, and vice versa, and the masculine gender shall be deemed to include the feminine gender, unless a different meaning clearly is required by the context.

         2.1   "Administrator" shall mean the Compensation Committee of the Board or any other committee as the Board may designate from time to time in its sole discretion.

         2.2   "Board" shall mean the Board of Directors of the Company.

         2.3   "Common Share" shall mean a Common Share, no par value, of the Company.

         2.4   "Company" shall mean Abbott Laboratories, an Illinois corporation.

         2.5   "Eligible Compensation" shall mean the basic rate of cash remuneration of an Employee as it appears on the books and records of the Employee's Employer for services rendered. To the extent permitted by applicable law, each Employer with the approval of the Administrator shall have the authority to determine what constitutes the basic rate of cash remuneration for purposes of the definition of "Eligible Compensation," consistent with local custom and past practice.

         2.6   "Employee" shall mean an individual who is classified as an employee by an Employer in its sole discretion on its payroll records and who is ineligible to participate in the Abbott Laboratories Stock Retirement Plan. "Employee" shall include a full-time employee and a permanent part-time employee of an Employer. For all purposes hereunder, except as otherwise provided by the Administrator, a Participant's employment or service with an Employer shall be deemed to be terminated on the day such entity ceases to be a Subsidiary of the Company.

         2.7   "Employer" shall mean each Subsidiary that has been designated by the Administrator or its delegate as eligible to participate in the Plan with respect to its Employees.

         2.8   "Enrollment Period" shall mean such period of time, as determined by each Employer in its sole discretion, preceding an Offering Date during which an Employee may enroll in the Plan.

         2.9   "Fair Market Value" of a Common Share shall mean the closing price of a single Common Share reported in the New York Stock Exchange Composite Transactions on the relevant date, or, if no sale shall have been reported on that date, the closing price reported in the New York Stock Exchange Composite Transactions on the last preceding day on which there was a sale.

         2.10 "IVR" shall mean interactive voice response system.

         2.11 "Offering Date" shall mean the first business day of each Purchase Cycle.

         2.12 "Participant" shall mean an Employee who elects to participate in the Plan in accordance with Section 4 of the Plan.

         2.13 "Plan" shall mean the Abbott Laboratories 2017 Employee Stock Purchase Plan for Non-U.S. Employees, as amended from time to time. Prior to being renamed effective as of August 1, 2017, it was known as the Abbott Laboratories 2009 Employee Stock Purchase Plan for Non-U.S. Employees (the "2009 Plan").

         2.14 "Purchase Date" shall mean the last business day of each Purchase Cycle, or such other date as may be established by the Administrator pursuant to Section 9.2(b) or Section 11.2.

Abbott Laboratories      Exhibit C-1

         2.15 "Purchase Cycle" shall mean each six-month period, or such other period as determined by the Administrator in its sole discretion pursuant to Section 5.2.

         2.16 "Subsidiary" shall mean any corporation, partnership, joint venture, business trust or other entity 50% or more of the voting stock or control of which is owned, directly or indirectly, by the Company.

         2.17 "U.S." shall mean the United States of America.

3.    Eligibility.    Any person who is an Employee during the Enrollment Period, other than an officer or director of the Company, shall be eligible to enroll and participate in the Plan. Notwithstanding the foregoing, the Administrator or, to the extent permitted by applicable law, each Employer may prospectively condition participation by an Employee upon a period of service with such Employer.

4.    Participation and Withdrawal.

         4.1    Enrollment.    An eligible Employee may become a Participant with respect to an upcoming Purchase Cycle by filing with his Employer during the Enrollment Period preceding the Offering Date a completed authorization and enrollment form, or by following an IVR, electronic or other enrollment process as prescribed by his Employer. Unless otherwise determined by his Employer, an eligible Employee who fails to follow the prescribed procedures to enroll in the Plan on or before the enrollment deadline for such Offering Date shall not participate in the Plan with respect to that Purchase Cycle, but instead may participate in the next following Purchase Cycle. Under procedures established by his Employer, a Participant's authorization and enrollment form shall continue in effect from one Purchase Cycle to the next, unless the Participant suspends his payroll deductions or contributions or discontinues his participation in accordance with Section 4.3. Notwithstanding the foregoing, an Employer may permit a new Employee who commences employment as a result of a merger, acquisition, purchase of assets or business, spin-off, or other corporate transaction involving the Employer, to become a Participant during the Purchase Cycle in which he becomes a new Employee, in accordance with such procedures and enrollment process as prescribed by the Employer.

         4.2    Payroll Deductions/Contributions.

                 (a)    An eligible Employee may authorize payroll deductions at the rate of 1% to 10% (or such other maximum percentage as specified by the Administrator), in whole percentages only, of the Employee's Eligible Compensation. Where payroll deductions are prohibited under local law, an Employer may permit its Employees to contribute to the Plan by an alternative method of contribution, including (but not limited to) personal checks or direct debits from personal banking accounts. Payroll deductions or contributions shall commence as of the Offering Date and as soon as administratively practicable following the date on which the eligible Employee completes the enrollment process, subject to any approvals or other requirements under local law. Each Employer may use the payroll deductions or contributions of its Participants for any corporate purpose, except where prohibited by local law. Neither the Company nor the Employer shall be obligated to segregate such payroll deductions or contributions, except as required by local law.

                 (b)   Each Employer shall maintain a separate bookkeeping account, or other type of account if required by local law, for each of its Employees who participate in the Plan and shall credit to that account all payroll deductions or contributions made by or on behalf of the Employee pursuant to Section 4.2(a). No interest shall be paid or credited to the account of any Participant except where required by local law.

                 (c)    Unless otherwise prohibited under local law or unless alternative procedures are established by the Administrator in its sole discretion, each Employer shall convert the payroll deductions or contributions of its Participants paid in non-U.S. currency into U.S. dollars as soon as reasonably practicable following the applicable payroll deduction date. Each Employer shall hold such amounts in U.S. dollars until the end of the applicable Purchase Cycle when such amounts shall be forwarded to the Company for the purchase of Common Shares for Participants on the Purchase Date.

                 (d)   Subject to Section 4.2(a) and such other limitations and requirements, if any, as prescribed by his Employer, a Participant may prospectively increase or decrease the rate of payroll deductions or contributions at any time by filing a new authorization with his Employer or by following IVR, electronic or other procedures prescribed by his Employer. Such increase or decrease shall become effective as of the next Purchase Cycle. If a Participant fails to follow such procedures to change the rate of payroll deductions or contributions, the rate of payroll deductions or contributions shall remain unchanged at the originally elected rate throughout the Purchase Cycle and future Purchase Cycles, unless reduced to reflect a change by the Administrator in the maximum permissible rate.

         4.3    Suspension of Payroll Deductions/Contributions or Discontinuance of Participation.

                 (a)    Under procedures established by his Employer, a Participant may suspend payroll deductions or contributions, or discontinue participation under the Plan, at any time during a Purchase Cycle by completing and

Exhibit C-2      Abbott Laboratories

filing an authorization form with his Employer, or by following IVR, electronic or other procedures prescribed by his Employer. Such suspension or discontinuance shall become effective as soon as administratively practicable.

                 (b)   Upon the suspension of payroll deductions or contributions during a Purchase Cycle, the amount credited to the Participant's account as of the date of suspension shall be used to purchase Common Shares pursuant to Section 6 of the Plan. A Participant who suspends payroll deductions or contributions during a Purchase Cycle shall not be entitled to participate in any future Purchase Cycle and shall have no additional amounts withheld or contributed until he completes a new authorization with his Employer for a subsequent Purchase Cycle or otherwise complies with his Employer's enrollment process in accordance with the enrollment procedures set forth in Section 4.1.

                 (c)    Upon the Participant's discontinuation of participation during a Purchase Cycle, the amount credited to the Participant's account shall be refunded as soon as administratively practicable without interest (unless otherwise required by local law). Such Participant shall be ineligible to participate in the Plan until he re-enrolls in the Plan for a subsequent Purchase Cycle in accordance with the enrollment procedures set forth in Section 4.1.

         4.4    Termination of Employment.    If a Participant terminates employment with his Employer for any reason (including death, disability or retirement) prior to the expiration of a Purchase Cycle, the Participant's participation in the Plan shall immediately terminate, and the amount credited to the Participant's account shall be refunded to the Participant or the Participant's estate without interest (unless otherwise required by local law) as soon as administratively practicable. Each Employer in its discretion shall determine whether its Employees have terminated employment for purposes of the Plan, and such determinations shall be final and binding on all parties. Each Employer also may establish rules regarding when a leave of absence or other changes of employment status will be considered to be a termination of employment with respect to its Employees for purposes of the Plan.

5.    Offering.

         5.1    Authorized Shares.    Subject to adjustment pursuant to Section 8 of the Plan, the maximum number of Common Shares that may be issued pursuant to the Plan shall be Fifteen Million (15,000,000) shares, which includes the number of Common Shares that remain available for future issuance, as of the date the shareholders of the Company approve the Plan, under the 2009 Plan. Such shares may be authorized but unissued shares, treasury shares, shares purchased on the open market, or a combination of each, as determined from time to time by the Board. If any purchase right granted shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to that purchase right shall again become available for purposes of the Plan. If on any Purchase Date the number of shares otherwise purchasable by Participants is greater than the number of shares then remaining available under the Plan, the Administrator shall allocate the available shares among the Participants in such manner as it deems appropriate in its sole discretion. To the extent permitted under applicable stock exchange rules, shares may be purchased pursuant to a formula under sub-plans without regard to the limits of this Section 5.1.

         5.2    Purchase Cycles.    Unless otherwise determined by the Administrator, including with respect to a particular jurisdiction, Subsidiary, or sub-plan: (a) the duration of each Purchase Cycle shall be six consecutive calendar months; (b) each Purchase Cycle shall commence on January 1 or July 1; and (c) subsequent Purchase Cycles shall run consecutively after each preceding Purchase Cycle. Except where prohibited by applicable law, the Administrator shall have the power to make any such changes without Board approval, and without regard to the expectations of any Participants; provided, however, that the Company and/or Employer shall notify Participants of any such change at least 30 days before such change becomes effective.

         5.3    Grant of Purchase Right.    On each Offering Date, each Participant who has timely enrolled in a Purchase Cycle in accordance with Section 4.1 shall be granted the right to purchase that number of Common Shares which may be purchased with the balance credited to the Participant's account as of the applicable Purchase Date.

         5.4    Purchase Cycle Limitation.    Notwithstanding any other provision of the Plan to the contrary, no Participant may contribute more than the equivalent in local currency of US$12,500 during each Purchase Cycle towards the purchase of Common Shares under the Plan. Any amounts contributed in excess of this limitation shall be carried over to the immediately following Purchase Cycle, or shall be refunded to the Participant, as the Employer in its sole discretion shall determine.

6.    Purchase of Shares.

         6.1    Automatic Purchase of Shares.    Unless a Participant has previously ceased participation in the Plan during a Purchase Cycle, a Participant's purchase right shall be automatically exercised on each Purchase Date to purchase that number of full Common Shares which the balance credited to the Participant's account shall entitle him to purchase. Any cash remaining in a Participant's account after the purchase of Common Shares may, unless otherwise determined by the Administrator, be applied to purchase a notional interest in a fractional Common Share, and shall

Abbott Laboratories      Exhibit C-3

remain in the Participant's account. Upon distribution of a Participant's account, any interest in a fractional Common Share will be paid in cash.

         6.2    Purchase Price.    The purchase price for a single Common Share for each Purchase Cycle shall be 85% of the lesser of: (a) the Fair Market Value of a Common Share on the Offering Date; and (b) the Fair Market Value of a Common Share on the Purchase Date.

7.    Payment and Delivery.

         7.1    Direct Deposit of Shares.    Unless and until otherwise determined by the Administrator, all Common Shares purchased under the Plan on the Purchase Date shall be deposited directly into an account established in the name of each Participant with a broker or agent designated by the Administrator. Upon the purchase and allocation of Common Shares, each Employer shall deliver (by electronic or other means) to its Participants a record of the Common Shares credited to the Participant's account. The Administrator may authorize the broker or agent to utilize electronic or automated methods of share transfer for these purposes.

         7.2    Mandatory Retention of Shares.    Before the commencement of any Purchase Cycle, the Administrator may require that: (a) any Common Shares purchased under the Plan during such Purchase Cycle be retained with a designated broker or agent for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to restrict transfer of such Common Shares; and/or (b) Common Shares purchased under the Plan automatically participate in a dividend reinvestment plan or program maintained by the Company.

         7.3    Fully-Paid and Non-Assessable.    The Company shall retain the amount of payroll deductions or contributions transmitted by each Employer and used to purchase Common Shares as full payment for the Common Shares, and the Common Shares shall then be fully paid and non-assessable.

         7.4    No Voting or Dividend Rights.    No Participant shall have any voting, dividend, or other shareholder rights with respect to Common Shares subject to any purchase right under the Plan until the Common Shares have been purchased and delivered to the Participant or into an account for the benefit of the Participant, as provided in this Section 7.

8.    Recapitalization.

         8.1    In General.    If after the grant of a purchase right, but prior to the purchase of Common Shares with respect to a particular Purchase Cycle, there is any increase or decrease in the number of outstanding Common Shares because of a stock split, stock dividend, combination or recapitalization, the Administrator in its sole discretion shall make any such substitution or adjustment, if any, as it deems appropriate, with respect to: (a) the maximum number and kind of Common Shares specified in Section 5.1; (b) the purchase price per Common Share and the number of Common Shares covered by each outstanding purchase right; and (c) any other limitations provided under this Plan. The Administrator shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

         8.2    Adjustments.    In the event the Company effects one or more reorganizations, recapitalizations, spinoffs, split-ups, rights offerings or reductions of its outstanding Common Shares, the Administrator in its sole discretion may make any such substitution or adjustment, if any, as it deems appropriate, with respect to: (a) the number and kind of shares specified in Section 5.1, (b) the purchase price per Common Share and the number of Common Shares covered by each outstanding purchase right, and (c) any other limitations provided under this Plan.

         8.3    Binding Decisions.    The determinations of the Administrator under this Section 8 shall be conclusive and binding on all parties.

9.    Merger, Liquidation, Other Company Transactions.

         9.1    Liquidation or Dissolution.    In the event of the proposed liquidation or dissolution of the Company, the Purchase Cycle then in progress shall terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless otherwise provided by the Administrator in its sole discretion, and all outstanding purchase rights shall automatically terminate and the amounts of all payroll deductions or employee contributions will be refunded without interest (unless otherwise required under local law) to the Participants as soon as reasonably practicable.

         9.2    Sale or Merger.    In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another entity, then in the sole discretion of the Administrator: (a) each purchase right shall be assumed, or an equivalent purchase right shall be substituted, by the successor corporation or parent or subsidiary of such successor corporation; or (b) a new Purchase Date shall be

Exhibit C-4      Abbott Laboratories

established by the Administrator on or before the date of consummation of such merger, consolidation or sale, and all outstanding purchase rights shall be automatically exercised on such new date.

10.    Transferability.    Purchase rights granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and are exercisable during the Participant's lifetime only by the Participant. Any attempted assignment, transfer, pledge, or other disposition of a purchase right hereunder shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 4.3 of the Plan.

11.    Amendment or Termination of the Plan.

         11.1    Term of Plan.    The Plan shall continue until July 31, 2027, unless previously terminated in accordance with Section 11.2.

         11.2    Amendment and Termination.    The Board may amend the Plan from time to time as it deems desirable in its sole discretion without approval of the shareholders of the Company, except to the extent shareholder approval is required by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, applicable New York Stock Exchange or other stock exchange rules, or other applicable laws or regulations. The Board may terminate or suspend the Plan at any time in its sole discretion, including shortening a Purchase Cycle and establishing a new Purchase Date for such Purchase Cycle for some or all Participants in connection with a spin-off or other similar corporate event. The termination, suspension or amendment of the Plan shall not alter or impose rights or obligations under any purchase right theretofore granted under the Plan in any material adverse way without the consent of the affected Participants, unless such termination, suspension or amendment is necessary or advisable to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, including, without limitation, pursuant to Section 18 hereof.

12.    Administration.    The Administrator shall have the power, authority and responsibility for the day-to-day administration of the Plan, the power, authority and responsibility specifically provided in this Plan, and any additional duties and responsibilities approved by the Board. To the extent permitted under applicable law, the Administrator may delegate its power, authority and responsibilities under the Plan to one or more officers of the Company at any time in its sole discretion. The Administrator and, to the extent permitted under applicable law, its delegate, shall have full power and authority to promulgate any rules and regulations which are deemed necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to correct any defect or supply any omission or reconcile any inconsistency in the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as deemed necessary or advisable. Decisions of the Administrator and, where applicable, its delegate, shall be final and binding upon all Participants. The Company shall pay all reasonable expenses incurred in the administration of the Plan. Neither the Administrator nor any delegate of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any purchase right granted hereunder.

13.    Rules for Certain Jurisdictions.    Notwithstanding anything in the Plan to the contrary other than Section 11.1, the Administrator may, in its sole discretion: (a) amend or vary the terms of the Plan in order to conform such terms with the requirements of each jurisdiction where an Employer is located; (b) amend or vary the terms of the Plan in each jurisdiction where an Employer is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social security contributions for Participants and/or the Employer; or (c) amend or vary the terms of the Plan in a jurisdiction where the Employer is located as it considers necessary or desirable to meet the goals and objectives of the Plan. The Administrator may, where it deems appropriate in its sole discretion, establish one or more sub-plans for these purposes. Without limitation to the above, the Abbott Laboratories, Limited Employee Stock Purchase Plan and the Abbott Laboratories Employee Share Ownership Plan shall each constitute a sub-plan to the Plan. The Administrator may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such jurisdictions. The terms and conditions contained herein which are subject to variation in a jurisdiction shall be reflected in a written attachment to the Plan for each Employer in such jurisdiction, or shall be otherwise documented in such manner as may be prescribed by the Administrator. To the extent permitted under applicable law, the Administrator may delegate its authority and responsibilities under this Section 13 to one or more officers of the Company.

14.    Compliance with Legal and Exchange Requirements.    The Company shall not be under any obligation to issue Common Shares upon the exercise of any purchase right unless and until the Company has determined that: (a) it and the Participant have taken all actions required to register the Common Shares under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (b) any applicable listing requirement of any

Abbott Laboratories      Exhibit C-5

stock exchange on which the Common Shares are listed has been satisfied; and (c) all other applicable provisions of U.S. federal, state, local and applicable non-U.S. law have been satisfied.

15.    Governmental Approvals.    This Plan and the Company's obligation to sell and deliver shares of Common Shares under the Plan in any jurisdiction shall be subject to approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of Common Shares hereunder in such jurisdiction.

16.    No Enlargement of Employee Rights.    Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or an Employer or to interfere with the right of the Company or an Employer to discharge any Employee at any time. Any rights or benefits provided under this Plan shall not be considered part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service awards, pension, retirement or similar payments.

17.    Withholding Taxes.    In the event that the Company or an Employer is required to withhold any applicable taxes in respect of any compensation or other income realized by a Participant under the Plan, the Company or such Employer may deduct from any benefits of any kind otherwise due to such Participant, including without limitation the proceeds of any sale of Common Shares for the account of the Participant, the aggregate amount of such applicable taxes required to be withheld or, if such payments are insufficient to satisfy such applicable taxes, the Participant will be required to pay to the Company or such Employer, or make other arrangement satisfactory to the Company or such Employer regarding payment to the Company or such Employer of, the aggregate amount of any such taxes.

18.    Code Section 409A.    Notwithstanding any provision in the Plan to the contrary, if the Administrator determines that a purchase right granted under the Plan to a Participant who is subject to U.S. federal income tax may be subject to Section 409A of the Code or that any provision in the Plan would cause such a purchase right under the Plan to be subject to Section 409A of the Code, the Administrator may amend the terms of the Plan and/or of the outstanding purchase right or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant's consent, to exempt the outstanding purchase right or future purchase right that may be granted under the Plan from, or to allow any such purchase rights to comply with Section 409A of the Code, provided that any such amendment or action by the Administrator would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the purchase right under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that any purchase right under the Plan is compliant with Section 409A of the Code.

19.    Governing Law.    This Plan shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles. Each sub-plan established pursuant to Section 13 of the Plan shall be governed by and construed in accordance with the laws of the applicable jurisdiction, unless otherwise provided in such sub-plan document.

20.    Severability.    If any provision of the Plan shall be held illegal or invalid in any jurisdiction, such illegality or invalidity shall not affect the remaining provisions of the Plan in such jurisdiction, or any provision of the Plan in any other jurisdiction, and the Plan shall be construed and applied in such jurisdiction as if the invalid provision had never been contained herein.

21.    Effective Date.    This amended and restated Plan shall be effective August 1, 2017, subject to the approval of the shareholders of the Company.

Exhibit C-6      Abbott Laboratories

ANNEX I

NON-GAAP RECONCILIATION OF FINANCIAL INFORMATION

Abbott uses various non-GAAP financial measures to adjust for factors that are unusual or unpredictable, such as cost reduction initiatives, restructuring programs, integration activities and other business acquisition-related costs, separation activities, and favorable adjustments to tax expense as a result of the resolution of tax positions from a previous year. These non-GAAP financial measures also exclude intangible amortization expense to provide greater visibility on the results of operations excluding these costs, similar to how Abbott's management internally assesses performance.

Abbott's management believes the presentation of these non-GAAP financial measures provides useful information to investors regarding Abbott's results of operations as these non-GAAP financial measures allow investors to better evaluate ongoing business performance. Abbott's management also uses these non-GAAP financial measures internally to monitor performance. Abbott, however, cautions investors to consider these non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Abbott Laboratories and Subsidiaries
Non-GAAP Reconciliation of Financial Information From Continuing Operations
Fiscal Year Ended December 31, 2016 and 2015
(in millions, except per share data)
(Unaudited)

	2016
	As Reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization	$550	$(550)	—
Gross Margin	11,279	661	$11,940	57.3%
R&D	1,422	(77)	1,345	6.5%
SG&A	6,672	(249)	6,423	30.8%
Interest expense, net	332	(240)	92
Net foreign exchange (gain) loss	495	(480)	15
Other (Income) Expense, Net	945	(910)	35
Earnings from Continuing Operations before taxes	1,413	2,617	4,030
Taxes on Earnings from Continuing Operations	350	399	749
Net Earnings from Continuing Operations	1,063	2,218	3,281
Diluted Earnings per Share from Continuing Operations	$0.71	$1.49	$2.20

Specified items reflect intangible amortization expense of $550 million, an adjustment to the equity investment in Mylan of $947 million, the impact of the foreign exchange loss in Venezuela of $480 million, and other expenses of $640 million, primarily associated with acquisitions, including bridge facility fees, and charges related to cost reduction initiatives and other expenses and the recognition of approximately $70 million of deferred taxes associated with the sale of AMO that was pending at year-end, partially offset by a net tax benefit of approximately $225 million, primarily as a result of the resolution of various tax positions from prior years.

Abbott Laboratories      Annex I-1

	2015
	As Reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization	$601	$(601)	—
Gross Margin	11,057	755	$11,812	57.9%
R&D	1,405	(85)	1,320	6.5%
SG&A	6,785	(272)	6,513	31.9%
Other (Income) Expense, Net	(281)	288	7
Earnings from Continuing Operations before taxes	3,183	824	4,007
Taxes on Earnings from Continuing Operations	577	172	749
Net Earnings from Continuing Operations	2,606	652	3,258
Diluted Earnings per Share from Continuing Operations	$1.72	$0.43	$2.15

Specified items reflect intangible amortization expense of $601 million and other expenses of $510 million, primarily associated with cost reduction initiatives and acquisitions, partially offset by a gain on the sale of a portion of Abbott's position in Mylan N.V. stock of $207 million and a decrease in the fair value of contingent consideration related to a business acquisition.

The calculations of Adjusted Return on Assets and Adjusted Return on Equity reflect Adjusted Net Earnings from Continuing Operations. The calculation of Adjusted Return on Equity also excludes the impact of foreign exchange on equity relative to the goal target.

Annex I-2      Abbott Laboratories

Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6400 U.S.A.

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
AND PROXY STATEMENT

MEETING DATE
APRIL 28, 2017

YOUR VOTE IS IMPORTANT Please sign and promptly return your proxy in the enclosed envelope or vote your shares by telephone or using the Internet.

If you plan to attend the meeting, please complete and return the Reservation Form directly to Abbott Laboratories, Annual Meeting Ticket Requests, H395 AP6C, 100 Abbott Park Road, Abbott Park, Illinois 60064-6048. Due to space limitations, Reservation Forms must be received before April 21, 2017. An admission card, along with a form of photo identification, admits one person. A shareholder may request two admission cards, but a guest must be accompanied by a shareholder.

To avoid a delay in the receipt of your admission card, do not return this form with your proxy card or mail it in the enclosed business envelope.

NNNNNNNNNNNN . + NNNNNN C 1234567890 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Important Notice Regarding the Availability of Proxy Materials for the Abbott Laboratories Annual Meeting of Shareholders to be Held on April 28, 2017 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the Annual Meeting of Shareholders are available on the Internet. Follow the instructions below to view the materials and vote online or request a paper copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at: www.investorvote.com/abt : Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 1: Go to www.investorvote.com/abt. Step 2: Click the icon on the right to view the current meeting materials. Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Paper Copy of the Proxy Materials – If you want to receive a paper copy of these documents, you must request one. There is no charge to you for this request. Please make your request as instructed on the reverse side of this Notice on or before April 17, 2017 to facilitate timely delivery. + C O Y 02IONB NNNNNNNNN Annual Meeting Notice1234 5678 9012 345 IMPORTANT ANNUAL MEETING INFORMATION

. Abbott Laboratories Annual Meeting of Shareholders will be held at 9:00 a.m. Central Time on April 28, 2017 at the corporation’s headquarters, 100 Abbott Park Road, at the intersection of Route 137 and Waukegan Road, Lake County, Illinois. Items to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR Items 1, 2, 3, 5 and 6, and with respect to Item 4 for 1 YEAR. 1. Election of 11 Directors: (01) R.J. Alpern, (02) R.S. Austin, (03) S.E. Blount, (04) E.M. Liddy, (05) N. McKinstry, (06) P.N. Novakovic, (07) W.A. Osborn, (08) S.C. Scott III, (09) D.J. Starks, (10) G.F. Tilton, and (11) M.D. White. Ratification of Ernst & Young LLP as auditors Say on Pay – An Advisory Vote to Approve Executive Compensation Say When On Pay - An Advisory Vote to Approve The Frequency of Shareholder Votes On Executive Compensation Approval of the Abbott Laboratories 2017 Incentive Stock Program Approval of the Abbott Laboratories 2017 Employee Stock Purchase Plan for Non-U.S. Employees 2. 3. 4. 5. 6. The Board of Directors recommends a vote AGAINST Item 7. 7.Shareholder Proposal – Independent Board Chairman PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you plan to attend the Annual Meeting of Shareholders, please complete and return the reservation form on the back cover of the proxy statement, which can be found online at www.investorvote.com/abt. Directions to the Abbott Laboratories 2017 Annual Meeting of Shareholders are available in the proxy statement, which can be viewed at www.investorvote.com/abt. Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of the current meeting materials, you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side of this notice when requesting a set of proxy materials. g Internet – Go to www.investorvote.com/abt. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. Email – Send an email to investorvote@computershare.com with “Proxy Materials Abbott Laboratories” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse side of this notice, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy of future meeting materials. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 17, 2017. g g 02IONB Annual Meeting Notice

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Telephone and Internet Voting Instructions - You can vote by telephone OR Internet! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. + To vote using the Telephone (within the USA, US territories & Canada) To vote using the Internet • Go to the following web site: www.investorvote.com/abt • Enter the information requested on your computer screen and follow the simple instructions. • Call toll free 1-800-652-VOTE (8683) in the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the simple instructions provided by the recorded message. 1. Election of 11 Directors Nominees: (01) R.J. Alpern, (05) N. McKinstry, (09) D.J. Starks, 1 Year 2 Years 3 Years Abstain (02) R.S. Austin, (06) P.N. Novakovic, (10) G.F. Tilton, (03) S.E. Blount, (07) W.A. Osborn, and (11) M.D. White (04) E.M. Liddy, (08) S.C. Scott III, 4. Say When On Pay - An Advisory Vote to Approve The Frequency of Shareholder Votes On Executive Compensation ForAgainst Abstain 5. Approval of the Abbott Laboratories 2017 Incentive Stock Program To Vote FOR All Nominees To WITHHOLD Vote From All Nominees To Vote FOR All Nominees, except withhold vote from the nominee(s) listed below 6. Approval of the Abbott Laboratories 2017 Employee Stock Purchase Plan for Non-U.S. Employees For Against Abstain 2. Ratification of Ernst & Young LLP as Auditors 3. Say on Pay – An Advisory Vote to Approve Executive Compensation ForAgainst Abstain 7. Shareholder Proposal – Independent Board Chairman MMMMIMF VOTIMNG BYMAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD. For address changes and/or comments please check this box and write them on the back where indicated. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND + MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 P C F 3 1 8 2 6 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02IOLD MMMMMMMMM The Board of Directors recommends that you vote AGAINST Item 7. The Board of Directors recommends that you vote FOR Items 1, 2, 3, 5 and 6, and with respect to Item 4 for 1 YEAR. Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Abbott Laboratories + SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, acknowledges receipt of the Notice and Proxy Statement dated March 17, 2017, in connection with the Annual Meeting of Shareholders of Abbott Laboratories to be held at 9:00 a.m. on April 28, 2017, at the corporation’s headquarters, and hereby appoints MILES D. WHITE and HUBERT L. ALLEN, or either of them, proxy for the undersigned, with full power of substitution, to represent and vote all shares of the undersigned upon all matters properly coming before the Annual Meeting or any adjournments thereof. If the undersigned is a participant in the Abbott Laboratories Stock Retirement Plan, then this card also instructs the plan’s Investment Committee to vote as specified at the 2017 Annual Meeting of Shareholders, and any adjournments thereof, all shares of Abbott Laboratories held in the undersigned’s plan account upon the matters indicated and in their discretion upon such other matters as may properly come before the meeting. INSTRUCTIONS: This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Items 1 and 2 and 3 and 5 and 6, AGAINST Item 7, and with respect to item 4 for 1 YEAR, and in accordance with the judgment of the proxy holders on any other matters that are properly brought before the meeting. Abbott’s proxy holders reserve the right to vote shares cumulatively in their sole discretion so that one or more of the nominees may receive fewer votes than other nominees (or no votes at all). Change of Address — Please print your new address below. Comments — Please print your comments below. (Important - Please sign and date below.) Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. Each joint tenant should sign; executors, administrators, trustees, etc. should give full title and, where more than one is named, a majority should sign. Please read other side before signing. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.